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HYPERDYNAMICS CORPORATION INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

As filed with the Securities and Exchange Commission on May 1, 2017

Registration No.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

HYPERDYNAMICS CORPORATION
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	1311 (Primary Standard Industrial Classification Code Number)	87-0400335 (I.R.S. Employer Identification Number)

12012 Wickchester Lane, Suite 475
Houston, Texas 77079
1-713-353-9400
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Ray Leonard, President and CEO
Hyperdynamics Corporation
12012 Wickchester Lane, Suite 475
Houston, Texas 77079
1-713-353-9400
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Barrett S. DiPaolo
Eleanor Osmanoff
CKR Law LLP
1330 Avenue of the Americas, 14th Floor
New York, NY 10019
1-212-259-7300

Approximate date of commencement of proposed sale to the public:
From time to time after the effective date of this registration statement.

           If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box.    ☒

           If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

           If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

           If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

           Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of "large accelerated filer," "accelerated filer," "smaller reporting company" and "emerging growth company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒ Emerging growth company ☐

           If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.    ☐

Calculation of Registration Fee

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee

Common stock, par value $0.001 per share	21,985,772	$1.605	$35,287,164	$4,089.78

(1)
Consists of (a) 20,750,629 shares of the registrant's common stock that may become issuable upon conversion of shares of the registrant's 1% Series A Convertible Preferred Stock as described herein and (b) 1,235,143 shares of the registrant's common stock that may become issuable upon exercise of common stock purchase warrants. Pursuant to Rule 416 under the Securities Act of 1933, as amended, to the extent that such outstanding shares and warrants provide for an increase in the amount issuable or exercisable to prevent dilution resulting from stock splits, stock dividends, or similar transactions, this registration statement shall be deemed to cover such additional shares of common stock issuable in connection with any such provision.

(2)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, based on the average of the high and low prices of the registrant's common stock as reported by OTC Markets on April 24, 2017. The shares offered hereunder may be sold by the selling stockholders from time to time in the open market, through privately negotiated transactions or a combination of these methods, at market prices prevailing at the time of sale or at negotiated prices.

           The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and the selling stockholders are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to completion, dated May 1, 2017

HYPERDYNAMICS CORPORATION

Prospectus
21,985,772 Shares
Common Stock

        This prospectus relates to the sale of up to 21,985,772 shares of our common stock, par value $0.001 per share, by the selling stockholders of Hyperdynamics Corporation, a Delaware corporation, listed in this prospectus. Of the shares being offered, (i) 20,750,629 represent a good faith estimate of the number of shares that may be issuable upon conversion of 1,951 outstanding shares of our 1% Series A Convertible Preferred Stock (the "Series A Preferred Stock") as well as up to 3,000 shares of Series A Preferred Stock that may be issued pursuant to an option described herein, (ii) up to 1,104,073 may be issuable upon exercise of outstanding common stock purchase warrants issued to purchasers of the Series A Convertible Preferred Stock as well as common stock purchase warrants that may be issued pursuant to an option described herein, and (iii) up to 131,070 may be issuable upon exercise of outstanding common stock purchase warrants issued to or common stock purchase warrants that may be issued to the placement agent for the Series A Convertible Preferred Stock and its designees.

        The shares offered by this prospectus may be sold by the selling stockholders from time to time in the open market, through privately negotiated transactions or a combination of these methods, at market prices prevailing at the time of sale or at negotiated prices. See the disclosure under the section entitled "Plan of Distribution" elsewhere in this prospectus for more information about how the selling stockholders may sell or otherwise dispose of their shares of common stock hereunder.

        The distribution of the shares by the selling stockholders is not subject to any underwriting agreement. We will not receive any proceeds from the sale of the shares by the selling stockholders. We will bear all expenses of registration incurred in connection with this offering, but all selling and other expenses incurred by the selling stockholders will be borne by them.

        Our common stock is traded on OTC Markets QX Tier (OTCQX) under the symbol "HDYN." On April 28, 2017, the last reported sale price for our common stock was $1.80 per share.

        Our business and an investment in our securities involve a high degree of risk. Before making any investment in our securities, you should read and carefully consider risks described in the "Risk Factors" section beginning on page 10 of this prospectus.

        You should rely only on the information contained in this prospectus or any prospectus supplement or amendment thereto. We have not authorized anyone to provide you with different information. This prospectus may only be used where it is legal to sell these securities. The information in this prospectus is only accurate on the date of this prospectus, regardless of the time of any sale of securities.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus is dated                , 2017.

        You should rely only on the information contained in this prospectus. We have not authorized any other person to provide you with information that is different from that contained in this prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. The selling stockholders are offering to sell and seeking offers to buy these securities only in jurisdictions where offers and sales are permitted. You should assume that the information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock. Our business, financial condition, results of operations and prospects may have changed since that date. We are not making an offer of any securities in any jurisdiction where the offer is not permitted.

 PROSPECTUS SUMMARY

        The following summary highlights information contained elsewhere in this prospectus. This summary is not complete and does not contain all of the information that should be considered before investing in our common stock. Potential investors should read the entire prospectus carefully, including the more detailed information regarding our business provided below in the "Description of Business" section, the risks of purchasing our common stock discussed under the "Risk Factors" section, and our financial statements and the accompanying notes to the financial statements.

        Unless the context indicates otherwise, all references in this registration statement to "Hyperdynamics," the "Company," "we," "us" and "our" refer to Hyperdynamics Corporation and our subsidiaries, including SCS Corporation Ltd. ("SCS"). Our exploration efforts are pursuant to a Hydrocarbon Production Sharing Contract, as amended (the "PSC"). We refer to the rights granted under the PSC as the "Concession." The rights in our Concession offshore the Republic of Guinea ("Guinea") are held by SCS.

Overview

        We are an independent oil and gas exploration company with a 5,000 square kilometer Concession to explore for hydrocarbons offshore Guinea in Northwest Africa. Pursuant to the PSC, we have the right to explore for hydrocarbons on the Concession and, if discoveries are made, submit for the approval of the authorities of Guinea a development plan aimed at producing discovered hydrocarbons over a period up to 25 years.

        Following the execution of Amendment No. 1 to the PSC in March 2010 (the "First PSC Amendment") and the receipt of a Presidential Decree in May 2010, we sold a 23% gross interest in the Concession to Dana Petroleum, PLC ("Dana"), a subsidiary of the Korean National Oil Corporation. In December 2012, we closed a sale of a 40% gross interest to Tullow Guinea Ltd. ("Tullow"), and Tullow became the Operator on April 1, 2013. A planned exploration well was initially delayed by Tullow and thereafter by the Ebola epidemic. Continued failure to resume petroleum operations by both and Tullow and Dana in 2015 forced us to file legal actions under our Joint Operating Agreement. On August 15, 2016, we entered into a Settlement and Release Agreement with Tullow and Dana ("Settlement Agreement") that returned to Hyperdynamics 100% of the interest under the PSC, long-lead item property useful in the drilling of an exploratory well, and $0.7 million in cash, in return for a mutual release of all claims. We also agreed to pay Dana a success fee based upon the certified reserves of the Fatala-1 well if it results in a discovery.

        We executed a Second Amendment to the PSC ("Second PSC Amendment") on September 15, 2016, and received a Presidential Decree that gave us a one year extension to the second exploration period of the PSC to September 22, 2017 ("PSC Extension Period") and became the designated Operator of the Concession.

        In addition to clarifying certain elements of the initial PSC, we agreed in the Second PSC Amendment to drill one exploratory well to a minimum depth of 2,500 meters below the seabed within the PSC Extension Period with a projected commencement date of April 2017 (the "Extension Well") with the option of drilling additional wells.

        Following the signing of a Tri-Party Protocol on March 10, 2017 (the "Protocol"), with Guinea and South Atlantic Petroleum Limited ("SAPETRO"), a Nigerian independent oil company, on March 30, 2017 we signed a Farmout Agreement ("Farmout Agreement") with SAPETRO. Under the terms of the Farmout Agreement, SAPETRO will receive a 50% participating interest in the PSC in exchange for its commitment to pay 50% of the expenditures associated with the Concession, including the drilling of the upcoming Fatala-1 well, (the minimum work program under the PSC). Further, SAPETRO agreed to reimburse us for half of the costs previously incurred in preparing for the well since the approval of the Second PSC Amendment. The approximate total amount of such costs is estimated to be approximately $8-10 million depending on the timing of the closing of the Farmout Agreement.

        On April 12, 2017 SCS, SAPETRO and Guinea executed a Third Amendment to the PSC (the "Third PSC Amendment") that was subject to the receipt of a Presidential Decree and the closing of the Farmout Agreement. We received a Presidential Decree on April 21, 2017. The Third PSC Amendment approves the assignment of 50% of SCS' participating interest in the Guinea concession to SAPETRO, and it confirms the two companies' rights to explore for oil and gas on a 5,000-square-kilometer Concession offshore the Republic of Guinea. The contract requires that drilling operations in relation to the obligation well Fatala-1 (the "Extension Well") shall begin no later than May 30, 2017. Also, it provides that additional exploration wells may be drilled within the exploration period at the companies' option.

        The Third PSC Amendment reaffirms clear title of SAPETRO and SCS to the Concession as well as amends the security instrument requirements under the PSC. SCS and SAPETRO agreed to a US $5 million security instrument to be put in place by SAPETRO and SCS within 30 days from the date of the Presidential Decree. The security instrument will be released at such time that the drilling rig, to be used in the drilling of the extension well is located in the shelf waters of the Republic of Guinea, including its territorial waters. Pursuant to the terms of the Protocol, SAPETRO will provide the $5 million security instrument upon Government of Guinea approval to enter the Concession and completion of the Farmout Agreement. SCS and SAPETRO agreed to joint and several liability to the Government of Guinea in respect to the PSC.

        In addition, SCS and SAPETRO separately agreed that SCS's "sufficient financing for the Obligation Well Costs" as defined in the Farmout Agreement will be $15 million in "cash and committed financing to the satisfaction of SAPETRO acting reasonably" in addition to costs already incurred. SAPETRO and SCS further agreed that SAPETRO may elect to pay for a portion of SCS's Fatala-1 well costs so long as SCS is not in default of either the PSC or the Farmout Agreement and requires credit support. In case SAPETRO makes such payments for a share of SCS's costs of, SCS shall assign to SAPETRO 2% of its participating interest in the Concession for each $ 1 million of SCS's costs paid by SAPETRO.

        Our primary focus is the advancement of exploration work in Guinea. We have no source of operating revenue, and there is no assurance when we will, if ever. We have no operating cash flows, and absent cash inflows we will not have adequate capital resources to meet our current obligations as they become due, and therefore there is substantial doubt about our ability to continue as a going concern. Our ability to meet our current obligations as they become due over the next twelve-months, and to be able to continue exploration, will depend on obtaining additional resources through sales of additional interests in the Concession, equity or debt financial offerings, or through other means. If we further farm-out additional interests in the Concession, our percentage will decrease. The terms of any such arrangements, if made, may not be advantageous. Our need for additional funding may also be affected by the uncertainties involved with resumption of petroleum operations and the planned exploratory well, and other risks discussed under "Risk Factors" below.

        Our executive offices are located at 12012 Wickchester Lane, Suite 475, Houston, Texas 77079, and our telephone number is +1-713-353-9400.

Organizational History

        We were incorporated in Delaware in March 1996. We have two wholly-owned subsidiaries, SCS, a Cayman corporation, and HYD Resources Corporation ("HYD"), a Texas corporation. SCS is registered as a branch in the Republic of Guinea and through SCS we hold the rights under the PSC.

Capital Needs

        On April 27, 2017, we had $0.8 million in cash and $1.0 million in trade accounts payable and accrued expense liabilities, all of which are current. We plan to use our existing cash to fund our general corporate needs and our expenditures associated with the Concession. The net working capital available will not be sufficient to meet our corporate needs and Concession-related activities for the quarter ending June 30, 2017. We are currently pursuing several avenues to raise funds.

        Failure to comply with the drilling and other obligations under the PSC subjects us to risk of loss of the Concession. Potential future delays due to liquidity could adversely affect the ability to explore the Concession in a timely manner which will diminish the attractiveness of the Concession to prospective industry participants and financing sources.

        Our current capital resources are not sufficient to cover our financial commitments required to meet the additional exploration activity in the Concession. We will seek such funding through additional sales of interest in the Concession, from equity or debt or other financial instruments.

        As a result and absent cash inflows, we will not have adequate capital resources to meet our current obligations as they become due. Our ability to meet our current obligations as they become due over the next quarter and twelve months and to be able to continue with our operations will depend on obtaining additional resources through sales of additional interests in the Concession, issuing equity or debt securities, or through other means, and the resumption of petroleum operations.

        No assurance can be given that any of these actions can be completed.

About This Offering

        This prospectus relates to the public offering, which is not being underwritten, by the selling stockholders listed in this prospectus, of up to 21,985,772 shares of our common stock. Of the shares being offered, (i) 20,750,629 represent a good faith estimate of the number of shares that may be issuable upon conversion of 1,951 outstanding shares of our 1% Series A Convertible Preferred Stock (the "Series A Preferred Stock") as well as up to 3,000 shares of Series A Preferred Stock that may be issued pursuant to an option described herein, (ii) up to 1,104,073 may be issuable upon exercise of outstanding common stock purchase warrants issued to purchasers of the Series A Convertible Preferred Stock as well as common stock purchase warrants that may be issued pursuant to an option described herein, and (iii) 131,070 may be issuable upon exercise of outstanding common stock purchase warrants issued to, or common stock purchase warrants that may be issued to, the placement agent for the Series A Convertible Preferred Stock and its designees. (Such 20,750,629 shares represent a good faith estimate of the number of shares that may be issuable upon conversion of all such Series A Preferred Stock at a conversion price of $0.25 per share, the current "floor" on the conversion price of the Series A Preferred Stock.)

        The shares offered by this prospectus may be sold by the selling stockholders from time to time in the open market, through negotiated transactions or otherwise at market prices prevailing at the time of sale or at negotiated prices. We will receive none of the proceeds from the sale of the shares by the selling stockholders. We will bear all expenses of registration incurred in connection with this offering, but all selling and other expenses incurred by the selling stockholders will be borne by them.

Selected Risks Associated with an Investment in Shares of Our Common Stock

        An investment in shares of our common stock is highly speculative and is subject to numerous risks described in the section entitled "Risk Factors" and elsewhere in this prospectus. You should carefully consider these risks before making an investment. Some of these risks include:

  •
  Our business is dependent on a single exploration asset.

  •
  We are required to provide certain securities under the terms of the PSC at certain specific dates or face losing our Concession.

  •
  We require additional financing to meet our general and administrative obligations and in order to fulfill our PSC commitments. We are currently not in a position to predict when, if ever, we will be able to meet those obligations.

  •
  We operate in the Republic of Guinea, a country which is a high-risk jurisdiction for corruption that could impair our ability to do business in the future or result in significant fines or penalties.

  •
  The absence of cash inflows into our company raises substantial doubts about our ability to continue as a going concern as reflected in the opinion of the auditors of our financial statements. If we are not successful in carrying out our plans, we may not be able to continue operations.

  •
  We have no proved reserves and our exploration program may not yield oil in commercial quantities or quality, or at all.

  •
  An extended period of depressed oil and gas prices could adversely affect our financial condition, liquidity, ability to obtain financing and future operating results. Oil and gas prices are volatile, and we have no ability to control the price of oil and gas. A continued substantial or extended decline in prices could adversely affect our financial condition, liquidity, ability to obtain financing and future operating results.

  •
  We are subject to a very tight timeline to obtain financing and begin drilling the exploration well.

  •
  The PSC is subject to renegotiation under certain conditions which may have an adverse impact upon our operations and profitability.

  •
  Drilling wells is speculative and potentially hazardous. Actual costs may be more than our estimates, and may not result in any discoveries. The cost of our last drilled exploratory well was significantly higher than expected.

  •
  We are exposed to the failure or non-performance of commercial counterparties.

  •
  We are subject to governmental regulations, the cost of compliance with which may have an adverse effect on our financial condition, results of operations and future cash flow.

  •
  You may experience dilution of your ownership interests because of the future issuance of additional shares of our common or preferred stock or other securities that are convertible into or exercisable for our common or preferred stock.

  •
  Our common stock is traded on OTC Markets and is not listed on any securities exchange. There currently is a limited market for our common stock and there can be no assurance that a consistent trading market will ever develop. Failure to develop or maintain a trading market could negatively affect the value of our common stock and make it difficult or impossible for you to sell your shares.

  •
  The price of our common stock historically has been volatile. This volatility may affect the price at which you could sell your common stock, and the sale of substantial amounts of our common stock could adversely affect the price of our common stock.

  •
  We may not ever generate revenues or achieve profitability.

  •
  You could lose all of your investment.

Corporate Information

        Our principal executive offices are located at 12012 Wickchester Lane, Suite 475, Houston, Texas 77079. Our telephone number is 1-713-353-9400. Our website address is http://www.hyperdynamics.com. The information on, or that can be accessed through, our website is not part of this prospectus.

        We are a "smaller reporting company" as defined in Rule 12b-2 of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and have elected to take advantage of certain of the scaled disclosure available for smaller reporting companies.

 THE OFFERING

Common stock currently outstanding	21,871,658 shares(1)
Preferred stock currently outstanding	1,951 shares of Series A Preferred Stock
Common stock offered by the Company	None
Common stock offered by the selling stockholders	21,985,772 shares(2)
Use of proceeds	We will not receive any of the proceeds from the sales of our common stock by the selling stockholders.
OTCQX Market symbol	HDYN
Risk Factors

You should carefully consider the information set forth in this prospectus and, in particular, the specific factors set forth in the "Risk Factors" section beginning on page 1 of this prospectus before deciding whether or not to invest in shares of our common stock.

(1)
As of April 28, 2017.

(2)
Consists of up to 20,750,629 shares of common stock that may become issuable upon conversion of outstanding shares of Series A Preferred Stock as well as up to 3,000 shares of Series A Preferred Stock that may be issued pursuant to the Subscriber Option (as defined below), up to 1,104,073 may be issuable upon exercise of outstanding common stock purchase warrants issued to purchasers of the Series A Convertible Preferred Stock as well as common stock purchase warrants that may be issued pursuant to the Subscriber Option, and up to 131,070 may be issuable upon exercise of outstanding common stock purchase warrants issued to or common stock purchase warrants that may be issued to the placement agent for the Series A Convertible Preferred Stock and its designees.

NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus contains express or implied forward-looking statements (including, without limitation, in the sections captioned "Description of Business," "Risk Factors," and "Management's Discussion and Analysis of Financial Condition and Results of Operations," and elsewhere) that are based on our management's belief and assumptions and on information currently available to our management. Although we believe that the expectations reflected in these forward-looking statements are reasonable, these statements relate to future events or our future operational or financial performance, and involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements. In some cases, forward-looking statements can be identified by terminology such as "may," "should," "could," "expects," "intends," "plans," "anticipates," "future," "believes," "estimates," "predicts," "pro-forma," "potential," "attempt," "develop," "continue" or the negative of these terms or other comparable terminology. Forward-looking statements in this prospectus may include, without limitation, statements regarding (i) the plans and objectives of management for future operations, including plans or objectives relating to the development of our Concession, (ii) a projection of income (including income/loss), earnings (including earnings/loss) per share, capital expenditures, dividends, capital structure or other financial items, (iii) our future financial performance, including any such statement contained in a discussion and analysis of financial condition by management or in the results of operations included pursuant to the rules and regulations of the Securities and Exchange Commission (the "SEC"), and (iv) the assumptions underlying or relating to any statement described in points (i), (ii) or (iii) above.

        These statements are only predictions. You should not place undue reliance on forward-looking statements because they involve known and unknown risks, uncertainties and other factors, which are, in some cases, beyond our control and which could materially affect results. These factors include, without limitation, our ability to raise additional funding as required to execute our exploration and development program, our dependence on a single exploration asset, our lack proved reserves, our lack of operating revenue, dependence on joint development partners, the high operating risks of developing oil and gas resources, weather conditions and natural disasters, political conditions in the regions in which we operate or propose to operate, fluctuations in prices of oil and natural gas, the threat of terrorism, and general economic conditions. You should read this prospectus and the documents that we reference in this prospectus and have filed with the as exhibits hereto completely and with the understanding that our actual future results may be materially different from any future results expressed or implied by these forward-looking statements. The forward-looking statements in this prospectus represent our views as of the date of this prospectus. We anticipate that subsequent events and developments will cause our views to change. However, while we may elect to update these forward-looking statements at some point in the future, we have no current intention of doing so except to the extent required by applicable law. You should therefore not rely on these forward-looking statements as representing our views as of any date subsequent to the date of this prospectus.

        Investors should the carefully review the disclosures under "Risk Factors" below and the other information, including our financial statements and the notes thereto, set forth in this prospectus.

 RISK FACTORS

        An investment in shares of our common stock is highly speculative and involves a high degree of risk. We face a variety of risks that may affect our operations or financial results and many of those risks are driven by factors that we cannot control or predict. Before investing in our common stock you should carefully consider the following risks, together with the financial and other information contained in this prospectus. If any of the following risks actually occurs, our business, prospects, financial condition and results of operations could be materially adversely affected. In that case, the trading price of our common stock would likely decline and you may lose all or a part of your investment. Only those investors who can bear the risk of loss of their entire investment should invest in our common stock.

        This prospectus contains certain statements relating to future events or the future financial performance of our company. Prospective investors are cautioned that such statements are only predictions and involve risks and uncertainties, and that actual events or results may differ materially. In evaluating such statements, prospective investors should specifically consider the various factors identified in this prospectus, including the matters set forth below, which could cause actual results to differ materially from those indicated by such forward-looking statements.

        If any of the following or other risks materialize, our business, financial condition, and results of operations could be materially adversely affected which, in turn, could adversely impact the value of our common stock. In such a case, investors in our common stock could lose all or part of their investment.

        Prospective investors should consider carefully whether an investment in the Company is suitable for them in light of the information contained in this prospectus and the financial resources available to them. The risks described below do not purport to be all the risks to which the Company or the Company could be exposed. This section is a summary of certain risks and is not set out in any particular order of priority. They are the risks that we presently believe are material to the operations of the Company. Additional risks of which we are not presently aware or which we presently deem immaterial may also impair the Company's business, financial condition or results of operations.

Risks Relating to Our Business and the Industry in Which We Operate

Our business is dependent on a single exploration asset.

        The Concession is our single exploration asset. We have been conducting exploration work related to offshore Guinea since 2002, including significant seismic data surveys, processing, evaluations and studies, but we have no reserves and there is no assurance that our exploration work will result in any discoveries or in any commercial success. The PSC, as amended, requires the drilling of a minimum of one additional exploration well to a minimum depth of 2,500 meters below the seabed at a minimum cost of $46 million. We further agreed to begin drilling operations, defined as having a rig capable of drilling the upcoming exploration well in the territorial waters of Guinea, by May 30, 2017. The PSC has financial and other administrative additional obligations that need to be performed to maintain compliance with the PSC. Failure to comply could subject us to risk of loss of the Concession. In addition, oil and natural gas operations in Africa may be subject to higher political, health and security risks than operations in other areas of the world. Any adverse development affecting our operations such as, but not limited to, the drilling and operational hazards described below, could result in damage to, or destruction of, any wells and producing facilities constructed on the Concession as well as damage to life. As the Concession is our only exploration asset, any adverse development affecting it could have a material adverse effect on our financial position and results of operations.

We executed a Farmout Agreement with SAPETRO that includes a number of conditions that must be met prior to closing.

        Our Farmout agreement contains a number of financial and other conditions that must be met prior to closing. While SCS and SAPETRO agreed that SCS's "sufficient financing for the Obligation Well Costs" as defined in the Farmout Agreement is $15 million in "cash and committed financing to the satisfaction of SAPETRO acting reasonably" in addition to costs already incurred, we are uncertain of our ability to raise those funds in order to close on the Farmout Agreement and mobilize the drilling rig in time to meet the May 30, 2017 drilling operations deadline. Should closing on the Farmout Agreement not occur in the near future, we risk being unable to meet our obligations under the PSC and a loss of the Concession.

We are required to provide certain securities under the terms of the PSC at certain specific dates or face losing our Concession.

        The Third PSC Amendment requires us and SAPETRO, to place a US $5 million security instrument within 30 days from the date of the April 21, 2017, Presidential Decree. The security instrument will be released at such time that the drilling rig, employed to drill the Fatala-1 well, enters Guinea territorial waters. If SAPETRO or we are not able to place a satisfactory security instrument within the specified 30 days, the Concession will be at risk. Per the Third PSC Amendment, SCS and SAPETRO have joint and several liability to the Government of Guinea in respect to the PSC.

We require additional financing to meet our general and administrative obligations and in order to fulfill our PSC commitments. We are currently not in a position to predict when, if ever, we will be able to meet those obligations.

        Absent cash inflows, we will not have adequate capital resources to meet our current obligations as they become due and therefore there is substantial doubt about our ability to continue as a going concern. Our ability to meet our obligations will depend on obtaining additional funding through sales of additional interests in the Concession, issuing equity or debt securities, or through other means, which we currently pursue. No assurance can be given that any of these actions can be completed.

        The Concession offshore Guinea is our principal asset and we do not have the funds necessary to fulfill our obligations under the PSC, as amended, and our ability to obtain additional financing is likely dependent upon raising funds through the issuance of corporate equity or debt instruments and/or reaching farm-in agreements with prospective partner(s) who will share the costs of the exploration program for the Concession area. There is no assurance that we will be successful in raising the funds or acquiring the partners in the time needed to execute the program required in the PSC.

The absence of cash inflows into our company raises substantial doubts about our ability to continue as a going concern as reflected in the opinion of the auditors of our financial statements. If we are not successful in carrying out our fund raising plans, we will not be able to continue operations.

        Our financial statements have been prepared assuming that we will continue as a going concern. As noted in Note 1 to our financial statements for the fiscal year ended June 30, 2016, and for the three and six months ended December 31, 2016, contained herein, the absence of cash inflows raises substantial doubt about our ability to continue as a going concern. Our auditors have noted this concern in their opinion on our audited financial statements for the fiscal year ended June 30, 2016. Our financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our plans to address this problem are discussed in Note 1. There can be no assurance that we will be successful in carrying out our plans to obtain additional cash resources. If we are unable to obtain additional cash resources, we will not be able to continue operations.

We have no proved reserves and our exploration program may not yield oil in commercial quantities or quality, or at all.

        We have no proved reserves. We have drilled one exploratory well which had non-commercial results. We have identified prospects and leads based on seismic and geological information that we believe indicate the potential presence of hydrocarbons. However, we operated in a virgin basin without any hydrocarbon discoveries and the areas to be drilled may not yield oil in commercial quantities or quality, or at all. Even when properly used and interpreted, 2-dimensional ("2D") and 3-dimensional ("3D") seismic data and visualization techniques are only tools used to assist geoscientists in identifying subsurface structures and hydrocarbon indicators and do not enable the interpreter to know whether hydrocarbons are, in fact, present in those structures. Accordingly, we do not know if any of our prospects will contain oil in sufficient quantities, or at all, or quality to recover drilling and completion costs or to be economically viable. Even if oil is found in commercial quantities, construction costs of oil pipelines or floating production systems, as applicable, and transportation costs may prevent such leads from being economically viable. If these exploration efforts do not prove to be successful, our business, financial condition and results of operations will be materially adversely affected.

Efforts to attract commercial partners may not be successful and may not be on terms advantageous to us.

        We have no source of operating revenue and will need to obtain additional resources through sales of additional interests in the Concession, equity or debt financings, or through other means. If we seek to sell additional interests in the Concession, we may not be successful in attracting a commercial partner, or the commercial partner may not have the capital resources or other attributes that are deemed desirable by us. If we enter into an arrangement, the terms may not be advantageous to us. Any such arrangement will likely involve the transfer of a negotiated interest in the Concession, which could reduce the potential profitability of our interest in the Concession.

An extended period of depressed oil and gas prices could adversely affect our financial condition, liquidity, ability to obtain financing and future operating results. Oil and gas prices are volatile, and we have no ability to control the price of oil and gas. A continued substantial or extended decline in prices could adversely affect our financial condition, liquidity, ability to obtain financing and future operating results.

        We currently have no source of operating revenue. Our financial condition is based solely on our ability to sell equity or debt securities to investors, enter into an additional joint operating or similar strategic relationship with an industry partner, sell interests related to the Concession or borrow funds. We expect that entering into these joint operating or similar relationships would entail transferring a portion of our interest in the Concession to such partner. Such investors would consider the price of oil and gas in making an investment decision. Prolonged periods of low oil and gas prices could adversely affect our financial condition, liquidity, ability to obtain financing, and operating results. Low oil and gas prices in the future will likely also reduce the amount of oil and gas that we could produce economically and could have a negative effect on our future financial results. Historically, oil and gas prices and markets have been volatile and they are likely to continue to be volatile, with prices fluctuating widely in response to relatively minor changes in supply and demand, market uncertainty and a variety of additional factors that are beyond our control. These factors include:

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  the level of domestic and foreign supplies of oil;

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  the level of consumer product demand;

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  weather conditions and natural disasters;

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  political conditions in oil producing regions throughout the world;

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  the ability of the members of the Organization of Petroleum Exporting Countries to agree to and maintain oil production;

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  speculation as to the future price of oil and natural gas and the speculative trading of oil and natural gas futures contracts;

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  price and production controls;

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  political and economic conditions, including embargoes in oil-producing countries or affecting other oil-producing activities, particularly in the Middle East, Africa, Russia and South America;

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  continued threat of terrorism and the impact of military and other action, including U.S. military operations in the Middle East;

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  the level of global oil and natural gas exploration and production activity;

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  the price of foreign oil imports;

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  actions of governments;

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  domestic and foreign governmental regulations;

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  the price, availability and acceptance of alternative fuels;

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  technological advances affecting energy consumption;

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  global economic conditions; and

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  the value of the U.S. dollar, the Euro and fluctuations in exchange rates generally.

        These factors and the volatile nature of the energy markets make it impossible to predict oil and gas prices. Our inability to respond appropriately to changes in these factors could have a material adverse effect on our business plan, financial position, results of operations and future cash flows.

The Second and Third PSC Amendments significantly reduced our acreage and interest in the Concession and we agreed to a very tight timeline to obtain financing and begin drilling the exploration well.

        We received a one year extension and 100% of the Concession pursuant to rights granted to us under the Second PSC Amendment signed on September 15, 2016. Pursuant to the terms of the Second PSC Amendment, we agreed to relinquish an additional 77% of the remaining acreage, agreed to a very ambitious drilling timeline, requiring that drilling operations for the Fatala-1 well must commence no later than May 30, 2017. We further agreed to provide security to the Government of Guinea and agreed to financial penalties for failure to drill the exploration well. Our interest in the Concession was further diminished under the Farmout Agreement with SAPETRO and the Third PSC Amendment. Our reduced acreage and tight timeline have reduced the value of the Concession and our ability to attract financing and third parties to join us in exploration activities. There is no guarantee that we will be able to raise the necessary funds or meet the drilling timeline.

The PSC is subject to renegotiation under certain conditions which may have an adverse impact upon our operations and profitability.

        The PSC provides that should the Guinea government note material differences between provisions of the PSC and international standards or the Guinea Petroleum Code, the parties will renegotiate the relevant articles of the PSC. If the Guinea government identifies material differences between the PSC's provisions and international standards or the Guinea Petroleum Code, there is no assurance that we will be able to negotiate an acceptable modification to the PSC. If the parties are not successful in renegotiating the relevant articles of the PSC, the parties may be required to submit the matter to international arbitration. There is no assurance that any arbitration would be successful or otherwise lead to articles that are more favorable to us than the present articles. Therefore, the results of such negotiations or arbitration could be unfavorable to us and, as a result, could have a material adverse effect on our business, financial position, results of operation and future cash flows.

We may not be able to obtain the additional capital necessary to achieve our business plan.

        Our business is capital intensive and we must invest a significant amount in our activities. We intend to make substantial capital expenditures to find, develop, and produce natural gas and oil reserves.

        Additional capital could be obtained from a combination of funding sources. The current potential funding sources and the potential adverse effects attributable thereto, include:

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  sales or assignments of interests in the Concession and exploration program, which would reduce any future revenues from that program while at the same time offsetting potential expenditures;

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  offerings of equity, equity-linked and convertible debt securities, which would dilute the equity interests of our stockholders;

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  debt and convertible debt offerings, which would increase our leverage and add to our need for cash to service such debt and which could result in assets being pledged as collateral; and

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  borrowing from financial institutions, which may subject us to certain restrictive covenants, including covenants restricting our ability to raise additional capital or pay dividends.

        It is difficult to quantify the amount of financing we may need to fund our business plan in the longer term. The amount of funding we may need in the future depends on various factors such as:

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  our financial position;

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  the cost of exploration and drilling;

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  the prevailing market price of natural gas and oil; and

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  the lead time required to bring any discoveries to production.

        If we do not obtain capital resources in the future it is unlikely that we will be able to continue to pursue exploration offshore Guinea and our financial condition and operations will be adversely affected.

We are highly dependent on our management team and consultants, and any failure to retain the services of such parties could adversely affect our ability to effectively manage our operations or successfully execute our business plan.

        Our business is dependent on retaining the services of a small number of key personnel of the appropriate caliber as the business develops. Our success is, and will continue to be to a significant extent, dependent upon the expertise and experience of the directors, senior management and certain key consultants, but the retention of their services cannot be guaranteed. The loss of key members of our management team or other highly qualified professionals has adversely affected our ability to effectively manage our overall operations or successfully execute current or future business strategies. If any further member of management, director, or other consultants were to leave our company, it may have a material adverse effect on our business, financial condition, results of operations and/or growth prospects.

Claims and lawsuits against us may result in adverse outcomes.

        While there are currently no pending legal proceedings to which we are a party (or that are to our knowledge contemplated by governmental authorities) that we believe will have individually or in the aggregate, a material adverse effect on our business, financial condition or operating results, from time to time we may become involved in various lawsuits and legal proceedings that arise in the ordinary course of business or otherwise. Litigation is subject to inherent uncertainties, and an adverse result in any such matters could occur that could harm our business, financial condition or results of operations, including significant monetary damages or limitations on our ability to engage in our business activities. Although we have director and officer insurance, in case such claims arise it may not apply to or fully cover any liabilities we may incur as a result of these lawsuits.

Drilling wells is speculative and potentially hazardous. Actual costs may be more than our estimates, and may not result in any discoveries. The cost of our recently drilled exploratory well was significantly higher than expected.

        Although SCS has contracted what it believes to be a high quality modern drillship rig and reliable contractors for a significant portion of the drilling technological services, exploring for and developing oil reserves involves a high degree of operational and financial risk, which precludes definitive statements as to the time required and costs involved in reaching certain objectives. The budgeted costs of drilling, completing, and operating wells are often exceeded, especially in the ultra-deep offshore. The cost of our exploratory well, the Sabu-1, was higher than we initially expected, primarily due to numerous delays and issues related to mechanical and operational matters on the rig, logistical delays resulting from limited port facilities in Guinea, and an expanded well logging program. In addition, oil was not discovered in commercial quantities. Unexpected delays and increases in costs associated with the upcoming well drilled in the future, could adversely affect our results of operation, financial position, liquidity and business plans.

        Drilling may be unsuccessful for many reasons, including geological conditions, weather, cost overruns, equipment shortages and mechanical difficulties. Exploratory wells bear a much greater risk of loss than development wells. The successful drilling of an oil well may not be indicative of the potential for the development of a commercially viable field and will not necessarily result in a profit on investment. A variety of factors, both geological and market-related, can cause a well to become uneconomic or only marginally economic.

        There are a variety of operating risks, including:

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  blowouts, cratering and explosions;

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  mechanical and equipment problems;

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  uncontrolled flows of oil and gas or well fluids;

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  fires;

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  marine hazards with respect to offshore operations;

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  formations with abnormal pressures;

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  pollution and other environmental risks; and

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  weather conditions and natural disasters.

        Offshore operations are subject to a variety of operating risks particular to the marine environment, such as capsizing and collisions. Also, offshore operations are subject to damage or loss from adverse weather conditions. Any of these events could result in loss of human life, significant damage to property, environmental pollution, impairment of our operations and substantial losses.

        The site for the next exploratory well we plan to drill will be in the ultra-deep water. Deep-water drilling generally requires more time and more advanced drilling technologies than exploration in shallower waters, involving a higher risk of equipment failure and higher drilling costs. In addition, even if there is a discovery, taking it to production presents risks that we may not be currently aware of. If we participate in the development of new subsea infrastructure and use floating production systems to transport oil from producing wells, these operations may require substantial time for installation or encounter mechanical difficulties and equipment failures that could result in significant liabilities, cost overruns, or delays. Furthermore, deep-water operations generally, and operations in West Africa in particular, lack the physical oilfield service infrastructure present in other regions. As a result, a significant amount of time may elapse between a deep-water discovery and the marketing of the associated oil and natural gas, increasing both the financial and operational risks involved with these operations. Because of the lack and high cost of this infrastructure, further discoveries we may make in Guinea may never be economically producible.

The cost of drilling rigs, equipment, supplies, personnel and oilfield services, as well as gathering systems and processing facilities, and our dependence on industry contractors generally, could adversely impact us.

        We are dependent on industry contractors for the success of our oil and gas exploration projects. In particular, our drilling activity offshore Guinea will require that we have access to offshore drilling rigs and contracts with experienced operators of such rigs. The availability and cost of drilling rigs and other equipment and services, and the skilled personnel required to operate those rigs and equipment is affected by the level and location of drilling activity around the world. An increase in drilling operations worldwide may reduce the availability and increase the cost to us of drilling rigs, other equipment and services, and appropriately experienced drilling contractors. The reduced availability of such equipment and services may delay our ability to discover reserves and higher costs for such equipment and services may increase our costs, both of which may have a material adverse effect on our business, results of operations and future cash flow. If we succeed in constructing oil wells, we may be required to shut them because access to pipelines, gathering systems or processing facilities may be limited or unavailable. If that were to occur, we would be unable to realize revenue from those wells until arrangements were made to deliver the production to market, which could cause a material adverse effect on our results of operations and financial condition.

Operator's responsibilities pose high risk in terms of organizing operations safely, in an environmentally responsible way and within the terms prescribed by the applicable legislation.

        Under the terms of the PSC and the Farmout Agreement with SAPETRO, SCS is designated as the Operator. The Farmout Agreement includes reciprocal "knock-for-knock" indemnities and SCS and SAPETRO are jointly and severally liable for the obligations under the PSC, as amended, to the Government of Guinea. Due to the complexity of the oil and gas operations of drilling deep-water exploration wells, we are unable to provide assurances that complications while drilling operations will not occur, whether we will be able to cover claims that may arise, and whether we will be able to carry sufficient catastrophic well insurance to adequately cover us.

We are exposed to the failure or non-performance of commercial counterparties.

        Our operations will be dependent on certain third parties with whom we have commercial agreements (such as drilling contractors and the parties responsible for transporting and/or storing our production) for our future exploration, development, production, sales or other activities. The efficiency, timeliness and quality of contract performance by third party providers are largely beyond our direct control. If one or more of these third parties fails to meet its contractual obligations to us, or if such services are temporarily or permanently unavailable (for example, as a result of technical problems or industrial action), or not available on commercially acceptable terms, we may experience a material adverse effect on our business, results of operations, financial condition and future cash flow. In addition, as a named party under the PSC, we could be held liable for the environmental, health and safety impacts arising out of the activities of our drilling project management contractor or any other third party service provider contracted by us or on our behalf, which could have a material adverse effect on our business, results of operations and future cash flow.

        In particular, we cannot give any assurance in relation to the ability of our co-venturer, SAPETRO, to pay for its portion of the costs associated with the Concession, including, but not limited to the Fatala-1 well costs as well as costs related to subsequent operations (herein "Project Costs"). Although currently SAPETRO seems to have sufficient financial resources to cover its share of Project Costs, in case SAPETRO does not pay any material part of its share of the Project Costs, it is highly probable that SCS will not be able to continue operations provided under the terms of the PSC and Farmout Agreement on its own.

Participants in the oil and gas industry are subject to numerous laws that can affect the cost, manner or feasibility of doing business.

        Exploration and production activities in the oil and gas industry are subject to local laws and regulations. We may be required to make large expenditures to comply with governmental laws and regulations, particularly in respect of the following matters:

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  licenses for drilling operations;

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  tax increases, including retroactive claims;

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  unitization of oil accumulations;

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  local content requirements (including the mandatory use of local partners and vendors); and

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  environmental requirements and obligations, including investigation and/or remediation activities.

        Under these and other laws and regulations, we could be liable for personal injuries, property damage and other types of damages. Failure to comply with these laws and regulations also may result in the suspension or termination of our operations and subject us to administrative, civil and criminal penalties. Moreover, new laws and regulations may be enacted and current laws and regulations could change or their interpretations could change, in ways that could substantially increase our costs. These risks may be higher in the developing countries in which we conduct our operations, where there could be a lack of clarity or lack of consistency in the application of these laws and regulations. Any resulting liabilities, penalties, suspensions or terminations could have a material adverse effect on our financial condition and results of operations.

        Furthermore, the explosion and sinking in April 2010 of the Deepwater Horizon oil rig during operations on the Macondo exploration well in the Gulf of Mexico, and the resulting oil spill, have increased the risks faced by those drilling for oil in deep-water regions, including increased industry standards, governmental regulation and enforcement, and less favorable investor perception of the risk-adjusted benefits of deep-water offshore drilling.

        The occurrence of any of these factors, or the continuation thereof, could have a material adverse effect on our business, financial position or future results of operations.

We may not be able to commercialize our interests in any oil and natural gas produced from our Guinea Concession.

        Our Concession is in the deep-water area offshore Guinea. Even if we find accumulations of hydrocarbons, we may not be able to commercialize our interests due to the geology, water depth, and distance to shore. There is no ready market for hydrocarbons in Guinea, and the development of the market for natural gas in West Africa is in its early stages. Currently there is no infrastructure to transport and process crude hydrocarbons on commercial terms in Guinea, and the expenses associated with constructing such infrastructure ourselves may not be commercially viable. Unless there is a significant shift in market conditions in Guinea, there is likely to be limited or no value derived from any natural gas produced from our Guinea Concession.

Our insurance coverage may be insufficient to cover losses, or we could be subject to uninsured liabilities which could materially affect our business, results of operations or financial condition.

        There are circumstances where insurance will not cover or where it will not be sufficient to cover the consequences of an event, or where we may become liable for costs incurred in events or incidents against which we either cannot insure or may elect not to have insured (whether on account of prohibitive premium costs or for other commercial reasons). Further, insurance covering certain matters (such as sovereign risk, terrorism and many environmental risks) may not be available to us. Moreover, we may be subject to large excess payments in the event a third party has a valid claim against us, and therefore may not be entitled to recover the full extent of our loss, or may decide that it is not economical to seek to do so. The realization of any significant liabilities in connection with our future activities could have a material adverse effect on our business, results of operations, financial condition and future cash flow.

        There are risks associated with the drilling of oil and natural gas wells which could significantly reduce our revenues or cause substantial losses, impairing our future operating results. We may become subject to liability for pollution, blow-outs or other hazards, including those arising out of the activities of our third-party contractors. We intend to obtain insurance with respect to certain of these hazards, but such insurance likely will have limitations that may prevent us from recovering the full extent of such liabilities. The payment by us of such liabilities could reduce the funds available to us or could, in an extreme case, result in a total loss of our properties and assets. Moreover, oil and natural gas production operations are also subject to all the risks typically associated with such operations, including premature decline of reservoirs and the invasion of water into producing formations.

We may incur a variety of costs to engage in business transactions, and the anticipated benefits of those transactions may never be realized.

        As a part of our business strategy, we enter into business transactions, or significant investments in, other assets, particularly those that would allow us to produce oil and natural gas and generate revenue to fund our exploration activities. Any future acquisitions would be accompanied by risks such as:

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  diversion of our management's attention from ongoing business concerns;

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  our potential inability to maximize our financial and strategic position through the successful development of the asset or assets acquired;

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  impairment of our relationship with our existing employees if we cannot hire employees to staff any new operations and our existing employees are required to staff both old and new operations; and

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  maintenance of uniform standards, controls, procedures and policies.

        We cannot guarantee that we will be able to successfully integrate any business, products, technologies or personnel that we might acquire in the future, and our failure to do so could harm our business.

We have competition from other companies that have larger financial and other resources than we do, which puts us at a competitive disadvantage.

        A large number of companies and individuals engage in drilling for gas and oil, and there is competition for the most desirable prospects. We are likely to face competition from international oil and gas companies, which already may have significant operations in a region, together with potential new entrants into such markets, any of which may have greater financial, technological and other resources than us. There is a high degree of competition for the discovery and acquisition of properties considered to have a commercial potential. We compete with other companies for the acquisition of oil and gas interests, as well as for the recruitment and retention of qualified employees and other personnel.

        There can be no assurance that we will be able to continue to compete effectively with other existing oil and gas companies, or any new entrants to the industry. Any failure by us to compete effectively could have a material adverse effect on our business, results of operations, financial condition and future cash flow.

We do not have reserve reports for the Concession and our expectations as to oil and gas reserves are uncertain and may vary substantially from any actual production.

        We neither have reserves nor any reserve reports for the Concession. A reserve report is the estimated quantities of oil and gas based on reports prepared by third party reserve engineers. Reserve reporting is a subjective process of estimating underground accumulations of oil and natural gas that cannot be measured in an exact manner. Expectations as to oil and gas reserves are uncertain and may vary substantially from any actual production.

We have not yet determined the accounting impact of the issuance of our Series A Preferred Stock and warrants.

        In our March and April 2017 private placement, we issued the Series A Preferred stock, which is convertible into our common stock, and warrants to purchase common stock. We have not yet completed the accounting analysis for the securities, but because of certain provisions, the accounting treatment is likely to result in a liability component that would be required to be marked to market at each quarterly balance sheet date, with changes to income or expense in our statement of operations, which could introduce variability in earnings depending on the valuation.

Risks Relating to Operating in Guinea

We operate in the Republic of Guinea, a country which is a high-risk jurisdiction for corruption that could impair our ability to do business in the future or result in significant fines or penalties.

        We are the Operator in a Concession offshore the Republic of Guinea, a country where corruption has been known to exist. There is a risk of violating either the US Foreign Corrupt Practices Act, laws or legislation promulgated pursuant to the 1997 OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, or Guinea anti-corruption regulations that generally prohibit the making of improper payments to foreign officials for the purpose of obtaining or keeping business.

        The Republic of Guinea is largely a cash-based society and that creates additional internal control and related risks. We have been subject to investigations by the Department of Justice and Securities and Exchange Commission under the US Foreign Corrupt Practices Act ("FCPA") into how we obtained or retained the original Concession and spent approximately $12.8 million in legal fees in working with the US Government. Those matters were resolved in 2015, but should the DOJ, the SEC, or the Republic of Guinea open additional investigations regarding prior or current activities in the Republic Guinea or elsewhere, we do not have the financial ability to bear the cost of additional investigations and are unable to predict whether we will be able to raise the funds to properly defend the Company.

Geopolitical instability where we operate subjects us to political, economic and other uncertainties.

        We conduct business in Guinea, which is in a region of the world where there have been prior civil wars, revolutions, coup d'états and internecine conflicts. There is the risk of political violence and increased social tension in Guinea as a result of the past political upheaval, and there is a risk of civil unrest, crime and labor unrest at times. Since 2010, democratic elections have been held, a president was democratically elected and re-elected. While these developments indicate that the political situation in Guinea is improving, external or internal political forces potentially could create a political or military climate that might cause a change in political leadership, the outbreak of hostilities, or civil unrest. Such uncertainties could result in our having to cease our Guinea operations and result in the loss or delay of our rights under the PSC.

        Further, we face political and economic risks and other uncertainties with respect to our operations, which may include, among other things:

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  loss of future revenue, property and equipment, as a result of hazards such as expropriation, war, acts of terrorism, insurrection and other political risks;

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  increases in taxes and governmental royalties;

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  unilateral renegotiation or cancellation of contracts by governmental entities;

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  difficulties enforcing our rights against a governmental agency because of the doctrine of sovereign immunity and foreign sovereignty over international operations;

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  changes in laws and policies governing operations of foreign-based companies; and

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  currency restrictions and exchange rate fluctuations.

        Realization of any of these factors could have a material adverse effect on our business, financial condition, results of operations and/or growth prospects. The Consortium's operations in Guinea also may be adversely affected by laws and policies of multiple jurisdictions.

An epidemic of the Ebola virus disease in Guinea could adversely affect our business operations and financial condition.

        There was an outbreak of the Ebola virus disease in Guinea in 2013 - 2015. While the World Health Organization declared Guinea Ebola free on December 29, 2015, sporadic new cases of infection have occurred, and any future outbreak of the Ebola virus will adversely affect our business operations and financial condition.

        Any drilling activities in Guinea will require safe access to the Conakry airport and port as well as other infrastructure in Guinea. If there is another Ebola virus outbreak, drilling plans will likely be delayed or could be compromised and costs of operations will be increased, which additional costs we may not be able to cover in a timely manner and thus we could lose our participating interest in the Guinea Concession. Further, if contractors or subcontractors impose travel bans or personnel refuse to travel to Guinea, drilling plans will be further delayed or interrupted after commencement. It is likely that the cost of any services could be significantly higher than planned which in turn could have a material adverse effect on our liquidity, business, and results of operations.

We are subject to governmental regulations, the cost of compliance with which may have an adverse effect on our financial condition, results of operations and future cash flow.

        Oil and gas operations in Guinea will be subject to government regulation and to interruption or termination by governmental authorities on account of ecological and other considerations. It is impossible to predict future government proposals that might be enacted into law, future interpretation of existing laws or future amendments to the Guinea Petroleum Code or any other laws, or the effect those new or amended laws or changes in interpretation of existing laws might have on us. Restrictions on oil and gas activities, such as production restrictions, price controls, tax increases and pollution and environmental controls may have a material adverse effect on our financial condition, results of operations and future cash flows.

Social, economic and health conditions in Guinea may adversely affect our business, results of operation, financial condition and future cash flow.

        As all of our potential revenue generating assets are currently located in Guinea, our operations are dependent on the economic and political conditions prevailing in Guinea. Accordingly, we are subject to the risks associated with conducting business in and with a foreign country, including the risks of changes in the country's laws and policies (including those relating to taxation, royalties, acquisitions, disposals, imports and exports, currency, environmental protection, management of natural resources, exploration and development of mines, labor and safety standards, and historical and cultural preservation). The costs associated with compliance with these laws and regulations are substantial, and possible future laws and regulations as well as changes to existing laws and regulations could impose additional costs on us, require us to incur additional capital expenditures and/or impose restrictions on or suspensions of our operations and delays in the development of our assets.

        Further, these laws and regulations may allow government authorities and private parties to bring legal claims based on damages to property and injury to persons resulting from the environmental, health and safety impacts of our past and current operations and could lead to the imposition of substantial fines, penalties or other civil or criminal sanctions. If material, these compliance costs, claims or fines could have a material adverse effect on our business, results of operations, financial condition and/or growth prospects. In addition, Guinea has high levels of poverty, crime, unemployment and an undeveloped health care system.

The legal and judicial system in Guinea is relatively undeveloped and subject to frequent changes, and we may be exposed to similar risks if we operate in certain other jurisdictions.

        Guinea has a less developed legal and judicial system than more established economies which could result in risks such as: (i) effective legal redress in the courts of such jurisdictions, whether in respect of a breach of contract, law or regulation, or in an ownership dispute, being more difficult to obtain; (ii) a higher degree of discretion on the part of Governmental authorities who may be susceptible to corruption; (iii) the lack of judicial or administrative guidance on interpreting applicable rules and regulations; (iv) inconsistencies or conflicts between and within various laws, regulations, decrees, orders and resolutions; or (v) relative inexperience of the judiciary and courts in such matters. In Guinea and certain other jurisdictions, the commitment of local business people, government officials and agencies and the judicial system to abide by legal requirements and negotiated agreements may be more uncertain, creating particular concerns with respect to the Concession or other licenses, permits or approvals required by us for the operation of our business, which may be susceptible to revision or cancellation, and legal redress may be uncertain or delayed. There can be no assurance that joint ventures, licenses, license applications or other legal arrangements will not be adversely affected by the actions of government authorities or others, and the effectiveness of and enforcement of such arrangements in these jurisdictions cannot be assured.

Investment Risks

You could lose all of your investment.

        An investment in our securities is speculative and involves a high degree of risk. Potential investors should be aware that the value of an investment in the Company may go down as well as up. In addition, there can be no certainty that the market value of an investment in the Company will fully reflect its underlying value. You could lose your entire investment.

You may experience dilution of your ownership interests because of the future issuance of additional shares of our common or preferred stock or other securities that are convertible into or exercisable for our common or preferred stock.

        In the future, we may issue our authorized but previously unissued equity securities, resulting in the dilution of the ownership interests of our present stockholders and the purchasers of our common stock offered hereby. The Company is authorized to issue an aggregate of 87,000,000 shares of common stock and 20,000,000 shares of "blank check" preferred stock. We may issue additional shares of our common stock or other securities that are convertible into or exercisable for our common stock in connection with hiring or retaining employees, future acquisitions, future sales of our securities for capital raising purposes, or for other business purposes. The future issuance of any such additional shares of our common stock may create downward pressure on the trading price of the common stock. We will need to raise additional capital in the near future to meet our working capital needs, and there can be no assurance that we will not be required to issue additional shares, warrants or other convertible securities in the future in conjunction with these capital raising efforts, including at a price (or exercise prices) below the price you paid for your stock.

Future sales of our common stock or securities convertible or exchangeable for our common stock, or the perception that such sales might occur, may cause our stock price to decline and may dilute your voting power and your ownership interest in us.

        If our existing stockholders or warrant or option holders sell, or indicate an intention to sell, substantial amounts of our common stock in the public market, the price of our common stock could decline. The perception in the market that these sales may occur could also cause the price of our common stock to decline. Upon the effectiveness of the registration statement of which this prospectus forms a part or other registration statements we could elect to file with respect to any other outstanding shares of common stock, any sales of those shares or any perception in the market that such sales may occur could cause the trading price of our common stock to decline. As of the date of effectiveness of such registration statement, such shares registered for resale will be freely tradable without restriction under the Securities Act of 1933, as amended (the "Securities Act") except for shares purchased by affiliates.

The ability of our Board of Directors to issue additional stock may prevent or make more difficult certain transactions, including a sale or merger of the Company.

        Our Board of Directors is authorized to issue up to 87,000,000 shares of common stock and 20,000,000 shares of preferred stock with powers, rights and preferences designated by it. (1,951 shares of Series A Preferred Stock are currently outstanding.) Shares of voting or convertible preferred stock could be issued, or rights to purchase such shares could be issued, to create voting impediments or to frustrate persons seeking to effect a takeover or otherwise gain control of the Company. The ability of the Board of Directors to issue such additional shares of preferred stock, with rights and preferences it deems advisable, could discourage an attempt by a party to acquire control of the Company by tender offer or other means. Such issuances could therefore deprive stockholders of benefits that could result from such an attempt, such as the realization of a premium over the market price for their shares in a tender offer or the temporary increase in market price that such an attempt could cause. Moreover, the issuance of such additional shares of preferred stock to persons friendly to the Board of Directors could make it more difficult to remove incumbent managers and directors from office even if such change were to be favorable to stockholders generally.

There currently is a limited market for our common stock and there can be no assurance that an active public market will ever develop. Failure to develop or maintain an active trading market could negatively affect the value of our common stock and make it difficult or impossible for you to sell your shares.

        There is currently only a limited public market for shares of our common stock, and an active trading market may never develop. Our common stock is quoted on the OTC Markets. The OTC Markets is a thinly traded market and lacks the liquidity of certain other public markets with which some investors may have more experience. We may not ever be able to satisfy the listing requirements for our common stock to be listed on a national securities exchange, which is often a more widely-traded and liquid market. Some, but not all, of the factors which may delay or prevent the listing of our common stock on a more widely-traded and liquid market include the following: our stockholders' equity may be insufficient; the market value of our outstanding securities may be too low; our net income from operations may be too low; our common stock may not be sufficiently widely held; we may not be able to secure market makers for our common stock; and we may fail to meet the rules and requirements mandated by the several exchanges and markets to have our common stock listed. Should we fail to satisfy the initial listing standards of the national exchanges, or our common stock is otherwise rejected for listing, and remains listed on the OTC Markets or is suspended from the OTC Markets, the trading price of our common stock could suffer and the trading market for our common stock may be less liquid and our common stock price may be subject to increased volatility.

The price of our common stock historically has been volatile. This volatility may affect the price at which you could sell your common stock, and the sale of substantial amounts of our common stock could adversely affect the price of our common stock.

        The closing price for our common stock has varied between a high of $2.80 on January 4, 2017 and a low of $0.3601 on June 29, 2016, for the twelve months ended April 30, 2017. On April 28, 2017, the closing price of our common stock was $1.80. This volatility may affect the price at which an investor could sell the common stock, and the sale of substantial amounts of our common stock could adversely affect the price of our common stock. Our stock price is likely to continue to be volatile and subject to significant price and volume fluctuations in response to market and other factors, including the other factors discussed in section entitled "Risks Relating to Our Business and the Industry in Which We Operate," variations in our quarterly operating results from our expectations or those of securities analysts or investors; downward revisions in securities analysts' estimates; and announcement by us or our competitors of significant acquisitions, strategic partnerships, joint ventures or capital commitments.

Our common stock is subject to the "penny stock" rules of the SEC and the trading market in the securities is limited, which makes transactions in the stock cumbersome and may reduce the value of an investment in the stock.

        Rule 15g-9 under the Exchange Act establishes the definition of a "penny stock," for the purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require: (a) that a broker or dealer approve a person's account for transactions in penny stocks; and (b) the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased.

        In order to approve a person's account for transactions in penny stocks, the broker or dealer must: (a) obtain financial information and investment experience objectives of the person and (b) make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

        The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the SEC relating to the penny stock market, which, in highlight form: (a) sets forth the basis on which the broker or dealer made the suitability determination; and (b) confirms that the broker or dealer received a signed, written agreement from the investor prior to the transaction. Generally, brokers may be less willing to execute transactions in securities subject to the "penny stock" rules. This may make it more difficult for investors to dispose of our common stock and cause a decline in the market value of our common stock.

        Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker or dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

Our stock may be traded infrequently and in low volumes, so you may be unable to sell your shares at or near the quoted bid prices if you need to sell your shares.

        Until our Common stock is listed on a national securities exchange such as the New York Stock Exchange or the Nasdaq Stock Market, we expect our common stock to remain eligible for quotation on the OTC Markets, or on another over-the-counter quotation system, or in the "pink sheets." In those venues, however, the shares of our common stock may trade infrequently and in low volumes, meaning that the number of persons interested in purchasing our common shares at or near bid prices at any given time may be relatively small or non-existent. An investor may find it difficult to obtain accurate quotations as to the market value of our common stock or to sell his or her shares at or near bid prices or at all. In addition, if we fail to meet the criteria set forth in SEC regulations, various requirements would be imposed by law on broker-dealers who sell our securities to persons other than established customers and accredited investors. Consequently, such regulations may deter broker-dealers from recommending or selling our common stock, which may further affect the liquidity of our common stock. This would also make it more difficult for us to raise capital.

We do not anticipate paying dividends on our common stock, and investors may lose the entire amount of their investment.

        Cash dividends have never been declared or paid on our common stock, and we do not anticipate such a declaration or payment for the foreseeable future. We expect to use future earnings, if any, to fund business growth. Therefore, stockholders will not receive any funds absent a sale of their shares of common stock. If we do not pay dividends, our common stock may be less valuable because a return on your investment will only occur if our stock price appreciates. We cannot assure stockholders of a positive return on their investment when they sell their shares, nor can we assure that stockholders will not lose the entire amount of their investment.

We are a smaller reporting company and we cannot be certain if the reduced disclosure requirements applicable to smaller reporting companies will make our common stock less attractive to investors.

        We qualify as a "smaller reporting company" (meaning that we are not an investment company, an asset-backed issuer, or a majority-owned subsidiary of a parent company that is not a smaller reporting company, and we have a public float of less than $75 million as of the last business day of our most recently completed second fiscal quarter), which allows us to take advantage of a number of exemptions from SEC disclosure requirements in this prospectus and our periodic reports and proxy statements, including, among other things, simplified executive compensation disclosures, only being required to provide two (rather than three) years of audited financial statements, and not being required to comply with the requirements of Section 404 of the Sarbanes-Oxley Act that our independent registered public accounting firm provide an attestation report on the effectiveness of our internal control over financial reporting. Decreased disclosures in our SEC filings due to our status as a "smaller reporting company" may make it harder for investors to analyze our results of operations and financial prospects and may cause some investors to find our common stock less attractive because we rely on these exemptions, there may be a less active trading market for our common stock, and our stock price may be more volatile.

Certain provisions of Delaware law and our charter documents may impede or discourage a takeover, which could adversely impact the market price of our shares.

        As a Delaware corporation, we are governed by anti-takeover provisions of Section 203 of the Delaware General Corporation Law (the "DGCL") that prohibit certain publicly-traded Delaware corporations from engaging in a business combination with anyone who owns at least 15% of its common stock for a period of three years after the date of the transaction in which the person acquired the 15% ownership, unless the certification of incorporation or by-laws of the corporation contain a provision expressly electing not to be governed by this anti-takeover statute, the merger or combination is approved in a prescribed manner, or the corporation does not have a class of voting stock that is listed on a national securities exchange or held by more than 2,000 stockholders of record. We are currently not subject to these restrictions; however, our certification of incorporation and by-laws do not contain a provision electing not to be governed by this statute, and once our common stock is listed on a national securities exchange or held by more than 2,000 stockholders of record, we will become subject to these restrictions, which may discourage a potential acquirer from making a tender offer for our common stock, which, under certain circumstances, could reduce the market price of our common stock.

        Certain other provisions of Delaware law and of our certificate of incorporation and bylaws impose various impediments to the ability of a third party to acquire control of us, even if a change in control would be beneficial to our existing stockholders, or could discourage a potential acquirer from making a tender offer for our common stock. In addition, these provisions may frustrate or prevent any attempt by our stockholders to replace or remove our current management by making it more difficult to replace or remove our Board of Directors. These provisions include:

  •
  no cumulative voting in the election of directors;

  •
  the exclusive right of our Board of Directors to elect a director to fill a vacancy created by the expansion of the Board of Directors or the resignation, death or removal of a director;

  •
  a requirement that special meetings of stockholders be called only by the chairperson of the board of directors, the chief executive officer or, by the board of directors pursuant to a resolution adopted by a majority of the total number of directors,

  •
  an advance notice requirement for stockholder proposals and nominations;

  •
  the authority of our board of directors to issue preferred stock with such terms as our board of directors may determine; and

  •
  elimination of personal liability for breaches of fiduciary duty as a director, to the extent permitted under the Delaware law.

        These restrictions, under certain circumstances, could reduce the market price of our common stock.

Being a public company is expensive and administratively burdensome.

        As a public reporting company, we are subject to the information and reporting requirements of the Securities Act, the Exchange Act and other federal securities laws, rules and regulations related thereto, including compliance with the Sarbanes-Oxley Act. Complying with these laws and regulations requires the time and attention of our Board of Directors and management, and increases our expenses. Among other things, we are required to:

  •
  maintain and evaluate a system of internal controls over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act and the related rules and regulations of the SEC and the Public Company Accounting Oversight Board;

  •
  maintain policies relating to disclosure controls and procedures;

  •
  prepare and distribute periodic reports in compliance with our obligations under federal securities laws;

  •
  institute a more comprehensive compliance function, including with respect to corporate governance; and

  •
  involve, to a greater degree, our outside legal counsel and accountants in the above activities.

        The costs of preparing and filing annual and quarterly reports, proxy statements and other information with the SEC and furnishing audited reports to stockholders is expensive and much greater than that of a privately-held company, and compliance with these rules and regulations may require us to hire additional financial reporting, internal controls and other finance personnel, and will involve a material increase in regulatory, legal and accounting expenses and the attention of management. There can be no assurance that we will be able to comply with the applicable regulations in a timely manner, if at all. In addition, being a public company makes it more expensive for us to obtain director and officer liability insurance. In the future, we may be required to accept reduced coverage or incur substantially higher costs to obtain this coverage. These factors could also make it more difficult for us to attract and retain qualified executives and members of our Board of Directors, particularly directors willing to serve on an audit committee which we expect to establish.

Any failure to maintain effective internal control over our financial reporting could materially adversely affect us.

        Section 404 of the Sarbanes-Oxley Act of 2002 requires us to include in our annual reports on Form 10-K an assessment by management of the effectiveness of our internal control over financial reporting. In addition, at such time, if any, as we are no longer a "smaller reporting company," our independent registered public accounting firm will have to attest to and report on management's assessment of the effectiveness of such internal control over financial reporting. Based upon the last evaluation conducted as of June 30, 2016, our management concluded that our internal control over financial reporting was effective as of such date to provide reasonable assurance to the Company's management and Board of Directors regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with accounting principles generally accepted in the United States.

        Although our management concluded that internal control over financial reporting was effective as of June 30, 2016, if we fail to maintain effective internal control, we may be unable to prevent or detect fraud or provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements. This could result in a loss of investor confidence in the reliability of our financial statements, which in turn could negatively affect the price of our common stock.

        In particular, we must perform system and process evaluation and testing of our internal control over financial reporting to allow management and (if required in future) our independent registered public accounting firm to report on the effectiveness of our internal control over financial reporting, as required by Section 404(b). Our compliance with Section 404(b) may require that we incur substantial accounting expense and expend significant management efforts. We currently do not have an internal audit group. We may need to retain the services of additional accounting and financial staff or consultants with appropriate public company experience and technical accounting knowledge to satisfy the ongoing requirements of Section 404(b). We intend to review the effectiveness of our internal controls and procedures and make any changes management determines appropriate, including to achieve compliance with Section 404(b) by the date on which we are required to so comply.

***

The risks above do not necessarily comprise all of those associated with an investment in the Company. This prospectus contains forward looking statements that involve unknown risks, uncertainties and other factors that may cause the actual results, financial condition, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward looking statements. Factors that might cause such a difference include, but are not limited to, those set out above.

SELLING STOCKHOLDERS

        This prospectus covers the resale from time to time by the selling stockholders identified in the table below of up to 21,985,772 shares of our common stock. Of the shares being offered:

  (i)
  up to 8,177,031 may be issuable upon conversion of 1,951 outstanding shares of our Series A Preferred Stock,

  (ii)
  up to 12,573,598 may be issuable upon conversion of up to 3,000 shares of Series A Preferred Stock that may be issued pursuant to the Subscriber Option,

  (iii)
  435,073 are issuable upon exercise of outstanding common stock purchase warrants issued to purchasers of the Series A Preferred Stock,

  (iv)
  up to 669,000 may be issuable upon exercise of common stock purchase warrants that may be issued pursuant to the Subscriber Option,

  (v)
  51,650 are issuable upon exercise of outstanding common stock purchase warrants issued to the placement agent for the Series A Preferred Stock and its designees, and

  (vi)
  up to 79,420 may be issuable upon exercise of common stock purchase warrants that may be issued to the placement agent for the Series A Preferred Stock and its designees in connection with exercises of the Subscriber Option.

        The number of shares set forth in (i) and (ii) above represent a good faith estimate of the number of shares that would become issuable upon conversion of all of such Series A Preferred Stock at a price of $0.25 per share, the current "floor" on the conversion price of the Series A Preferred Stock.) (See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Series A Preferred Stock Offering" below for a description of the Subscriber Option, and "Description of Securities—Preferred Stock—Series A Preferred Stock" below for a description of the conversion rights of the Series A Preferred Stock.)

        Pursuant to Rule 416 under the Securities Act, this prospectus also covers the resale of shares of common stock that may become issuable or be issued pursuant to provisions of the Series A Preferred Stock, Investor Warrants and Placement Agent Warrants to prevent dilution resulting from stock splits, stock dividends, or similar transactions ("Anti-Dilution Shares").

        The selling stockholders identified in the table below may from time to time offer and sell under this prospectus any or all of the shares of common stock described under the columns "Shares of Common Stock Owned Prior to This Offering and Registered Hereby" and "Shares Issuable upon Exercise of Warrants Owned Prior to This Offering and Registered Hereby" in the table below. The table does not include any Anti-Dilution Shares that may be issued to and sold by the selling stockholders hereunder.

        The table below has been prepared based upon the information furnished to us by the selling stockholders as of the date of this prospectus. The selling stockholders identified below may have sold, transferred or otherwise disposed of some or all of their shares since the date on which the information in the following table is presented in transactions exempt from or not subject to the registration requirements of the Securities Act. Information concerning the selling stockholders may change from time to time and, if necessary, we will amend or supplement this prospectus accordingly. We cannot give an estimate as to the number of shares of common stock that will actually be held by the selling stockholders upon termination of this offering because the selling stockholders may offer some or all of their common stock under the offering contemplated by this prospectus or acquire additional shares of common stock. The total number of shares that may be sold hereunder will not exceed the number of shares offered hereby. Please read the section entitled "Plan of Distribution" in this prospectus.

        The following table sets forth the name of each selling stockholder, the number of shares of our common stock beneficially owned by such stockholder before this offering, the number of shares to be offered for such stockholder's account and the number and (if one percent or more) the percentage of the class to be beneficially owned by such stockholder after completion of the offering. The number of shares owned are those beneficially owned, as determined under the rules of the SEC, and such information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares of our common stock as to which a person has sole or shared voting power or investment power and any shares of common stock which the person has the right to acquire within 60 days after May 1, 2017 (the "Determination Date"), through the exercise of any option, warrant or right, through conversion of any security or pursuant to the automatic termination of a power of attorney or revocation of a trust, discretionary account or similar arrangement, and such shares are deemed to be beneficially owned and outstanding for computing the share ownership and percentage of the person holding such options, warrants or other rights, but are not deemed outstanding for computing the percentage of any other person. The number of shares of common stock shown as beneficially owned before the offering is based on information furnished to us or otherwise based on information available to us at the time of the filing of the registration statement of which this prospectus forms a part.

        Unless otherwise set forth below, based upon the information furnished to us, (a) the persons and entities named in the table have sole voting and sole investment power with respect to the shares set forth opposite the selling stockholder's name, subject to community property laws, where applicable, (b) no selling stockholder had any position, office or other material relationship within the past three years, with us or with any of our predecessors or affiliates, and (c) no selling stockholder is a broker-dealer or an affiliate of a broker-dealer.

        Selling stockholders who are broker-dealers or affiliates of broker-dealers are indicated by footnote. We have been advised that these broker-dealers and affiliates of broker-dealers who hold shares of common stock included in the table below purchased our common stock in the ordinary course of business, not for resale. These broker-dealers and affiliates of broker-dealers who hold warrants to purchase shares of common stock included in the table below (other than Jeffrey Wiegand) received such warrants as compensation to the placement agent in the offering of the Series A Preferred Stock. We have been advised that, in either case, at the time of such purchase of shares or receipt of warrants, such persons did not have any agreements or understandings, directly or indirectly, with any person to distribute such common stock.

Selling Stockholder	Shares of Common Stock Beneficially Owned Prior to This Offering	Shares of Common Stock Issuable upon Conversion of Series A Preferred Stock Beneficially Owned Prior to This Offering and Registered Hereby(1)	Shares of Common Stock Issuable upon Exercise of Warrants Beneficially Owned Prior to This Offering and Registered Hereby(2)	Shares of Common Stock Beneficially Owned upon Completion of This Offering(3)	Percentage of Common Stock Beneficially Owned upon Completion of This Offering(4)
Belousov. Igor	—	2,124,938	113,061	—	—%
Bonelli, Ronald and Annette, JTWROS(5)	—	1,064,565	56,642	—	—
Danford, Michael	—	532,282	28,321	—	—
EDP Capital Inc.(6)	—	—	5,646	—	—
F&M Star Alliance, Inc.(7)	—	850,814	45,269	—	—
Farmer, Robert L.	—	264,046	14,049	—	—
FirstFire Global Opportunities Fund LLC.(8)	—	1,064,565	56,642	—	—
Flett, Eric	—	532,282	28,321	—	—
Gabriele, Joseph	—	159,266	8,474	—	—
Kay, Lina	—	2,124,938	113,061	—	—
Keener, Justin W.	—	2,657,221	141,382	—	—
Leonard, Ray(9)	439,897	532,282	28,321	428,747	1.9
Livson, Roman**	—	—	97,509	—	—
Madigan, Michael	—	532,282	28,321	—	—
Mamuta, Inna	—	213,751	11,373	—	—
Marts, Douglas and Bonnie Girardi-Marts, JTWRS(10)	—	54,486	2,899	—	—
Marshall, Gregory	—	222,133	11,819	—	—
Martillo Finance Limited(11)	—	1,064,565	56,642	—	—
Oliver, Avery	—	213,751	11,373	—	—
Pearthree, Philip A. and Marie S., JTWROS(12)	—	213,751	11,373	—	—
Preng, David	—	796,328	42,370	—	—
Renaud, Stephen**	—	—	10,151	—	—
Roth, John F.	—	213,751	11,373	—	—
Ryzhkov, Roman(7)	—	1,596,847	84,963	—	—
Silverman, Michael**	—	—	17,764.00	—	—
Veneto Private Equity Investments Limited(13)	—	2,124,938	113,061	—	—
Wiegand, Jeffrey**	—	1,596,847	84,963	—	—
Total	439,897	20,750,629	1,235,143	428,747

*
Less than 1%

**
Affiliate of registered broker-dealer

(1)
Assumes all of the 3,000 shares of Series A Preferred Stock pursuant to the Subscriber Option are purchased by the selling stockholders, on pro rata basis, and converted into shares of common stock.

(2)
Assumes all of the warrants issuable pursuant to the Subscriber Option are purchased by the selling stockholders, on pro rata basis, and exercised for shares of common stock.

(3)
Assumes all of the shares of common stock to be registered by the registration statement of which this prospectus is a part, including all shares of common stock issuable upon exercise of warrants held by the selling stockholders, are sold in the offering and that shares of common stock beneficially owned by such selling stockholder but not being registered by this prospectus (if any) are not sold.

(4)
Percentages are based on the 21,871,658 shares of common stock issued and outstanding as of the Determination Date. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Shares of common stock underlying shares of preferred stock, options or warrants currently exercisable or convertible, or exercisable or convertible within 60 days after the Determination Date are deemed outstanding for computing the percentage of the person holding such shares of preferred stock, options or warrants but are not deemed outstanding for computing the percentage of any other person.

(5)
Ronald Bonelli and Annette Bonelli are joint tenants with right of survivorship and have equal voting and investment power over the shares owned thereby.

(6)
Barbara J. Glenns is President of EFD Capital Inc., a Delaware corporation ("EFD"), and may be deemed to have voting and investment power over the shares held by EFD.

(7)
Roman Ryzhkov is President of Star Alliance, Inc., a Delaware corporation ("F&M"), and may be deemed to have voting and investment power over the shares held by F&M.

(8)
Eliezer S. Fireman is the Managing Member of FirstFire Global Opportunities Fund LLC, a Delaware limited liability company ("FirstFire"), and may be deemed to have voting and investment power over the shares held by FirstFire..

(9)
Ray C. Leonard is our President and Chief Executive Officer, and a member of our Board of Directors. See "Security Ownership of Certain Beneficial Owners and Management" for information as to Mr. Leonard's beneficial ownership of the Company's common stock.

(10)
Douglas Marts and Bonnie Girardi-Marts are joint tenants with right of survivorship and have equal voting and investment power over the shares owned thereby.

(11)
Alison M. Blackwood is a Director of Martillo Finance Limited ("Martillo"), a company organized under the laws of British Virgin Islands and may be deemed to have voting and investment power of the shares held by Martillo.

(12)
Philip A. Pearthree and Marie S. Pearthree are joint tenants with right of survivorship and have equal voting and investment power over the shares owned thereby.

(13)
Amicorp. Cayman Fiduciary Limited ("Amicorp") is a Director and Secretary of Veneto Private Equity Investments Limited, a company organized under the laws of the Cayman Islands. Each of Kimbert Solomon and Nicole Sloley is a director and attorney-in-fact for Amicorp and may be deemed to have voting and investment power over the shares held by Amicorp.

USE OF PROCEEDS

        We will not receive any proceeds from sales of common stock made under this prospectus.

DETERMINATION OF OFFERING PRICE

        There currently is a limited public market for our common stock. The selling stockholders will determine at what price they may sell the offered shares, and such sales may be made at prevailing market prices or at privately negotiated prices. See "Plan of Distribution" below for more information.

 MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information and Holders

        Shares of our common stock, for the periods presented below, were traded on the New York Stock Exchange through March 10, 2015. Since March 11, 2015, our common stock trades on the QX Tier of OTC Markets (OTCQX), under the symbol "HDYN."

        As of April 28, 2017, we had 21,871,658 shares of our common stock issued and outstanding held by approximately 59 stockholders of record.

        The following table sets forth the high and low sales prices for our common stock on the NYSE for the periods presented through March 10, 2015, and the high and low closing bid prices for our common stock on OTC Markets for the periods presented from March 11, 2015. The quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions. Our common stock is thinly traded and, thus, pricing of our common stock on OTC Markets does not necessarily represent its fair market value.

Period	High	Low
Quarter ended September 30, 2014	$3.2500	$1.7800
Quarter ended December 31, 2014	1.7500	0.7700
January 1 through March 10, 2015	0.9794	0.5700
March 11 through March 31, 2015	0.3700	0.1850
Quarter ended June 30, 2015	1.3000	0.3631
Quarter ended September 30, 2015	0.8100	0.4500
Quarter ended December 31, 2015	1.9700	0.7800
Quarter ended March 31, 2016	1.2500	0.3200
Quarter ended June 30, 2016	0.5700	0.3500
Quarter ended September 30, 2016	1.2500	0.3500
Quarter ended December 31, 2016	2.4200	1.1100
Quarter ended March 31, 2017	2.7700	0.6950
Quarter ending June 30, 2017 (through April 27, 2017)	1.7500	1.4200

        On April 28, 2017, the last reported sales price for our common stock as reported by OTC Markets was $1.80 per share.

Dividends

        We have never paid any cash dividends on our capital stock and do not anticipate paying any cash dividends on our common stock in the foreseeable future. We intend to retain future earnings to fund ongoing operations and future capital requirements. Any future determination to pay cash dividends will be at the discretion of our Board of Directors and will be dependent upon financial condition, results of operations, capital requirements and such other factors as the Board of Directors deems relevant. Other than provisions of the Delaware Revised Statutes requiring post-dividend solvency according to certain measures, there are no material restrictions limiting, or that are likely to limit, our ability to pay dividends on our common stock.

Securities Authorized for Issuance under Equity Compensation Plans

        On February 18, 2010, at our annual meeting of stockholders, our Board of Directors and stockholders approved our 2010 Equity Incentive Plan (the "2010 Plan"). Subsequently, on February 17, 2012, the 2010 Plan was amended to increase the maximum shares issuable under the 2010 Plan from 625,000 shares to 1,250,000 shares and again on January 27, 2016, at our annual meeting of stockholders, the stockholders approved amending the 2010 Plan to increase the number of shares available for issuance by 750,000 shares to 2,000,000 shares.

        The 2010 Plan provides for the grants of shares of common stock, restricted stock units or incentive stock options and/or nonqualified stock options to purchase our common stock to selected employees, directors, officers, agents, consultants, attorneys, vendors and advisors. Shares of common stock, options, or restricted stock can only be granted under the Plan within 10 years from the effective date of February 18, 2010.

        The purpose of the Plan is to further our interest, and the interest of our subsidiaries and our stockholders by providing incentives in the form of stock or stock options to key employees, consultants, directors, and vendors who contribute materially to our success and profitability. We believe that our future success will depend in part on our continued ability to attract and retain highly qualified personnel as employees, independent consultants, and directors. The issuance of stock and grants of options will recognize and reward outstanding individual performances and contributions and will give such persons a proprietary interest in us, thus enhancing their personal interest in our continued success and progress. We pay wages, salaries, and consulting rates that we believe are competitive. We use the 2010 Plan to augment our compensation packages.

        The following table provides information as of June 30, 2016, with respect to the shares of common stock that may be issued under our existing equity compensation plans:

Equity Compensation Plan Information

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders(1)	1,016,997	$5.03	945,710
Equity compensation plans not approved by security holders	—	—	—
Total

(1)
2010 Equity Incentive Plan

        The following table provides a reconciliation of the securities remaining available for issuance as of June 30, 2016 under the 2010 Plan:

2010 Plan
Shares available for issuance, June 30, 2015	44,503
Stock options granted	(183,860)
Restricted stock granted	—
Stockholder approved increase in shares issuable	750,000
Previously issued options cancelled or expired	335,067

Shares available for issuance, June 30, 2016	945,710

SELECTED FINANCIAL DATA

        The following table summarizes certain selected consolidated financial data for the periods presented. The selected historical financial data as of and for the years ended June 30, 2016 and 2015 has been derived from our audited consolidated financial statements, included elsewhere in this prospectus.

        You should read the following information, together with "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and notes thereto included elsewhere in this prospectus.

	Year ended June 30,
(In thousands, except earnings per share data)	2016	2015
Revenue	$—	$—
Full-Cost ceiling test write-down	$(14,331)	$—
Loss from operations	$(22,846)	$(13,394)
Net loss	$(22,846)	$(13,392)
Basic loss per common share	$(1.09)	$(0.64)
Diluted loss per common share	$(1.09)	$(0.64)
Weighted Average Shares Outstanding	21,047	21,047
Cash and cash equivalents	$10,327	$18,374
Oil and Gas Properties	$—	$14,311
Total Assets	$11,678	$34,096
Long-Term Liabilities	$—	$—
Shareholder's Equity	$9,935	$32,428

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        This prospectus contains "forward-looking statements." Forward-looking statements include statements concerning plans, objectives, goals, strategies, expectations, future events or performance and underlying assumptions and other statements which are other than statements of historical facts. Forward-looking statements generally can be identified by the use of forward-looking terminology such as "may," "will," "expect," "plan," "project," "anticipate," "estimate," "believe," or "think." Forward-looking statements involve risks and uncertainties which could cause actual results or outcomes to differ materially from those expressed in the forward-looking statements. We assume no duty to update or revise our forward-looking statements based on changes in plans or expectations or otherwise.

Overview

        Our corporate mission is to provide energy for the future by exploring for, developing new, and re-establishing pre-existing sources of energy. Our primary focus is the advancement of exploration work in Guinea. We have no source of operating revenue, and there is no assurance when we will, if ever. Our operating cash flows are negative, and we will require substantial additional funds, through additional participants, securities offerings, or through other means, to fulfill our business plans.

        Our operating plan within the next twelve months includes the following:

  •
  Commence preparations for drilling of the exploration well in Guinea.

  •
  Consider financing alternatives and other measures to raise funds to pursue our exploration and appraisal objectives offshore Guinea.

        Following the execution of Amendment No. 1 to the PSC in March 2010 (the "First PSC Amendment") and the receipt of a Presidential Decree in May 2010, we sold a 23% gross interest in the Concession to Dana Petroleum, PLC ("Dana"), a subsidiary of the Korean National Oil Corporation. In December 2012, we closed a sale of a 40% gross interest to Tullow Guinea Ltd. ("Tullow"), and Tullow became the Operator on April 1, 2013. A planned exploration well was initially delayed by Tullow and thereafter by the Ebola epidemic. Continued failure to resume petroleum operations by both Tullow and Dana in 2015 forced us to file legal actions under our Joint Operating Agreement. On August 15, 2016, we entered into a Settlement and Release Agreement with Tullow and Dana ("Settlement Agreement") that returned to Hyperdynamics 100% of the interest under the PSC, long-lead item property useful in the drilling of an exploratory well, and $0.7 million in cash, in return for a mutual release of all claims. We also agreed to pay Dana a success fee based upon the certified reserves of the Fatala-1 well if it results in a discovery.

        We executed a Second Amendment to the PSC ("Second PSC Amendment") on September 15, 2016, and received a Presidential Decree that gave us a one year extension to the second exploration period of the PSC to September 22, 2017 ("PSC Extension Period") and became the designated Operator of the Concession.

        In addition to clarifying certain elements of the PSC, we agreed in the Second PSC Amendment to drill one exploratory well to a minimum depth of 2,500 meters below the seabed within the PSC Extension Period (the "Extension Well") with the option of drilling additional wells. Fulfillment of the work obligations exempts us from the expenditure obligations during the PSC Extension Period.

        In turn, we retained only an area equivalent to approximately 5,000 square kilometers in the Guinea offshore waters and are obliged to provide the Government of Guinea: (1) A parent company guarantee for the well obligation, (2) monthly progress reports and a reconciliation of budget to actual expenditures, (failure to provide the reports and assurances on a timely basis could result in a notice of termination with a 30 day period to cure), and (3) certain guarantees.

        For the purposes of calculation for this clause (Article 4 of the PSC), however, only costs spent for services and goods provided in Guinea shall be taken into account until the drilling rig to be used in the drilling of the Extension Well is located in the territorial waters of the Republic of Guinea. If we do not provide either security by the specified dates, the Government of Guinea may terminate the PSC immediately and without prior notice to remedy such deficiency.

        Additionally, we agreed to limit the cost recovery pool to date to our share of expenditures in the PSC since 2009 (estimated to be approximately $165,000,000 net to our interest) and begin to move into the territory of Guinea the long lead items we received in the Settlement Agreement that are currently stored in Takoradi, Ghana for the drilling of the Extension Well in 2017. The movement of approximately $1.6 million of the $4.1 million of equipment was started on January 29, 2017 and was completed on February 5, 2017. The balance of the material still in Ghana will be moved at a later date. Finally, we agreed to allocate and administer a training budget during the PSC Extension Period for the benefit of the Guinea National Petroleum Office of $250,000 in addition to any unused portion of the training program under Article 10.3 of the PSC. The unused portion of the training program is now estimated to be approximately $500,000.

        On March 10, 2017, SCS entered into a Tri Party Protocol ("Protocol") with South Atlantic Petroleum Limited ("SAPETRO"), a privately held Nigerian oil and gas exploration and production company, and the Government of Guinea.

        Pursuant to the terms of the Protocol, it was agreed that drilling operations for the Fatala-1 well must commence no later than May 30, 2017, and that SAPETRO and SCS will make all reasonable efforts to negotiate and finalize all transaction documents for SAPETRO's entry into the project in conformity with the PSC and submit for the approval of the Government of Guinea no later than

April 10, 2017. The Government of Guinea in turn agreed to provide adequate assurances in relation to the validity of the existing PSC and amendments to enable SCS and SAPETRO to enter into the transaction documents and obtain all necessary Government approvals and to mobilize the requisite resources in the form of contracts, funds and personnel to spud and accomplish drilling operations in respect of the Fatala well and subsequent exploration wells. It was further agreed that upon completion of the transaction documents and receipt of the requisite approvals by the Government of Guinea, SAPETRO will provide the $5 million Security Instrument as required by the terms of the Second PSC Amendment.

        On March 30, 2017, SCS entered into a Farmout Agreement (the "Farmout Agreement") with SAPETRO, pursuant to the terms of which, and subject to certain conditions therein, SCS will assign and transfer to SAPETRO 50% of its 100% gross participating interest in the PSC and the Joint Operating Agreement (as defined below). Pursuant to the terms of the Farmout Agreement, upon closing, SAPETRO will (i) reimburse SCS its proportional share of past costs associated with the preparations for the drilling of the Fatala-1 well, and (ii) pay its participating interest's share of future costs in the Concession. Currently the total amount of costs spent by SCS after the date of the Second PSC Amendment in relation to the preparation of drilling of the Fatala-1 well is estimated at approximately $8-10 million depending on the timing of the completion of the Farmout Agreement and upon approval of the Guinea government.

        The closing of the Farmout Agreement and the corresponding transfer of the participating interest are subject to several conditions, including, but not limited to: (i) the receipt of the requisite approvals and consents of the government of the Republic of Guinea, (ii) if required by the Government of Guinea, security in respect of each party's participating share of the drilling costs, and (iii) subject to the satisfaction of SAPETRO acting reasonably, SCS having obtained cash or committed financings in the amount of up to $ 15 million to enable it to meet its obligations related to the Fatala-1 well. At closing, SAPETRO and SCS will deliver mutual parent guarantees to secure the obligations under the Farmout Agreement and execute the joint operating agreement, attached as Exhibit B to the Farmout Agreement (the "Joint Operating Agreement"), governing the conduct of operations. Each party to the Farmout Agreement may waive certain conditions in whole or in part at any time.

        The parties have agreed to close on or before May 31, 2017, unless the Farmout Agreement is previously terminated due to parties' failure to satisfy the closing conditions, by mutual agreement of the parties, or if either party receives final, unappealable written notice from the Government of Guinea stating that it will not approve the transfer of the farm-in interest, or on certain other conditions. The Farmout Agreement includes customary representations and warranties of the parties, including due organization and authority.

        On April 12, 2017 SCS, SAPETRO and Guinea executed a Third Amendment to the PSC (the "Third PSC Amendment") that was subject to the receipt of a Presidential Decree and the closing of the Farmout Agreement. We received a Presidential Decree on April 21, 2017 approving the assignment of 50% of SCS' participating interest in the Guinea concession to SAPETRO, and it confirms the two companies' rights to explore for oil and gas on our 5,000-square-kilometer Concession offshore the Republic of Guinea. The contract requires that drilling operations in relation to the obligation well Fatala-1 (the "Extension Well") shall begin no later than May 30, 2017 and provides that additional exploration wells may be drilled within the exploration period at the companies' option.

        The Third PSC Amendment further reaffirms clear title of SAPETRO and SCS to the Concession as well as amends the security instrument requirements under the PSC. SCS and SAPETRO agreed to a US $5 million security instrument to be put in place within 30 days from the date of the Presidential Decree. The security instrument will be released at such time that the drilling rig to be used in the drilling of the extension well is located in the shelf waters of the Republic of Guinea, including its territorial waters. Pursuant to the terms of the Protocol, SAPETRO will provide the $5 million security instrument upon Government of Guinea approval to enter the Concession and completion of the Farmout Agreement. SCS and SAPETRO agreed to joint and several liability to the Government of Guinea in respect to the PSC.

        In addition SCS and SAPETRO separately agreed that SCS's "sufficient financing for the Obligation Well Costs" as defined in the Farmout Agreement will be $15 million in "cash and committed financing to the satisfaction of SAPETRO acting reasonably" in addition to costs already incurred. SAPETRO and SCS further agreed that SAPETRO may elect to pay for a portion of SCS's Fatala-1 well costs so long as SCS is not in default of either the PSC or the Farmout Agreement and requires credit support. In case SAPETRO makes such payments for a share of SCS's costs of, SCS shall assign to SAPETRO 2% of its participating interest in the Concession for each $ 1 million of SCS's costs paid by SAPETRO.

        Failure to comply with the drilling and other obligations of the PSC as amended subjects us to financial penalties and a risk of loss of the Concession. Any future delay in drilling plans would adversely affect the ability to explore the Concession and reduce the attractiveness of the Concession to prospective industry participants and financing parties.

        Absent cash inflows, we will not have adequate capital resources to meet our current obligations as they become due and therefore there is substantial doubt about our ability to continue as a going concern. Our ability to meet our current obligations as they become due over the next twelve-months, and to be able to continue exploration, will depend on obtaining additional resources through sales of interests in the Concession, equity or debt financial offerings, or through other means.

        No assurance can be given that any of these actions can be completed.

Series A Preferred Stock Offering

        Between March 17 and April 26, 2017, we held four closings of a private placement offering (the "Series A Offering") of an aggregate of 1,951 Units of our securities, at a purchase price of $1,000 per Unit. Each "Unit" consisted of (i) one share of the Company's Series A Preferred Stock, with a Stated Value of $1,040 per share, and (ii) a warrant (the "Investor Warrant") to purchase 223 shares of the Company's common stock, exercisable from issuance until March 17, 2019, at an exercise price of $3.50 per share (subject to adjustment in certain circumstances). At the closings, we issued to the subscribers an aggregate of: (i) 1,951 shares of Series A Preferred Stock and (ii) Investor Warrants to purchase an aggregate of 435,073 shares of common stock.

        The Company received an aggregate of $1,951,000 in gross cash proceeds, before deducting placement agent fees and expenses, and legal, accounting and other fees and expenses, in connection with the sale of the Units.

        See "Description of Securities—Preferred Stock—Series A Preferred Stock" below for a description of the voting powers, designations, preferences, limitations, restrictions and relative rights of, the Series A Preferred Stock.

        Subscribers in the Series A Offering have an option (the "Subscriber Option") to purchase, at the same purchase price of $1,000 per Unit, their pro rata share of up to an aggregate of $3,000,000 in additional Units following the effective date of the registration statement registering for resale the shares of common stock issuable upon conversion of the Series A Preferred Stock and exercise of the Investor Warrants and Placement Agent Warrants (as defined below), which we have agreed to file as described below (the "Registration Statement") (which is the registration statement of which this prospectus is a part).

        We also agreed in the Subscription Agreements that until March 17, 2018, we will not create or allow to be created any security interest, lien, charge or other encumbrance on any of our or our subsidiaries' rights under or interests in the PSC that secures the repayment of indebtedness of the Company or any of its subsidiaries for money borrowed.

        Katalyst Securities, LLC (the "Placement Agent"), a U.S. registered broker-dealer, was engaged by the Company as placement agent for the Series A Offering, on a reasonable best effort basis. We agreed to pay to the Placement Agent (and any sub agent) a cash commission of 9% of the gross purchase price paid by the Subscribers for the Units (including for Units that may be issued upon exercise of the Subscriber Option), and to issue to the Placement Agent (and any sub agent) warrants to purchase a number of shares of common stock equal to 7% of the number of shares of common stock initially issuable upon conversion of the shares of Series A Preferred Stock contained in the Units sold in Series A Offering (including Units that may be issued upon exercise of the Subscriber Option), at the exercise price of $3.00 per share (the "Placement Agent Warrants"). We also agreed to reimburse the Placement Agent for certain expenses related to the Series A Offering. We paid the Placement Agent a total of $175,590 of cash fees and issued to the Placement Agent or its designees Placement Agent Warrants to purchase an aggregate of 51,650 shares of common stock.

        The Investor Warrants and the Placement Agent Warrants have provisions for the "weighted average" adjustment of their exercise price in the event that we issue shares of common stock (or common stock equivalents) for a consideration per share less than the exercise price then in effect, subject to certain exceptions.

        In connection with the Series A Offering, we also entered into a Registration Rights Agreement (the "Registration Rights Agreement") with each of the Subscribers and the holders of the Placement Agent Warrants. See "Description of Securities—Registration Rights" below for a description of the Registration Rights Agreement.

Reportable segments

        We have one reportable segment: our international operations in Guinea conducted through our subsidiary SCS. SCS is engaged in oil and gas exploration activities pertaining to offshore Guinea.

Results of Operations

        Based on the factors discussed below the net loss attributable to common shareholders for the three months ended December 31, 2016 increased $4.9 million to a net loss of $6.7 million, or $0.31 per share, from a net loss of $1.9 million, or $0.09 per share for the three months ended December 31, 2015. Net loss attributable to common shareholders for the six months ended December 31, 2016 increased $1.8 million to a net loss of $5.6 million, or $0.26 per share, from a net loss of $3.8 million, or $0.18 per share for the six months ended December 31, 2015.

        The increase in net loss attributable to common shareholders for the current fiscal year three month period is primarily the result of the $1.3 million cost of issuing the 600,000 shares of common stock for the Iroquois legal settlement (see "Legal Proceedings" below), $0.4 million downward revision in fair market value on our oil and gas well construction equipment, Full-cost ceiling test write-down of $0.8 million and increased general and administrative costs incurred on resuming operatorship of our Guinea Concession.

        The increase in net loss attributable to common shareholders for the current fiscal year six month period is primarily the result of the $4.8 million gain on the legal settlement with Tullow and Dana being more than offset by the $1.3 million cost of the Iroquois case legal settlement, Full-cost ceiling test write-down of $0.8 million and increased general and administrative costs incurred on resuming operatorship of our Guinea Concession.

Three months ended December 31, 2016 compared to three months ended December 31, 2015

        Revenues.    There were no revenues for the three months ended December 31, 2016 and 2015.

        Depreciation.    Depreciation on property and equipment decreased 62% or $17 thousand from the fiscal 2015 period to the fiscal 2016 period. Depreciation expense was $10,400 and $27,700 in the three months ended December 31, 2016 and 2015, respectively. The decrease is primarily attributed to only a small amount of asset additions subject to depreciation in the current year whereas a large portion of the assets in service in the prior year became fully depreciated early in the current year.

        General, Administrative and other Operating Expenses.    Our general, administrative and other operating expenses were $4.3 million and $1.8 million for the three months ended December 31, 2016 and 2015, respectively. This represents an increase of 134% or $2.5 million from the fiscal 2015 period to the fiscal 2016 period. We had increases in personnel related costs of approximately $0.4 million, and an increase in legal and other professional fees of $1.7 million related to legal activity and contract services required for the resumption of operatorship in our Guinea Concession. Additionally, we had increased costs relating to our special shareholder meeting and proxy solicitation of $0.1 million, increased directors' and officers' insurance premium costs of $0.1 million, increased travel expenses of $0.1 million and the Guinea branch office startup and infrastructure costs of $0.1 million.

        Full-cost ceiling test write-down.    During the quarter ended December 31, 2016 we impaired $0.8 million of unproved oil and gas property costs capitalized during the current quarter ($0.5 million) and previous quarter ($0.3 million). That impairment assessment was based on our liquidity position, and the possibility that we may not reach an agreement with the Government of Guinea regarding the requirement under the PSC to provide a mutually acceptable security of $5.0 million and the possibility that the Government of Guinea may at any time and without prior notice terminate our Concession.

        Cost of legal settlement.    We recognized a $1.3 million cost of the Iroquois legal case based on a settlement agreement at the end of December whereby we would issue 600,000 shares of company stock which we value based on the settlement date at $2.18 per share. The common stock was issued on February 2, 2017.

        We also made a $0.4 million downward revision in the fair market value on our oil and gas well equipment inventory we received from Tullow in the Tullow and Dana legal settlement. This revision was based on additional information received on this equipment once this equipment was in our possession and as we readied it to be moved into Guinea from Ghana.

        Loss from Operations.    As a result of the factors discussed above, our loss from operations increased by $3.2 million from $1.9 million in the three months ended December 31, 2015 to $5.0 million for the three months ended December 31, 2016.

Six months ended December 31, 2016, compared to six months ended December 31, 2015

        Revenues.    There were no revenues for the six months ended December 31, 2016 and 2015.

        Depreciation.    Depreciation on property and equipment decreased 37% or $21 thousand from the fiscal 2015 period to the fiscal 2016 period. Depreciation expense was $35 thousand and $56 thousand in the six months ended December 31, 2016 and 2015, respectively. The decrease is primarily attributed to only a small amount of asset additions and related modest depreciation in the current year whereas a large portion of the assets in service in the prior year became fully depreciated early in the current year.

        General, Administrative and Other Operating Expenses.    Our general, administrative and other operating expenses were $8.2 million and $3.7 million for the six months ended December 31, 2016 and 2015, respectively. This represents an increase of 123% or $4.5 million from the fiscal 2015 period to the fiscal 2016 period. The increase in expense was attributable to increases in personnel related costs of approximately $0.5 million and an increase in legal and professional fees of $3.4 million, related to our lawsuits against Tullow and Dana and with services required for the resumption of operatorship costs in our Guinea Concession. Additionally, we had increased costs relating to our special shareholder meeting and proxy solicitation of $0.1 million, increased directors' and officers' insurance costs of $0.1 million, increased travel expenses of $0.3 million and the Guinea branch office startup and infrastructure costs of $0.1 million.

        Full-cost ceiling test write-down.    During the period ended December 31, 2016 we impaired $0.8 million of unproved oil and gas property costs capitalized. That impairment assessment was based on our liquidity position, and the possibility that we may not reach an agreement with the Government of Guinea regarding the requirement under the PSC to provide a mutually acceptable security of $5.0 million and the possibility that the Government of Guinea may at any time and without prior notice terminate our Concession.

        Gain and cost on legal settlements.    The $4.8 million gain on legal settlement with Tullow and Dana includes a cash payment from Tullow to us of $686,570 and the fair value of $4.1 million for the well construction material we received from Tullow as a part of our Settlement and Release Agreement.

        We recognized a $1.3 million cost of the Iroquois legal case based on a settlement agreement at the end of December whereby we would issue 600,000 shares of company stock which we value based on the settlement date at $2.18 per share. The common stock was issued on February 2, 2017.

        In deciding to settle we considered the possibility that the plaintiffs' claims for breach of contract and negligent misrepresentation could have result in a judgment that could have awarded damages in amounts ranging from $4.0 million to $18.5 million plus pre-judgment interest. Because we are seeking equity investment and project partners among many oil companies management decided to pursue the settlement option, eliminate this legal risk for the Company and thus improve the Company's attractiveness as a joint venture partner or as an investment in its stock.

        Loss from Operations.    As a result of the factors discussed above, our loss from operations increased by $5.3 million from $3.8 million in the six months ended December 31, 2015 to $9.0 million for the six months ended December 31, 2016.

Fiscal year ended June 30, 2016, compared to fiscal year ended June 30, 2015

        Based on the factors discussed below, the net loss attributable to common shareholders for the year ended June 30, 2016, increased $9,452,000, to a net loss of $22,846,000, or $1.09 per share in 2016 from a net loss of $13,392,000, or $0.64 per share in 2015.

        Revenues.    There were no revenues for the years ended June 30, 2016 and 2015.

        Depreciation.    Depreciation decreased 54%, or $128,000, from fiscal 2015 to fiscal 2016. Depreciation expense was $109,000 and $237,000 in the years ended June 30, 2016 and 2015, respectively. The decrease is primarily attributed to no asset additions in the current year and a portion of assets used in the prior year being fully depreciated in the current year.

        Full impairment of unproved oil and gas properties.    At March 31, 2016, we fully impaired our unproved oil and gas properties as discussed in Note 3 to the consolidated financial statements for the fiscal year ended June 30, 2016, Investment in Oil and Gas Properties, which totaled $14.3 million.

        General, Administrative and Other Operating Expenses.    Our general, administrative and other operating expenses were $8.4 million and $13.2 million for the years ended June 30, 2016 and 2015, respectively. This represents a decrease of 36% or, $4.8 million from fiscal 2015 to fiscal 2016. The

$4.8 million decrease in expense was attributable to a decrease in legal and other professional fees of $3.4 million, which can be attributed primarily to a decrease in legal and other professional fees related to the FCPA investigations ($5.0 million) offset somewhat by increased legal and other professional fees related to our lawsuits against Tullow and Dana ($1.6 million). Additionally, we had a decrease in personnel related costs of approximately $1.8 million, which can be attributed to a decline in headcount as a result of fiscal 2015 and 2016 staff reductions. These factors resulting in decreased costs were partially offset by a partial year increase in our Director and Officer insurance costs of approximately $0.4 million.

        Loss from Continuing Operations.    Primarily as a result of the decrease in general and administrative expenses of $4,777,000, offset by the full impairment of unproved oil and gas properties of $14,331,000, our loss from continuing operations increased by $9,454,000, from $13,392,000 in the year ended June 30, 2015 to $22,846,000 for the year ended June 30, 2016.

Liquidity and Capital Resources

General

Six months ended December 31, 2016, compared to Six Months Ended December 31, 2015

	Six Months Ended December 31,
Cash used or provided, net	2016	2015
Net cash used in operating activities	$(7,246)	$(3,987)
Net cash used in investing activities	(860)	(20)
Net cash provided by financing activities	18	—

Decrease in cash and cash equivalents	(8,088)	(4,007)
Cash and cash equivalents at Beginning of period	10,327	18,374

End of period	$2,239	$14,367

Operating Activities

        Net cash used in operating activities for the six months ended December 31, 2016 was $7.2 million compared to $4.0 million for the six months ended December 31, 2015. The increase in cash used in operating activities is primarily attributable to the $4.5 million increase in general, administrative and other operating costs, partially offset by changes in working capital during the periods, and the $0.7 million in cash received from the legal settlement with Tullow and Dana.

Investing Activities

        Net cash used in investing activities for the six months ended December 31, 2016 was $0.9 million compared to $20 thousand net cash used in the six months ended December 31, 2015. The increase primarily relates to oil and gas property costs incurred by the Company in resumption of the prospect development as operator of the Guinea Concession.

Financing Activities

        There were $18 thousand of cash proceeds provided by financing activities during the six months ended December 31, 2016 as a result of the exercise of stock options. There was no cash provided by financing activities during the six months ended December 31, 2015.

Fiscal year ended June 30, 2016, compared to fiscal year ended June 30, 2015

	Year Ended June 30,
	2016	2015
Net cash used in operating activities	$(8,027)	$(16,833)
Net cash used in investing activities	(20)	(63)
Net cash provided by financing activities	—	—

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(8,047)	(16,896)
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR	18,374	35,270

CASH AND CASH EQUIVALENTS AT END OF YEAR	$10,327	$18,374

Operating Activities

        Net cash used in operating activities for the year ended June 30, 2016 was $8.0 million compared to $16.8 million for the year ended June 30, 2015. The decrease in cash used in operating activities is primarily attributable to our $4.8 million decrease in General, administrative and other operating expenses and by changes in working capital during the periods, primarily a $4.1 million working capital change in accounts payable in the current year when compared to the previous year.

Investing Activities

        Net cash used in investing activities for the year ended June 30, 2016 was $(20) thousand compared to $(63) thousand in the year ended June 30, 2015.

Financing Activities

        There was no cash provided by financing activities during the years ended June 30, 2016 and 2015.

Liquidity

        On December 31, 2016, we had $2.2 million in cash and 1.5 million in trade accounts payable and accrued expense liabilities, all of which are current. We plan to use our existing cash to fund our general corporate needs and our expenditures associated with the Concession. However, the net working capital of approximately $0.7 million will not be sufficient to meet our corporate needs and Concession related activities for the quarter ending March 31, 2017. We are currently pursuing several avenues to raise funds.

        As of April 27, 2017 the Company's trade accounts payable and accrued expenses exceeded its cash balances.

        The DOJ and SEC investigations and the Tullow and Dana arbitration are resolved and closed. Through several annual periods ended June 30, 2016 these matters cumulatively cost us a total of approximately $12.8 million.

        In addition, the legal and professional fees related to legal actions taken against Tullow and Dana, as described in Note 6 to the consolidated financial statements for the three and six months ended December 31, 2016, also were costly and also reduced our liquidity. We incurred approximately $1.6 million in legal and professional fees related to these legal actions in the year ended June 30, 2016 and approximately $0.4 million in the period ended December 31, 2016 for a cumulative total of $2.0 million.

        The Iroquois lawsuit is similarly settled as discussed in Note 6 of those financial statements. The $1.35 million part of the cash settlement was funded by our insurance underwriters. The non-cash expense part of the settlement that is reported in the quarter ended December 31, 2016 was subsequently settled on February 2, 2017 by the issuance of the 600,000 shares of common stock.

        On September 15, 2016, we executed the Second PSC Amendment, which was approved on September 21, 2016 by a Presidential Decree from the Republic of Guinea where we received a one year extension to September 22, 2017, and confirmed we are the holder of 100% and operator of the Concession. In turn, we agreed to drill one exploratory well to a minimum depth of 2,500 meters below the seabed with a projected commencement of April 2017 and a budget of approximately $46.0 million. On March 30, 2017, we entered into a Farmout Agreement with SAPETRO, pursuant to the terms of which, and subject to certain conditions therein, SCS will assign and transfer to SAPETRO 50% of its 100% gross participating interest in the PSC and the Joint Operating Agreement. On April 12, 2017 SCS, SAPETRO and Guinea executed a Third Amendment to the PSC that was subject to the receipt of a Presidential Decree and the closing of the Farmout Agreement. We received a Presidential Decree on April 21, 2017 approving the assignment of 50% of SCS' participating interest in the Guinea concession to SAPETRO, and it confirms the two companies' rights to explore for oil and gas on our 5,000-square-kilometer Concession offshore the Republic of Guinea. The contract requires that drilling operations in relation to the obligation well are begin no later than May 30, 2017 and provides that additional exploration wells may be drilled within the exploration period at the companies' option.

        Failure to comply with the security instrument obligations, the commencement of drilling operations by May 30, 2017, and other obligations of the PSC subjects us to risk of loss of the Concession. Potential future delays due to liquidity could adversely affect the ability to explore the Concession in a timely manner which will diminish the attractiveness of the Concession to prospective industry participants and financing sources.

        Our current capital resources are not sufficient to cover our financial commitments required to meet the exploration activity in the Concession. We are working to close the Farmout Agreement with SAPETRO as well as seeking funding through additional sales of interest in the Concession, from equity or debt or other financial instruments.

        As a result and absent cash inflows, we do not have adequate capital resources to meet our current obligations as they become due. Our ability to meet our current obligations as they become due over the next quarter and twelve months and to be able to continue with our operations will depend on obtaining additional resources through sales of additional interests in the Concession, issuing equity or debt securities, or through other means, and the resumption of petroleum operations.

        No assurance can be given that any of these actions can be completed.

Capital Expenditures

        During the first six months of fiscal 2017, we incurred an additional $0.8 million on unproved oil and gas properties and $42 thousand for property, plant and equipment. This compares to the first six months of fiscal 2016, where we spent $20 thousand on unproved oil and gas properties.

        In the legal settlement with Tullow and Dana, we also received long lead items of well construction material previously purchased by the Consortium in preparation for the initial drilling of the Fatala-1 well. The fair market value at the date of settlement, taking into account the condition of the material and then current pricing among other factors, was determined to be $4.1million. This part of the settlement was a non-cash transaction and was recorded as an oil and gas property asset addition and a gain on legal settlement.

Contractual Commitments and Obligations

Disclosure of Contractual Obligations as of June 30, 2016

	Payments due by period ($thousands)
Contractual Obligations(1):	Total	Less than 1 year	1 - 3 years	3 - 5 years	More than 5 years
Operating Lease Obligations	$1,506	$—	$791	$715	$—

(1)
We are subject to certain commitments under the PSC as discussed under "Description of Business" below.

Quantitative and Qualitative Disclosures about Market Risk

        Our functional currency is the US dollar. Prior to the closure of our office in the United Kingdom, we had some foreign currency exchange rate risk related to the Pound Sterling. Subject to the receipt of adequate funding, we are in the process of opening an office in Conakry, Guinea, to supervise drilling activities. US dollars are accepted in Guinea and many of our purchases and purchase obligations, such as our office lease in Guinea, are denominated in US dollars. However, our costs for labor, supplies, and fuel could increase if the Guinea Franc significantly appreciates against the US dollar. We did not hedge the exposure to currency rate changes. We do not believe our exposure to market risk to be material.

Critical Accounting Policies

        Our consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States, which require us to make estimates and assumptions that affect the reported amounts of assets and liabilities and related disclosure of contingent assets and liabilities. On an ongoing basis, we evaluate our estimates, including those estimates that may have a significant effect on our financial condition and results of operations. Our significant accounting policies are disclosed in Note 1 to our consolidated financial statements for the fiscal year ended June 30, 2016, and for the three and six months ended December 31, 2016. The following discussion of critical accounting policies addresses those policies that are both important to the portrayal of our financial condition and results of operations and require significant judgment and estimates. We base our estimates and judgment on historical experience and on various other factors that are believed to be reasonable under the circumstances. Actual results may differ from these estimates under different assumptions or conditions.

Oil and Gas Properties

        We account for oil and natural gas producing activities using the full-cost method of accounting as prescribed by the SEC. Accordingly, all costs incurred in the acquisition, exploration, and development of oil and natural gas properties, including the costs of abandoned properties, dry holes, geophysical costs, and annual lease rentals are capitalized. All selling, general and administrative corporate costs unrelated to drilling activities are expensed as incurred. Sales or other dispositions of oil and natural gas properties are accounted for as adjustments to capitalized costs, with no gain or loss recorded unless the ratio of cost to proved reserves would significantly change, or to the extent that the sale proceeds exceed our capitalized costs. Depletion of evaluated oil and natural gas properties is computed on the units of production method based on proved reserves. The net capitalized costs of proved oil and natural gas properties are subject to a full cost ceiling limitation in which the costs are not allowed to exceed their related estimated future net revenues discounted at 10%, net of tax considerations. In accordance with SEC release 33-8995, prices based on the preceding 12-months' average price based on closing prices on the first day of each month, or prices defined by existing contractual arrangements, are used in deriving future net revenues discounted at 10%, net of tax. The application of the full-cost method of accounting for oil and gas properties generally results in higher capitalized costs and higher depreciation, depletion and amortization rates compared to the successful efforts method of accounting for oil and gas properties.

Costs Excluded

        Costs associated with unevaluated properties are excluded from amortization until evaluated. We review our unevaluated properties at the end of each quarter to determine whether the costs incurred should be transferred to the amortization base.

        We assess unproved property on a quarterly basis for possible impairment or reduction in value. We assess properties on an individual basis or as a group if properties are individually insignificant. The assessment includes consideration of the following factors, among others: intent to drill; remaining lease term under our concession; geological and geophysical evaluations; drilling results and activity; the assignment of proved reserves; and the economic viability of development if proved reserves are assigned. We assess our unproved properties on a country-by-country basis. During any period in which these factors indicate impairment, the adjustment is recorded through earnings of the period. As of March 31, 2016, based on our impairment assessment, we fully impaired the $14,331,000 of unproved oil and gas properties. At June 30, 2016, we had no capitalized costs associated with our Guinea operations.

        The amount of capitalized costs associated with our Guinea operations at February 28, 2017, totaled $4.5 million.

Environmental Obligations and Other Contingencies

        Management makes judgments and estimates in accordance with applicable accounting rules when it establishes reserves for environmental remediation, litigation and other contingent matters. Provisions for such matters are charged to expense when it is probable that a liability has been incurred and reasonable estimates of the liability can be made. Estimates of environmental liabilities are based on a variety of matters, including, but not limited to, the stage of investigation, the stage of the remedial design, evaluation of existing remediation technologies, and presently enacted laws and regulations. In future periods, a number of factors could significantly change our estimate of environmental remediation costs, such as changes in laws and regulations, or changes in their interpretation or administration, revisions to the remedial design, unanticipated construction problems, identification of additional areas or volumes of contaminated soil and groundwater, and changes in costs of labor, equipment and technology. Consequently, it is not possible for management to reliably estimate the amount and timing of all future expenditures related to environmental or other contingent matters and actual costs may vary significantly from our estimates.

Share-Based Compensation

        We follow ASC 718 which requires recognition in the financial statements of the cost of employee services received in exchange for an award of equity instruments over the period the employee is required to perform the services in exchange for the award (presumptively the vesting period). ASC 718 also requires measurement of the cost of employee services received in exchange for an award based on the grant-date fair value of the award. We account for non-employee share-based awards based upon the provisions of ASC 505-50, "Equity-Based Payments to Non-Employees."

Off-Balance Sheet Transactions

        The Company did not engage in any "off-balance sheet arrangements" (as that term is defined in Item 303(a)(4)(ii) of Regulation S-K) as of March 31, 2017.

 DESCRIPTION OF BUSINESS

Overview

        We are an independent oil and gas exploration company with a concession to explore 5,000 square kilometers in offshore Republic of Guinea ("Guinea") in Northwest Africa pursuant to rights granted to us by Guinea (the "Concession") under a Hydrocarbon Production Sharing Contract, as amended ("PSC"). We have the right to explore for hydrocarbons on the Concession and, if discoveries are made, submit for the approval of the authorities of Guinea a development plan aimed at producing discovered hydrocarbons over a period of 25 years.

        We sold a 23% gross interest in the Concession to Dana, a subsidiary of the Korean National Oil Corporation, during the fourth quarter of fiscal 2010 and a 40% gross interest to Tullow during the second quarter of fiscal 2013. Tullow became the Operator of the Concession on April 1, 2013. Dana and Tullow transferred their interest back to us on August 15, 2016 following a dispute stemming from their refusal to resume petroleum operations. On September 15, 2016, we signed a Second Amendment to the PSC with the Government of Guinea granting us 100% interest in the Concession and designating us as Operator and received a Presidential Decree on September 22, 2016. On March 30, 2017 we sold a 50% interest in the Concession to South Atlantic Petroleum Limited ("SAPETRO") and executed a Third Amendment to the PSC with the Government of Guinea on April 12, 2017. We received a Presidential Decree on April 21, 2017.

        Pursuant to the terms of the Share Purchase Agreement with Tullow ("Tullow SPA"), we planned to drill the exploration well in the ultra-deep-water area of the Concession the first half of calendar 2014, but Tullow called Force Majeure in March of 2014 based on the mere existence of DOJ and SEC investigations pursuant to the FCPA ("FCPA Investigations"). Tullow withdrew its Force Majeure declaration in May of 2014, but did not resume petroleum operations citing the existence of the FCPA Investigations and the Ebola outbreak as the reason. The DOJ investigation ended in May 2015, the SEC investigation ended in September 2015, and the World Health Organization declared Guinea Ebola free on December 29, 2015. Notwithstanding the resolution of the FCPA Investigations, Dana insisted on further specific title assurances from the Government of Guinea. Notwithstanding repeated efforts to rectify the situation and unable to see a path forward, we filed legal actions against Tullow and Dana under our Joint Operating Agreement. On August 15, 2016, we entered into a Settlement and Release Agreement with Tullow and Dana ("Settlement Agreement") that returned to Hyperdynamics 100% of the interest under the PSC, long-lead item property useful in the drilling of an exploratory well, and $0.7 million in cash, in return for a mutual release of all claims. We also agreed to pay Dana a success fee based upon the certified reserves of the Fatala-1 well if it results in a discovery.

        We executed the Second PSC Amendment on September 15, 2016, and received a Presidential Decree on September 22, 2016 that gave us a one-year extension to the second exploration period of the PSC to September 22, 2017 ("PSC Extension Period") and became the designated Operator of the Concession.

        In addition to clarifying certain elements of the PSC, we agreed in the Second PSC Amendment to drill one exploratory well to a minimum depth of 2,500 meters below the seabed within the PSC Extension Period (the "Extension Well") with the option of drilling additional wells. Fulfillment of the work obligation exempts us from the expenditure obligations during the PSC Extension Period.

        In turn, we retained an area equivalent to approximately 5,000 square kilometers in the Guinea offshore waters and are obliged to provide the Government of Guinea: (1) A parent company guarantee for the well obligation, (2) monthly progress reports and a reconciliation of budget to actual expenditures, (failure to provide the reports and assurances on a timely basis may result in a notice of termination with a 30 day period to cure), and (3) certain guarantees. For the purposes of calculation for this clause (Article 4 of the PSC), however, only costs spent for services and goods provided in Guinea shall be taken into account until the drilling rig to be used in the drilling of the Extension Well is located in the territorial waters of the Republic of Guinea. If we do not provide either security by the specified dates, the Government of Guinea may terminate the PSC immediately and without prior notice to remedy such deficiency.

        Additionally, we agreed to limit the cost recovery pool to date to our share of expenditures in the PSC since 2009 (estimated to be approximately $165,000,000 net to our interest) and begin to move into the territory of Guinea the long lead items we received in the Settlement Agreement that are currently stored in Takoradi, Ghana, for the drilling of the Extension Well in 2017. The movement of approximately $1.6 million of the $4.1 million of equipment was started on January 29, 2017 and was completed on February 5, 2017. The balance of the material still in Ghana will be moved at a later date. Finally, we agreed to allocate and administer a training budget during the PSC Extension Period for the benefit of the Guinea National Petroleum Office of $250,000 in addition to any unused portion of the training program under Article 10.3 of the PSC. The unused portion of the training program is now estimated to be approximately $500,000.

        On March 10, 2017, SCS entered into a Tri Party Protocol ("Protocol") with South Atlantic Petroleum Limited ("SAPETRO"), a privately held Nigerian oil and gas exploration and production company, and the Government of Guinea.

        Pursuant to the terms of the Protocol, it was agreed that drilling operations for the Fatala-1 well must commence no later than May 30, 2017, and that SAPETRO and SCS will make all reasonable efforts to negotiate and finalize all transaction documents for SAPETRO's entry into the project in conformity with the PSC and submit for the approval of the Government of Guinea no later than April 10, 2017. The Government of Guinea in turn agreed to provide adequate assurances in relation to the validity of the existing PSC and amendments to enable SCS and SAPETRO to enter into the transaction documents and obtain all necessary Government approvals and to mobilize of the requisite resources in the form of contracts, funds and personnel to spud and accomplish drilling operations in respect of the Fatala-1 well and subsequent exploration wells. It was further agreed that upon completion of the transaction documents and receipt of the requisite approvals by the Government of Guinea, SAPETRO will provide the $5 million Security Instrument as required by the terms of the Second PSC Amendment.

        On March 30, 2017, SCS entered into the Farmout Agreement with SAPETRO, pursuant to the terms of which, and subject to certain conditions therein, SCS will assign and transfer to SAPETRO 50% of its 100% gross participating interest in the PSC and the Joint Operating Agreement (as defined below). Pursuant to the terms of the Farmout Agreement, upon closing, SAPETRO will (i) reimburse SCS its proportional share of past costs associated with the preparations for the drilling of the Fatala-1 well, and (ii) pay its participating interest's share of future costs in the Concession. Currently the total amount of costs spent by SCS after the date of the Second PSC Amendment in relation to the preparation of drilling of the Fatala-1 well is estimated at approximately $8-10 million depending on the timing of the completion of the Farmout Agreement and upon approval of the Guinea government.

        The closing of the Farmout Agreement and the corresponding transfer of the participating interest are subject to several conditions, including, but not limited to: (i) the receipt of the requisite approvals and consents of the government of the Republic of Guinea, (ii) if required by the Government of Guinea, security in respect of each party's participating share of the drilling costs, and (iii) subject to the satisfaction of SAPETRO acting reasonably, SCS having obtained cash or committed financings in the amount of up to $ 15 million to enable it to meet its obligations related to the Fatala-1 well. At closing, SAPETRO and SCS will deliver mutual parent guarantees to secure the obligations under the Farmout Agreement and execute the Joint Operating Agreement, attached as Exhibit B to the Farmout Agreement (the "Joint Operating Agreement"), governing the conduct of operations. Each party to the Farmout Agreement may waive certain conditions in whole or in part at any time.

        The parties have agreed to close on or before May 31, 2017, unless the Farmout Agreement is previously terminated due to parties' failure to satisfy the closing conditions, by mutual agreement of the parties, or if either party receives final, unappealable written notice from the Government of Guinea stating that it will not approve the transfer of the farm-in interest, or on certain other conditions. The Farmout Agreement includes customary representations and warranties of the parties, including due organization and authority.

        On April 12, 2017 SCS, SAPETRO and Guinea executed a Third Amendment to the PSC (the "Third PSC Amendment") that was subject to the receipt of a Presidential Decree and the closing of the Farmout Agreement. We received a Presidential Decree on April 21, 2017 approving the assignment of 50% of SCS' participating interest in the Guinea concession to SAPETRO, and it confirms the two companies' rights to explore for oil and gas on our 5,000-square-kilometer Concession offshore the Republic of Guinea. The contract requires that drilling operations in relation to the obligation well Fatala-1 (the "Extension Well") shall begin no later than May 30, 2017 and provides that additional exploration wells may be drilled within the exploration period at the companies' option.

        The Third PSC Amendment further reaffirms clear title of SAPETRO and SCS to the Concession as well as amends the security instrument requirements under the PSC. SCS and SAPETRO agreed to a US $5 million security instrument to be put in place within 30 days from the date of the Presidential Decree. The security instrument will be released at such time that the drilling rig to be used in the drilling of the extension well is located in the shelf waters of the Republic of Guinea, including its territorial waters. Pursuant to the terms of the Protocol, SAPETRO will provide the $5 million security instrument upon Government of Guinea approval to enter the Concession and completion of the Farmout Agreement. SCS and SAPETRO agreed to joint and several liability to the Government of Guinea in respect to the PSC.

        In addition SCS and SAPETRO separately agreed that SCS's "sufficient financing for the Obligation Well Costs" as defined in the Farmout Agreement will be $15 million in "cash and committed financing to the satisfaction of SAPETRO acting reasonably" in addition to costs already incurred. SAPETRO and SCS further agreed that SAPETRO may elect to pay for a portion of SCS's Fatala-1 well costs so long as SCS is not in default of either the PSC or the Farmout Agreement and requires credit support. In case SAPETRO makes such payments for a share of SCS's costs of, SCS shall assign to SAPETRO 2% of its participating interest in the Concession for each $ 1 million of SCS's costs paid by SAPETRO.

        Failure to comply with the drilling and other obligations of the PSC as amended subjects us to financial penalties and a risk of loss of the Concession. Any future delay in drilling plans would adversely affect the ability to explore the Concession and reduce the attractiveness of the Concession to prospective industry participants and financing parties.

        Our primary focus is the advancement of exploration work in Guinea. We have no source of operating revenue, and there is no assurance when we will, if ever. We have no operating cash flows, and we will require substantial additional funds, through additional participation arrangements, securities offerings, or through other means, to fulfill our business plans. If we further farm-out additional interests in the Concession, our percentage will decrease. The terms of any such arrangements, if made, may not be advantageous. Our need for additional funding may also be affected by the uncertainties involved with resumption of petroleum operations and the planned exploratory well, and other risks discussed under "Risk Factors" above.

        Our executive offices are located at 12012 Wickchester Lane, Suite 475, Houston, Texas 77079, and our telephone number is +1-713-353-9400.

OPERATIONS OFFSHORE GUINEA

The PSC

        We have been conducting exploration work related to offshore Guinea since 2002. On September 22, 2006, we entered into the PSC with Guinea. Under that agreement, we were granted certain exclusive contractual rights to explore and exploit offshore oil and gas reserves, if any, off the coast of Guinea. We refer to the rights to the offshore area subject to the Concession as the "Contract Area."

        On March 25, 2010, we entered into the First PSC Amendment with Guinea. In May 2010, the government of Guinea issued a Presidential Decree approving the PSC, as amended by the First PSC Amendment. The First PSC Amendment clarified that we retained a Contract Area of approximately 25,000 square kilometers or 30% of the original Contract Area under the PSC. The First PSC Amendment required that an additional 25% of the retained Contract Area be relinquished by September 21, 2013 as part of the renewal of the second exploration period. As of June 30, 2016, the Contract Area was 18,750 square kilometers. Under the terms of the First PSC Amendment, the first exploration period ended and the second exploration period began on September 21, 2010. The second exploration period ran until September 2013, at which point it was renewed to September 2016.

        The First PSC Amendment required the drilling of an exploration well, which had to be commenced by year-end 2011 and drilled to a minimum depth of 2,500 meters below seabed. This requirement was satisfied with the drilling of the Sabu-1 well which was commenced during October of 2011 and reached the minimum depth of 2,500 meters below the seabed in February of 2012. It also required the acquisition of at least 2,000 square kilometers of 3D seismic data which was satisfied by the 3,600 square kilometer seismic acquisition in 2010-2011. To satisfy the September 2013-2016 work requirement, the Consortium is required to commence drilling of an additional exploration well by the end of September 2016, to a minimum depth of 2,500 meters below seabed. The First PSC Amendment required the expenditure of $15 million on each of the exploration wells ($30 million in the aggregate). Greater than $15 million was spent on the first exploration well. Fulfillment of work obligations exempted us from expenditure obligations and exploration work in excess of minimum work obligations for each exploration period may be carried forward to the following exploration period. We spent approximately $200 million fulfilling work obligations under the PSC through fiscal 2016.

        Under the First PSC Amendment, Guinea may participate in development of any discovery at a participating interest of up to 15% of costs being carried for its share. The cost of that carry is to be recovered out of 62.5% of Guinea's share of cost and profit oil. The First PSC Amendment clarified that only those eligible expenditures, which were made following the date the PSC was signed, on September 22, 2006, are eligible for cost recovery. It required the establishment of an annual training budget of $200,000 for the benefit of Guinea's oil industry personnel, and obligated the Consortium to pay an annual surface tax of $2.00 per square kilometer on the retained Concession acreage. The First PSC Amendment further provided that should the Guinea government note material differences between provisions of the First PSC Amendment and international standards or the Petroleum Code, the parties will renegotiate the relevant articles.

        On September 15, 2016, we executed the Second PSC Amendment where we received a one (1) year extension to the second exploration period of the PSC to September 22, 2017 and confirmed that we are the holder of 100% interest in the Concession following the official withdrawal by Tullow and Dana on August 15, 2016. The Second PSC Amendment became effective upon the receipt of a Presidential Decree on September 22, 2016.

        We executed a Second Amendment to the PSC ("Second PSC Amendment") on September 15, 2016, and received a Presidential Decree on September 22, 2016 that gave us a one year extension to the second exploration period of the PSC to September 22, 2017 ("PSC Extension Period") and became the designated Operator of the Concession.

        In addition to clarifying certain elements of the PSC, we agreed in the Second PSC Amendment to drill one exploratory well to a minimum depth of 2,500 meters below the seabed within the PSC Extension Period (the "Extension Well") with a projected commencement date of May 2017 and the option of drilling additional wells. Fulfillment of the work obligations exempts us from the expenditure obligations during the PSC Extension Period.

        In turn, we retained an area equivalent to approximately 5,000 square kilometers in the Guinea offshore waters and are obliged to provide the Government of Guinea: (1) A parent company guarantee for the well obligation, (2) monthly progress reports and a reconciliation of budget to actual expenditures, (failure to provide the reports and assurances on a timely basis could result in a notice of termination with a 30-day period to cure), and certain guarantees to Guinea.

        For the purposes of calculation for this clause (Article 4 of the PSC), however, only costs spent for services and goods provided in Guinea shall be taken into account until the drilling rig to be used in the drilling of the Extension Well is located in the territorial waters of the Republic of Guinea. If we do not provide either security by the specified dates, the Government of Guinea may terminate the PSC immediately and without prior notice to remedy such deficiency.

        Additionally, we agreed to limit the cost recovery pool to date to our share of expenditures in the PSC since 2009 (estimated to be approximately $165,000,000 net to our interest) and begin to move into the territory of Guinea the long lead items we received in the Settlement Agreement that are currently stored in Takoradi, Ghana for the drilling of the Extension Well in 2017. The movement of approximately $1.6 million of the $4.1 million of equipment was started on January 29, 2017 and was completed on February 5, 2017. The balance of the material still in Ghana will be moved at a later date. Finally, we agreed to allocate and administer a training budget during the PSC Extension Period for the benefit of the Guinea National Petroleum Office of $250,000 in addition to any unused portion of the training program under Article 10.3 of the PSC. The unused portion of the training program is now estimated to be approximately $500,000.

        We also agreed to allocate up to a maximum total budget of $120,000 for the actual travel and operating expenses incurred by Guinea for its participation in the management and administration of the Concession, subject to our review of receipts and limited to reimbursement of actual costs. Further, during the PSC Extension Period, the approved training budget for Guinean personnel was increased from $200,000 to $250,000. This amount is in addition to the unused portion of the training budget to date, subject to an audit of Tullow's expenditures on the training budget during its tenure as Operator, estimated to be approximately $500,000. Finally, we agreed that we would make available for the benefit of Guinea a virtual data room containing all seismic data in our possession relating to relinquished areas. We would not be agents of or work on behalf of Guinea, but will provide, at the request of Guinea during the PSC Extension Period, access to the virtual data room to interested third parties.

        On March 10, 2017, SCS entered into a Tri Party Protocol ("Protocol") with South Atlantic Petroleum Limited ("SAPETRO"), a privately held Nigerian oil and gas exploration and production company, and the Government of Guinea.

        Pursuant to the terms of the Protocol, it was agreed that drilling operations for the Fatala-1 well must commence no later than May 30, 2017, and that SAPETRO and SCS will make all reasonable efforts to negotiate and finalize all transaction documents for SAPETRO's entry into the project in conformity with the PSC and submit for the approval of the Government of Guinea no later than April 10, 2017. The Government of Guinea in turn agreed to provide adequate assurances in relation to the validity of the existing PSC and amendments to enable SCS and SAPETRO to enter into the transaction documents and obtain all necessary Government approvals and to mobilize the requisite resources in the form of contracts, funds and personnel to spud and accomplish drilling operations in respect of the Fatala well and subsequent exploration wells. It was further agreed that upon completion of the transaction documents and receipt of the requisite approvals by the Government of Guinea, SAPETRO will provide the $5 million Security Instrument as required by the terms of the Second PSC Amendment.

        On March 30, 2017, SCS entered into a Farmout Agreement (the "Farmout Agreement") with SAPETRO, pursuant to the terms of which, and subject to certain conditions therein, SCS will assign and transfer to SAPETRO 50% of its 100% gross participating interest in the PSC and the Joint Operating Agreement.

        On April 12, 2017 SCS, SAPETRO and Guinea executed a Third Amendment to the PSC (the "Third PSC Amendment") that was subject to the receipt of a Presidential Decree and the closing of the Farmout Agreement. We received a Presidential Decree on April 21, 2017 approving the assignment of 50% of SCS' participating interest in the Guinea concession to SAPETRO, and it confirms the two companies' rights to explore for oil and gas on our 5,000-square-kilometer Concession offshore the Republic of Guinea. The contract requires that drilling operations in relation to the obligation well Fatala-1 (the "Extension Well") shall begin no later than May 30, 2017 and provides that additional exploration wells may be drilled within the exploration period at the companies' option.

        The Third PSC Amendment further reaffirms clear title of SAPETRO and SCS to the Concession as well as amends the security instrument requirements under the PSC. SCS and SAPETRO agreed to a US $5 million security instrument to be put in place within 30 days from the date of the Presidential Decree. The security instrument will be released at such time that the drilling rig to be used in the drilling of the extension well is located in the shelf waters of the Republic of Guinea, including its territorial waters. Pursuant to the terms of the Protocol, SAPETRO will provide the $5 million security instrument upon Government of Guinea approval to enter the Concession and completion of the Farmout Agreement. SCS and SAPETRO agreed to joint and several liability to the Government of Guinea in respect to the PSC.

Sale of Interest to Dana

        On December 4, 2009, we entered into a Sale and Purchase Agreement ("Dana SPA") with Dana for Dana to acquire a 23% gross interest in the PSC. On January 28, 2010, we closed on the transaction with Dana, and we entered into an Assignment of Participating Interest (the "Assignment"), a Deed of Assignment and Joint Operating Agreement ("JOA"). Pursuant to the Assignment, we assigned to Dana an undivided 23% of our participating interest in the contractual interests, rights, obligations and duties under the PSC. . On May 20, 2010, we completed the assignment to Dana following the receipt of the final approvals from the Government of Guinea, which were in the form of a Presidential Decree approving the PSC and a document, referred to as an Arrêté, from the Guinea Ministry of Mines and Geology, confirming the Guinea government's approval of the assignment of a 23% participating interest in the PSC to Dana.

Sale of Interest to Tullow

        On December 31, 2012, we closed a sale to Tullow of a 40% gross interest in the Concession. As consideration, we received $27 million from Tullow as reimbursement of our past costs in the Concession and, as additional consideration, Tullow agreed to: (i) pay our entire participating interest share of future costs associated with joint operations in the Concession, up to a gross expenditure cap of $100 million incurred during the carry period that began on September 21, 2013; and (ii) pay our participating interest share of costs associated with an appraisal well of the initial exploration well, if drilled, subject to a gross expenditure cap on the appraisal well of $100 million The $27 million payment was received by us on December 31, 2012 and was recorded as a reduction in unproved oil and gas properties, net of transaction costs of approximately $3.3 million.

        The Assignment was approved by Guinea's Ministry of Mines and Geology by issuing an Arrêté on December 27, 2012 which formally authorized our assignment of a participating interest to Tullow. SCS, Dana and Tullow elected Tullow as the Operator of the Concession beginning April 1, 2013.

Settlement of Claims with Tullow and Dana

        On August 15, 2016, we entered into a Settlement and Release Agreement ("Settlement and Release") with Tullow and Dana with respect to our dispute in arbitration (American Arbitration Association, Case No: 01-16-0000-0679, styled SCS Corporation Ltd v. Tullow Guinea Ltd. and Dana Petroleum (E&P) Ltd.). Under the Settlement and Release, we released all claims against Tullow and Dana and (i) issued to the Government of Guinea a notice of withdrawal from the Concession and PSC effective immediately, (ii) Tullow and Dana transferred their interest in the long lead items previously purchased by the Consortium in preparation for the drilling of the Fatala well, and agreed to pay net cash of $686,570 to us. We also agreed to pay Dana a success fee based upon the certified reserves of the Fatala well if it results in a discovery. We will record the long lead items and a gain once they have been inspected and appropriately valued.

Sale of Interest to South Atlantic Petroleum Limited

        On March 30, 2017, SCS entered into a Farmout Agreement (the "Farmout Agreement") with SAPETRO, pursuant to the terms of which, and subject to certain conditions therein, SCS will assign and transfer to SAPETRO 50% of its 100% gross participating interest in the PSC and the Joint Operating Agreement (as defined below). Upon closing, SAPETRO will (i) reimburse SCS its proportional share of past costs associated with the preparations for the drilling of the Fatala-1 well, and (ii) pay its participating interest's share of future costs in the Concession. Currently the total amount of costs spent by SCS after the date of the Second PSC Amendment in relation to the preparation of drilling of the Fatala-1 well is estimated at approximately $8-10 million depending on the timing of the completion of the Farmout Agreement and upon approval of the Guinea government.

        The closing of the Farmout Agreement and the corresponding transfer of the participating interest are subject to several conditions, including, but not limited to: (i) the receipt of the requisite approvals and consents of the government of the Republic of Guinea, (ii) if required by the Government of Guinea, security in respect of each party's participating share of the drilling costs, and (iii) subject to the reasonable satisfaction of SAPETRO acting reasonably, SCS having obtained cash or committed financings in the amount of up to $ 15 million to enable it to meet its obligations related to the Fatala-1 well. At closing, SAPETRO and SCS will deliver mutual parent guarantees to secure the obligations under the Farmout Agreement and execute the joint operating agreement, attached as Exhibit B to the Farmout Agreement (the "Joint Operating Agreement"), governing the conduct of operations. Each party to the Farmout Agreement may waive certain conditions in whole or in part at any time.

        The parties have agreed to close on or before May 31, 2017, unless the Farmout Agreement is previously terminated due to parties' failure to satisfy the closing conditions, by mutual agreement of the parties, or if either party receives final, unappealable written notice from the Government of Guinea stating that it will not approve the transfer of the farm-in interest, or on certain other conditions. The Farmout Agreement includes customary representations and warranties of the parties, including due organization and authority.

        In addition SCS and SAPETRO separately agreed that SCS's "sufficient financing for the Obligation Well Costs" as defined in the Farmout Agreement will be $15 million in "cash and committed financing to the satisfaction of SAPETRO acting reasonably" in addition to costs already incurred. SAPETRO and SCS further agreed that SAPETRO may elect to pay for a portion of SCS's Fatala-1 well costs so long as SCS is not in default of either the PSC or the Farmout Agreement and requires credit support. In case SAPETRO makes such payments for a share of SCS's costs of, SCS shall assign to SAPETRO 2% of its participating interest in the Concession for each $ 1 million of SCS's costs paid by SAPETRO.

Exploration Strategies and Work to Date

        Our business plan incorporates a multi-channel approach to exploring and developing our Contract Area under the PSC. We plan to continue to develop and evaluate drilling targets and complete technical work and planning with Tullow and Dana.

        From the inception of our involvement in Guinea beginning in 2002 through June 2009, we accomplished exploration work, including:

  •
  a 1,000 kilometer 2D seismic data shoot, the processing of the seismic data acquired, and the evaluation of that data and data that had been acquired in the past;

  •
  a 4,000 kilometer 2D seismic data shoot, the processing of the seismic data acquired, and the evaluation of that data and data that had been acquired in the past;

  •
  acquisition and geochemical analysis of core samples from the Contract Area and a satellite seeps study;

  •
  third party interpretation and analysis of our seismic data, performed by PGS;

  •
  reconnaissance within Guinea to evaluate drilling infrastructure, support services, and the operating environment;

  •
  a 2,800 kilometer 2D seismic data shoot, the processing of the seismic data acquired, and the evaluation of that data and data that had been acquired in the past;

        Since July 2009, we have accomplished critical exploration work, including:

  •
  an oil seep study performed by TDI Brooks;

  •
  a 10,400 kilometer 2D seismic data shoot, the processing of the seismic data acquired, and the evaluation of that data;

  •
  a 3,635 square kilometer 3D seismic data shoot covering the shallower-water portion of the deep water area, and the processing of the seismic data acquired, and the evaluation of that data;

  •
  completion of the drilling of the Sabu-1, an exploratory well, and evaluation of associated core and fluid samples; and

  •
  a 4,080 square kilometer 3D seismic data shoot primarily covering the deeper water area, and the pre-stack depth migration processing and evaluation of the seismic data acquired.

  •
  commissioned eSeis, Inc., to do further specialized processing of our 3D seismic data covering the Fatala, Bamboo and Buried Hill prospects in order to estimate fluid and rock properties.

DESCRIPTION OF OIL AND GAS PROPERTIES

        The Contract Area is located in the Transform Margin play, offshore Guinea. Following the relinquishment of approximately 77% of the remaining Contract Area as required by the Second PSC Amendment, we have the exclusive exploration and production rights, along with SAPETRO, to explore and develop approximately 5,000 square kilometers in offshore Guinea under the Concession and received a one-year extension of the PSC to September 22, 2017. The extension period is not renewable except in the case of a discovery where, following two months' notice to Guinea, we have up to two additional years to allow the completion of the appraisal of any discovery made. Delays have adversely affected the ability to explore the Concession, forced us to relinquish a sizable remaining portion of the Concession and reduce the attractiveness of the Concession to prospective industry participants and financing sources.

        An exploration well with a minimum depth of 2,500 meters below the seabed and a minimum cost of $46,000,000 is required to be drilled by September 22, 2017 to satisfy the work requirement during the PSC Extension Period of the PSC. Under the terms of a Third PSC Amendment, we agreed to provide a satisfactory Security instrument in the amount of $5 million within 30 days of the receipt of the April 21, 2017 Presidential Decree, to be released at such time that the drilling rig to be used in the drilling of the extension well is located in the shelf waters of the Republic of Guinea, including its territorial waters. We also agreed that drilling operations for the Fatala-1 well must commence no later than May 30, 2017. Failure to comply with the drilling and other obligations of the PSC subject us to risk of loss of the Concession.

        Our prospects are in an underexplored basin among multiple highly prospective trends with Turbidite fans and 4-way closures.

        Two wells have been drilled in the Contract Area: the GU-2B-1 well (1977) and the Sabu-1 well (2012). The GU-2B-1 well was drilled by another company reaching a total depth of 3,253 meters below seabed. Drilling of the Sabu-1 well was finished in February 2012 reaching a total depth of 2,891 meters below seabed.

        The GU-2B-1 well drilled in 1977 demonstrated good Upper Cretaceous shelf reservoirs and source rock. The oil seep and oil slick evaluation done by us in 2009 indicated a working petroleum system with mature Upper Cretaceous marine source. Well data from the Sabu-1 well also confirmed to us the presence of a working petroleum system. Hydrocarbons in fluid inclusions in the rock drilled in the well demonstrate that the well was part of an oil-migration pathway, and oil and gas shows during drilling of the well indicate the presence of hydrocarbons in the upper Cretaceous section. Our well-log interpretations indicated residual oil (noncommercial oil saturations) in a 400-meter section of the Upper Cretaceous. The fluid sampling of Upper Cretaceous intervals did not find movable oil. We believe the Sabu-1 well was not a commercial success because of the lack of a reservoir seal such as marine shales or reservoir-seal pairs needed for a commercial accumulation.

        We acquired approximately 18,200 kilometers of 2D seismic and 7,635 square kilometers of 3D seismic (with 4,000 square kilometers acquired during fiscal 2012 in the deep-water portion of the Concession) to evaluate the Concession. The most recent 3D seismic (Survey C) shows thick wedges of sediment that may contain deep water sandstone reservoirs with marine shale seals that may trap significant oil accumulations, similar to recent discoveries by others on trend. We believe the Sabu-1 well results, demonstrating good reservoir and a working petroleum system, reduced the risks associated with the deeper water exploration program and support the possibility of a continuation into Guinea of the oil-prone play along the Equatorial Atlantic margin.

Reserves Reported To Other Agencies

        We have not reported any estimates of proved or probable net oil or gas reserves to any federal authority or agency since July 1, 2008, on producing properties owned in the United States at that time, but subsequently sold in 2009.

Production

        We have no producing properties and have had no production during the periods covered by the financial statements in this prospectus.

Delivery Commitments

        We have no existing contracts or agreements obligating us to provide a fixed or determinable quantity of oil or gas in the future.

Employees and Independent Contractors

        As of the date of this prospectus, we have 15 employees, all of whom are based in the United States. We also use independent contractors from time to time for specific projects and functions. No employees are represented by a union.

Competition

        Many companies and individuals engage in drilling for gas and oil, and there is competition for the most desirable prospects. We expect to encounter intense competition from other companies and other entities in the sale of our oil and gas. We could be competing with numerous oil and gas companies which may have financial resources significantly greater than ours.

Productive Wells and Acreage; Undeveloped Acreage

        We do not have any productive oil or gas wells, and we do not have any developed acres (i.e. acres spaced or assignable to productive wells). Undeveloped Acreage is owned through our Concession in offshore Guinea, a description of and the terms of which are described above under "Operations Offshore Guinea—The PSC." The following table sets forth the undeveloped acreage that we held as of June 30, 2016:

	Undeveloped Acreage(1)(2)(3)(4)
Foreign	Gross Acres	Net Acres
Offshore Guinea	4,632,000	1,713,840

Total	4,632,000	1,713,840

(1)
A gross acre is an acre in which a working interest is owned. A net acre is deemed to exist when the sum of fractional ownership working or participation interests in gross acres equals one. The number of net acres is the sum of the fractional working interests owned in gross acres expressed as whole numbers and fractions thereof. Undeveloped acreage is considered to be those leased acres on which wells have not been drilled or completed to a point that would permit the production of commercial quantities of crude oil and natural gas regardless of whether or not such acreage contains proved reserves.

(2)
One square mile equals 640 acres. The Contract Area in the Concession is approximately 18,750 square kilometers, or 7,238 square miles. We have a 100% working interest in the Concession. Upon closing of the Farmout Agreement with SAPETRO, we will have a 50% working interest in the Concession.

(3)
On September 15, 2016, we entered into the Second PSC Amendment. Under the terms of the Second PSC Amendment, we received a one year extension to the Second Exploration Period of the PSC to September 22, 2017 and confirmed that we are the holder of a 100% interest in the Concession following the official withdrawal by Tullow and Dana on August 15, 2016. In return, we will drill one exploratory well to a minimum depth of 2500 meters below the mudline for an estimated amount of $46,000,000, relinquished approximately 77% of the remaining Contract Area, and agreed to limit the past cost recoverable expenses to those costs directly incurred by SCS through the execution of the Second PSC Amendment. After the 77% relinquishment, we had approximately 1,065,000 gross and net acres.

(4)
On April 12, 2017 SCS, SAPETRO and Guinea executed a Third Amendment to the PSC that was subject to the receipt of a Presidential Decree and the closing of the Farmout Agreement. We received a Presidential Decree on April 21, 2017 approving the assignment of 50% of SCS' participating interest in the Guinea concession to SAPETRO, and it confirms the two companies' rights to explore for oil and gas on our 5,000-square-kilometer Concession offshore the Republic of Guinea. The contract requires that drilling operations in relation to the obligation well Fatala-1 (the "Extension Well") shall begin no later than May 30, 2017 and provides that additional exploration wells may be drilled within the exploration period at the companies' option. After the Farmout Agreement closes, we will have approximately, 532,500 net acres

Drilling Activity

        An exploratory well is a well drilled to find crude oil or natural gas in an unproved area, to find a new reservoir in a field previously found to be productive of crude oil or natural gas in another reservoir, or to extend a known reservoir. A development well is a well drilled within the proved area of a crude oil or natural gas reservoir to the depth of a stratigraphic horizon known to be productive.

        In October 2011, we commenced drilling operations on the Sabu-1 well. In February 2012, the Sabu-1 exploratory well reached the planned total depth of 3,600 meters.

        There have been no drilling activities since February 2012.

Geographical Information

        The following table sets out long-lived assets associated with Guinea, including our investment in the Concession offshore Guinea as well as fixed assets:

	June 30, 2016	June 30, 2015
Long-lived assets related to Guinea	$—	$14,311,000

        The seismic data we collected prior to Tullow becoming Operator and our geological and geophysical work product are maintained in our offices in the United States. As of March 31, 2016, based on our impairment assessment, we fully impaired the $14,331,000 of unproved oil and gas properties. This impairment assessment was based on the continued impasse by our members of the Consortium to resume petroleum operations and drill the next exploration obligation well, which needs to be commenced by the end of September 2016, and our inability to get interim injunctive relief from the American Arbitration Association requiring Tullow and Dana to join with SCS in the negotiation of an acceptable amendment to the PSC and to agree to a process that would result in the execution of the amendment which we hoped would have led to the resumption of petroleum operations. Thus, we believe all legal measures to require Tullow and Dana to drill the planned exploration well have been exhausted. We entered in a Settlement and Release agreement with Tullow and Dana on August 15, 2016, and signed the Second PSC Amendment with Guinea on September 15, 2016, granting us a one year extension to the PSC to September 22, 2017. We also executed a Farmout Agreement with SAPETRO and a Third PSC Amendment with Guinea that includes the obligation to begin drilling activities in our Concession prior to May 30, 2017.

Cost of Compliance with Environmental Laws

        Management makes judgments and estimates in accordance with applicable accounting rules when it establishes reserves for environmental remediation, litigation and other contingent matters. Provisions for such matters are charged to expense when it is probable that a liability has been incurred and reasonable estimates of the liability can be made. Estimates of environmental liabilities are based on a variety of matters, including, but not limited to, the stage of investigation, the stage of the remedial design, evaluation of existing remediation technologies, and presently enacted laws and regulations. In future periods, a number of factors could significantly change our estimate of environmental remediation costs, such as changes in laws and regulations, or changes in their interpretation or administration, revisions to the remedial design, unanticipated construction problems, identification of additional areas or volumes of contaminated soil and groundwater, and changes in costs of labor, equipment and technology. Consequently, it is not possible for management to reliably estimate the amount and timing of all future expenditures related to environmental or other contingent matters and actual costs may vary significantly from our estimates.

LEGAL PROCEEDINGS

        While there are currently no pending legal proceedings to which we are a party (or that are to our knowledge contemplated by governmental authorities) that we believe will have individually or in the aggregate, a material adverse effect on our business, financial condition or operating results, from time to time we may become involved in various lawsuits and legal proceedings that arise in the ordinary course of business or otherwise. Litigation is subject to inherent uncertainties, and an adverse result in any such matters could occur that could harm our business, financial condition or results of operation, including significant monetary damages or limitations on our ability to engage in our business activities. Although we have director and officer insurance, in case such claims arise it may not apply to or fully cover any liabilities we may incur as a result of these lawsuits.

        The following are descriptions of certain concluded legal proceedings in which we were involved that have historical significance in relation to the discussions herein under "Business," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and elsewhere, and are included for reference purposes.

Iroquois Lawsuit

        On May 9, 2012, a lawsuit was filed in the Supreme Court of the State of New York against us and all of our directors. The plaintiffs, five hedge funds, including Iroquois Master Fund Ltd., that invested in us in early 2012, allege that we breached an agreement with the plaintiffs, and that we and the directors made certain negligent misrepresentations relating to our drilling operations. Among other claims, the plaintiffs alleged that we misrepresented the status of our drilling operations and the speed with which the drilling would be completed. The plaintiffs advanced claims for breach of contract and negligent misrepresentation and sought damages in the amount of $18.5 million plus pre-judgment interest. On June 19, 2013, the court dismissed the negligent misrepresentation claim but declined to dismiss the breach of contract claim. On August 12, 2013, the plaintiffs filed an amended complaint. That complaint named only us and sought recovery for alleged breaches of contract.

        On December 31, 2016 we entered into a settlement agreement with the five hedge funds in this lawsuit. Under the terms of the settlement agreement, Hyperdynamics would issue to the plaintiffs a total of 600,000 new shares of common stock, and it would cause a payment to be made of $1.35 million in cash that would be covered under its directors' and officers' insurance policy. The plaintiffs are restricted from selling the shares of common stock before April 1, 2017 under the terms of the agreement.

        On January 26, 2017 an order to approve the settlement agreement was entered in the Supreme Court of the State of New York, New York County and subsequently approved by the Court on the same day.

        On January 11, 2017 a payment of $1.35 million was made by the insurance underwriters of the Company's directors' and officers' insurance policy to the hedge funds in the Iroquois lawsuit on behalf of the Company. On February 2, 2017, the Company issued 600,000 shares of its common stock to the hedge funds named in the settlement agreement.

Tullow and Dana Legal Actions

        On January 11, 2016, we filed legal actions against members of the Consortium under the Joint Operating Agreement governing the oil and gas exploration rights offshore Guinea ("JOA") in the United States District Court for the Southern District of Texas and before the AAA against Tullow for their failure to meet their obligations under the JOA. On January 28, 2016, the action in the Federal District Court was voluntarily dismissed by us and refiled in District Court in Harris County, Texas. On February 8, 2016 Tullow and Dana removed the case to Federal District Court.

        On February 2, 2016, SCS filed an Application for Emergency Arbitrator and Interim Measures of Protection and requested the following relief: (a) expedite discovery prior to the constitution of the arbitral tribunal; (b) provide that the time period permitted by the parties' arbitration agreement for the selection of the arbitrators and the filing of any responsive pleadings or counterclaims be accelerated; (c) require Tullow, as the designated operator under the JOA, to maintain existing "well-planning activities"; (d) require Tullow to undertake and complete certain planning activities; and (e) require Tullow and Dana to join with SCS in completing the negotiation of an acceptable amendment to the PSC and to agree to a process that will result in the execution of the amendment. With the exception of limited relief regarding discovery and agreement by Tullow to maintain certain well plan readiness, the Emergency Arbitrator ruled on February 17, 2016, that SCS is not entitled to the emergency injunctive relief it requested. Further, the Emergency Arbitrator enjoined all parties to the dispute from pursuing parallel District Court proceedings. On February 12, 2016, the case was voluntarily stayed by us. SCS believes that it has exhausted all of its options for the pursuit of legal measures to require Tullow and Dana to drill the planned exploration well.

        The AAA action sought (1) a determination that Tullow and Dana were in breach of their contractual obligations and (2) the damages caused by the repeated delays in well drilling caused by the activities of Tullow and Dana. We determined to bring the legal actions only after it became apparent that Tullow and Dana would not move forward, despite many opportunities to do so, with petroleum operations. SCS believed that it had exhausted all of its options for the pursuit of legal measures to require Tullow and Dana to drill the planned exploration well.

        On August 15, 2016, we subsequently entered into a Settlement and Release Agreement with Tullow and Dana ("Settlement and Release") with respect to our dispute in arbitration. Under the Settlement and Release, we released all claims against Tullow and Dana and Tullow and Dana (i) issued to the Government of Guinea a notice of withdrawal from the Concession and PSC effective immediately, (ii) transferred their interest in the long lead items of well construction material previously purchased by the Consortium in preparation for the initial drilling of the Fatala well, and agreed to pay net cash of $0.7 million to us. We also agreed to pay Dana a success fee based upon the certified reserves of the Fatala well if it results in a discovery.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Directors and Executive Officers

        The following table sets forth the name, age, and positions and offices with us of each of our directors and executive officers as of the date of this prospectus. Each of our directors was re-elected for a one-year term at the April 19, 2017, Annual Meeting. There is no family relationship between or among any of the directors and our executive officers. Board of Directors vacancies are filled by a majority vote of the Board of Directors. Our Board has an Audit Committee, a Compensation, Nominating, and Corporate Governance Committee, and a Government Relations Committee.

Name	Position	Committee memberships	Age
Raymond C. Leonard	Director, CEO and President	Member of Government Relations Committee	64
Ian Norbury*	Director and Non-Executive Chairman	Member of Audit Committee	66
Patricia N. Moller*	Director	Chair of Government Relations Committee	73
William O. Strange*	Director	Chair of Audit Committee and Member of Compensation, Nominating, and Corporate Governance Committee	74
Fred S. Zeidman*	Director	Chair of Compensation, Nominating, and Corporate Governance Committee, Member of Audit Committee, and Member of Government Relations Committee	71
Gary D. Elliston*	Director	Member of Compensation, Nominating, and Corporate Governance Committee	63
Sergey Alekseev	Chief Financial Officer, Senior Vice President-Business Development		51

*
Independent Director

Raymond C. Leonard

        Raymond C. Leonard was appointed to the Board of Directors and was appointed CEO and President in July 2009. Mr. Leonard served as the Vice President of Eurasia & Exploration for Kuwait Energy Company from December 2006 to June 2009. From January 2005 to November 2006, Mr. Leonard served as the Senior Vice President of International Exploration and Production of MOL Plc. Mr. Leonard also served as Vice President of Exploration & New Ventures for YUKOS, Russia's second largest oil company, based in Moscow, Russia from February 2001 to December 2004. Prior to joining YUKOS, Leonard held the title of Vice President of Exploration with First International Oil from June 1998 to January 2001. Previously, Mr. Leonard spent 19 years with Amoco, where he began as a geologist and was promoted to Vice President of Resource Acquisitions. During his tenure at Amoco, he held a three-year assignment as Division Geologist in West Africa. Mr. Leonard holds a Master of Arts in Geology from the University of Texas—Austin and a Bachelor of Science in Geosciences from the University of Arizona.

        In addition to the professional and education background and experience described above, the following experience, qualifications, attributes and/or skills led the Board of Directors to conclude that Mr. Leonard should serve as a director:

        Leadership Experience—Mr. Leonard has held numerous roles in key executive management over his career, including the Vice President of Exploration for YUKOS and First International Oil, and Senior Vice President of Exploration and Production for MOL.

        Industry Experience—Mr. Leonard has worked in the Oil & Gas industry his entire career in various Exploration and Production companies and has presented in numerous international forums on world oil reserves and future industry trends.

Ian Norbury

        Ian Norbury joined the Board of Directors in January 2013. Mr. Norbury became the Chairman of the Board in April 2015. Mr. Norbury is a Director of Energy Software Information and Analytics Limited, a UK firm being the holding company for Hannon Westwood. Prior to joining Hannon

Westwood in 2003, Mr. Norbury held various positions with Amerada Hess International since 1985, most recently as Executive Manager, Exploration with responsibility for worldwide exploration performance, including West Africa. He previously held senior geologist positions with Conoco and Amoco. Mr. Norbury earned his BSC in Geology and Geography at the University of London.

        In addition to the professional and education background and experience described above, the following experience, qualifications, attributes and/or skills led the Board of Directors to conclude that Mr. Norbury should serve as a director:

        Leadership Experience—Mr. Norbury has held various key executive positions such as the executive manager of exploration at Amerada Hess International and has held the position of CEO with Hannon Westwood.

        Industry Experience—Mr. Norbury has worked in the Oil & Gas industry his entire career in various Exploration and Production companies and consultancy firms.

Patricia N. Moller

        Patricia N. Moller was appointed to the Board of Directors in November 2015. Ms. Moller served as the United States Ambassador to the Republic of Guinea from 2009 to 2012 and to the Republic of Burundi from March 2006 until 2009. From April 1987 to March 2006, she served in various capacities in the U.S. Department of State, including as a Foreign Service officer and management officer. Ms. Moller retired from the Department of State in 2012, and served as Charge'dAffaires to both the Kingdom of Morocco and to Romania in 2013. Ms. Moller received several awards because of her service within the U.S. government, including the Robert C. Frasure Award (2011), the Presidential Meritorious Service Award (2009) and Leamon Hunt Award (1999), among others. She received a Bachelor of Arts from the University of Tampa in 1974.

        In addition to the professional and education background and experience described above, the following experience, qualifications, attributes and/or skills led the Board of Directors to conclude that Ms. Moller should serve as a director:

        Leadership Experience—Ms. Moller has held several positions within the U.S. government of significant responsibility, including as Ambassador to the Republic of Guinea.

William O. Strange

        William O. Strange was appointed to the Board of Directors in November 2010. Mr. Strange was an audit partner with Deloitte & Touche LLP prior to his retirement in May 2005. He joined the international accounting firm in 1964 and became a partner in 1976. During his 41 years with Deloitte & Touche LLP, he specialized in audits of SEC registrants for a variety of publicly traded energy clients in exploration and production, petrochemicals, pipelines, and oil services. Since 2005, he has been engaged in independent financial and accounting consulting services. Mr. Strange is a graduate of the University of Oklahoma and lives in Houston. He is on the Audit Committee of the Presbytery of the New Covenant, the governing body for Presbyterian Churches in the Gulf Coast area. He has served as the President of the Petroleum Club of Houston and as a member of the Major Cases Committee of the Texas State Board of Public Accountancy. In January 2014, he was elected Treasurer of Habitat for Humanity Northwest Harris County, and was additionally elected to its Board of Directors in January 2015.

        In addition to the professional and education background and experience described above, the following experience, qualifications, attributes and/or skills led the Board of Directors to conclude that Mr. Strange should serve as a director:

        Leadership Experience—Mr. Strange worked over 41 years for Deloitte & Touche LLP, including 29 years as an audit partner. While at Deloitte & Touche LLP, most of his clients were in the energy industry, including many exploration and production companies, and he spent the vast majority of his time working on clients that reported to the SEC. He has also lived overseas and understands foreign operations.

        Financial Experience—In addition to his over 41 years at Deloitte & Touche LLP, Mr. Strange was considered a Senior Technical Partner at Deloitte & Touche LLP. He has extensive knowledge of energy industry economics and business methods. He has worked with more than 20 audit committees of public company clients and understands the best practices of audit committees.

Fred S. Zeidman

        Fred S. Zeidman was appointed to our Board of Directors in December 2009. Mr. Zeidman has been the Chairman of Gordian Group LLC, a U.S. investment bank specializing in complex and distressed financial advisory work, since January 2015. In March 2008, Mr. Zeidman was appointed the Interim President of Nova Biosource Fuels, Inc. ("Nova"), a publicly traded biodiesel technology company, and served in that position until the company's acquisition in November 2009 and as a Nova director since June 2007. From August 2009 through November 2009, Mr. Zeidman was appointed Chief Restructuring Officer for Transmeridian Exploration, Inc. and served in that position until its sale in November 2009. Mr. Zeidman has been Bankruptcy Trustee of AremisSoft Corp since 2004.

        Mr. Zeidman currently serves as Chairman Emeritus of the University of Texas Health Science System Houston, he serves as interim Chief Financial Officer of the Texas Heart Institute, and is a director of Lucas Energy Inc., Straight Path Communications Inc. and Petro River Oil. Mr. Zeidman served as Chairman of the United States Holocaust Memorial Council from March 2002 through September 2010. Mr. Zeidman was on the board of Compact Power, Inc., an energy storage systems company from November 2007 to November 2009. Mr. Zeidman has served on the board of Prosperity Bank for 30 years. He also served as CEO, President and Chairman of the Board of Seitel Inc., an oil field services company, from June 2002 until its sale in February 2007. Mr. Zeidman served as a Managing Director of the law firm Greenberg Traurig, LLP from July 2003 to December 2008.

        In addition to the professional and education background and experience described above, the following experience, qualifications, attributes and/or skills led the Board of Directors to conclude that Mr. Zeidman should serve as a director:

        Leadership Experience—Mr. Zeidman has served in numerous roles of executive and directorship responsibility, including serving on the board of Prosperity Bank for 30 years and acting as Chairman of the United States Holocaust Memorial Council.

        Financial Experience—Mr. Zeidman has a Master's in Business Administration degree and was the Chief Restructuring Officer for Transmeridian Exploration.

Gary D. Elliston

        Gary D. Elliston was appointed to our Board of Directors in November 2015. Mr. Elliston has been the senior founding partner of DeHay & Elliston, L.L.P., a registered limited liability legal partnership, since August 1992, and specializes in litigation. He is licensed to practice before the United States Supreme Court, Texas Supreme Court, U.S. District Courts for the Northern, Southern, Western and Eastern Districts of Texas, and the U.S. Court of Appeals Fifth Circuit. He is also licensed in New York, West Virginia, Illinois and Oklahoma. He graduated cum laude from Howard Payne

University in 1975 and cum laude from Southern Methodist University Law School in 1978. In 2007, he received an Honorary Doctorate of Humanities from Howard Payne University.

        In addition to the professional and education background and experience described above, the following experience, qualifications, attributes and/or skills led the Board of Directors to conclude that Mr. Elliston should serve as a director:

        Leadership Experience—Mr. Elliston is the senior founding partner of DeHay & Elliston, L.L.P. In addition, he has previously served on the Board of Trustees for Howard Payne University, a private university located in Brownwood, Texas, and the Board of Regents for Baylor University, a private university located in Waco, Texas.

Executive Officers

Raymond C. Leonard

        Raymond C. Leonard, 63, President and Chief Executive Officer is also a director of the Company. Mr. Leonard has been the Company's Chief Executive Officer and President since December 2009. Information about his professional background is discussed in the section above regarding the Board of Directors.

Sergey Alekseev

        Sergey Alekseev, 51, joined the Company on July 5, 2016, as an outside consultant serving as our Vice President of Business Development. Mr. Alekseev became Senior Vice President and Chief Financial Officer in April 2017. Prior to joining Hyperdynamics, Mr. Alekseev was Chief Operating Officer for Soyuzneftegaz, a Russian oil and gas company, and was Chief Financial Officer and First Vice President for oil company Rosneft. Previously, he also held executive positions with ABN AMRO Bank and Coopers & Lybrand, both in Moscow. Mr. Alekseev holds a Diploma in International Financial Relations from the Moscow Institute of International Relations and a Master's degree in International Economics (MSc.Ec.) from the London School of Economics.

Director Independence

        Our common stock is traded on the OTCQX. We use SEC Rule 10A-3 in determining whether a director is independent in the capacity of director and in the capacity as a member of a board committee. In determining director independence, we have not relied on any exemptions from any rule's definition of independence.

        We currently have six directors, five of whom are Independent Directors. The Board of Directors has determined that the following directors are independent under SEC Rule 10A-3 because they have no relationship with the Company (other than being a director and stockholder of the Company): Ian Norbury, Chairman of the Board; Patricia N. Moller; William O. Strange; Fred S. Zeidman; and Gary D. Elliston (collectively, the "Independent Directors").

        Our Independent Directors meet in regularly scheduled executive sessions without management present. Ian Norbury, the Chairman of our Board of Directors, is the presiding Independent Director at these executive sessions.

Corporate Governance Guidelines

        We have adopted a set of Corporate Governance Guidelines that provide the framework for the governance of the Company and reflect the Board of Directors' belief that sound corporate governance policies and practices provide an essential foundation for the Board in fulfilling its oversight responsibilities. Our Corporate Governance Guidelines are available at the Company's website at www.hyperdynamics.com.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

        Our compensation discussion and analysis for the fiscal year ended June 30, 2016, discusses the compensation for our Principal Executive Officer ("PEO"), who is our President and Chief Executive Officer, Raymond C. Leonard; as well as disclosure for David W. Wesson and Paolo G. Amoruso, who, pursuant to Item 402 of Regulation S-K, would have been deemed to be named executive officers except that they were not serving as officers at the end of the Company's fiscal year (individually, each a "Named Executive Officer" or "NEO," and collectively, our "Named Executive Officers" or "NEOs"). Both Messrs. Wesson and Amoruso provided services to the Company as independent consultants pursuant to Consulting Agreements entered into on June 30, 2016 through September 30, 2016 having resigned their employment positions in advance of the expiration of their employment agreements. The Company engaged Mr. Amoruso through his law firm, Paolo G Amoruso PLLC, beginning on October 1, 2016 to provide services as requested by the Company from time to time.

        The Company's 10-K for the fiscal year that ended on June 30, 2016 included disclosures for David W. Wesson and Paolo G. Amoruso, who, pursuant to Item 402 of Regulation S-K, would have been deemed to be named executive officers except that they were not serving as officers at the end of the Company's prior fiscal year. Both Messrs. Wesson and Amoruso provided services to the Company as independent consultants pursuant to Consulting Agreements entered into on June 30, 2016 through September 30, 2016 having resigned their employment positions in advance of the expiration of their employment agreements. The Company engaged Mr. Amoruso through his law firm, Paolo G. Amoruso PLLC, beginning on October 1, 2016 and Mr. Wesson individually to provide services as requested by the Company from time to time.

        These officers are also reflected in the Summary Compensation Table below and discussed further in the accompanying narrative thereto. In this compensation discussion and analysis, the terms "we" and "our" refer to Hyperdynamics Corporation, and not the Compensation, Nominating, or Corporate Governance Committee.

Compensation Overview, Objectives, and Elements

        We are an early-stage and relatively small company in the oil and gas exploration industry and our operations in the last several years have focused on oil and gas exploration in our Concession offshore the coast of the Republic of Guinea in West Africa, identifying additional prospects that may contain oil or gas and identifying other oil & gas companies to farm-out participating interests in the Concession. We have accomplished this with a small team of management individuals with significant industry experience. We have designed our compensation program to attract and retain these highly experienced individuals, who have competing opportunities at more established companies, as well as to motivate and reward these individuals for the successful execution of our business plan.

        The Compensation, Nominating, and Corporate Governance Committee of the Board of Directors reviews the performance of our executives and develops and makes recommendations to the Board of Directors with respect to executive compensation policies. The Compensation, Nominating, and Corporate Governance Committee is empowered by the Board of Directors to establish and administer our executive compensation programs. The members of the Compensation, Nominating, and Corporate Governance Committee are Messrs. Elliston, Strange, and Zeidman. Mr. Zeidman is the Chair of the Compensation, Nominating, and Corporate Governance Committee. All committee members are independent.

        Because of the uniqueness of our business and operations, the Compensation, Nominating, and Corporate Governance Committee has concluded that we do not have a single group of peer or comparison companies for purposes of traditional benchmarking and percentile targeting and, as such, the Compensation, Nominating, and Corporate Governance Committee does not use traditional benchmarking or percentile targeting against a stated peer group in setting compensation. Rather than looking to a single peer or comparison group of companies, our compensation practice concerning our executives is to review compensation on a position-by-position basis and determine the particular skill set required to be successful at the Company for the particular position in question. The skill set necessarily varies among positions but may include: executive management experience at oil and gas enterprises; offshore experience and technical expertise; international experience; experience growing and maturing a company; relevant financial and commercial experience; and relevant compliance and legal experience. As a result, the Compensation, Nominating, and Corporate Governance Committee's determinations in setting compensation are often qualitative and subjective, depending on the executive's position.

        The details of the processes and procedures for the consideration and determination of executive compensation are described below.

What are the objectives of our executive officer compensation program?

        The objectives of the Compensation, Nominating, and Corporate Governance Committee in determining executive compensation are to: (1) attract and retain key individuals who are important to the continued success of Hyperdynamics, and (2) provide strong financial incentives, at reasonable cost to the stockholders, for senior management to enhance the value of the stockholders' investment.

What is our executive officer compensation program designed to reward?

        Our compensation program is designed to reward individuals for the achievement of our business goals and to foster continuity of management by encouraging key individuals to maintain long-term careers with Hyperdynamics.

What are the elements of our executive officer compensation program and why do we provide each element?

        The elements of compensation that the Compensation, Nominating, and Corporate Governance Committee uses to accomplish these objectives include: (1) base salaries, (2) bonuses, and (3) long-term incentives in the form of stock and stock options. From time to time, we also provide perquisites to certain executives and health and insurance to all employees. The elements of compensation that we offer help us to attract and retain our officers. The specific purpose of each element of compensation is outlined below.

Base Salaries

        We provide fixed annual base salaries as consideration for each executive's performance of his or her job duties. Salaries are set based on level of responsibility, skills, knowledge, experience, and contribution to Hyperdynamics' business.

Bonuses

        Annual cash bonuses are typically awarded to our executives as a variable compensation component. Bonuses are based on goals and objectives for each executive. Each executive is given a target bonus percentage. The Chief Executive Officer recommends a bonus amount to the Compensation, Nominating, and Corporate Governance Committee.

        Our historic policy has been to set such executive's bonus in a range of 50% to 100% of that executive's annual base salary with a target of 75% of the executive's annual base salary. The Compensation, Nominating, and Corporate Governance Committee or Board of Directors approves annual bonuses for our executives usually during the month of June of the fiscal year that concludes at the end of that month. Our President and Chief Executive Officer, Raymond C. Leonard, has specific performance-related goals and targets usually set by the Compensation, Nominating, and Corporate Governance Committee in the month of June (prior to the commencement of the applicable fiscal year). The following June (at the end of the fiscal year) the Compensation, Nominating, and Corporate Governance Committee evaluates the Chief Executive Officer's performance against those goals and targets and recommends a bonus amount to the Board of Directors following that evaluation.

        In June 2016, the Board of Directors revised Hyperdynamics' Bonus Policy to make all annual bonuses completely performance-based upon the achievement of pre-established targets.

Long-term Incentives

        We can provide long-term incentives in the form of stock and stock options. Our practice has been to provide stock options as our preferred form of long-term incentives. Long-term incentives are a component of variable compensation because the amount of income ultimately earned is dependent upon and varies with our common stock price over the term of the option. The stock option awards tie a portion of executive compensation to the stock price and, accordingly, our financial and operating results. We do not use a formula to determine stock and stock option awards to executives. Stock option awards are not designed to be tied to yearly results. We view stock option awards as a means to encourage equity ownership by executives and, thus, to generally align the interests of the executives with the stockholders.

        Our 2010 Plan authorizes the Compensation, Nominating, and Corporate Governance Committee to award stock options, restricted stock, and stock registered under a Form S-8 registration statement to officers and other key employees. The Compensation, Nominating, and Corporate Governance Committee implements this authority by awarding stock options designed to align the interests of all senior executives to those of stockholders. This is accomplished by awarding stock options, which rise in value based upon the market price rise of Hyperdynamics' common stock, on a systematic basis.

        The actual amount of long-term incentives that each of our executives is eligible to receive is established by that executive's employment agreement.

        Our policy has been to make such executive's long-term incentive award in the form of stock options. The number of shares underlying the stock options is typically set at 25% of the dollar amount of that executive's annual cash bonus. For example, if an executive's annual cash bonus was $150,000, a stock option to purchase 37,500 share of our common stock would be granted. The Compensation, Nominating, and Corporate Governance Committee or Board of Directors usually approves long-term incentive grants during the month of June of the fiscal year that concludes at the end of that month.

        We report the estimated fair value of our stock option grants, as determined for accounting purposes in accordance with ASC 718, using either the Black-Scholes option pricing model or a Monte Carlo model, in the Summary Compensation Table and the Grants of Plan-Based Awards Table. The amount reflected for accounting purposes does not reflect whether the executive has or will realize a financial benefit from the awards. Because stock option awards are made at a price equal to or above the market price on the date of grant, stock options have no intrinsic value at the time of grant. We believe the potential appreciation of the option awards over the stock price provide motivation to executives.

Perquisites

        Perquisites are determined on a case-by-case basis by the Compensation, Nominating, and Corporate Governance Committee.

How do we determine the amount for each element of executive officer compensation?

        Our policy is to provide compensation packages that are competitively reasonable and appropriate for our business needs. We consider such factors as: competitive compensation packages as negotiated with our officers; evaluations of the President and Chief Executive Officer and other executive officers; achievement of performance goals and milestones as additional motivation for certain executives; officers' ability to work in relationships that foster teamwork among our executive officers; officers' individual skills and expertise, and labor market conditions. We did not engage a third-party compensation consultant during the fiscal years ended June 30, 2015 or 2016.

        During the fiscal years ended June 30, 2015, and 2016, total executive compensation consists of base salary, bonuses, and option awards. Generally, the option awards for executives are negotiated in the executive's contract, with an exercise price based on the market price on the award date. Special option awards are also issued to employees on a case-by-case basis during the year for significant achievement. Because of the simplicity of the compensation package, there is very little interaction between decisions about the individual elements of compensation.

Administration of Executive Compensation

        The Compensation, Nominating, and Corporate Governance Committee reviews and approves corporate goals and objectives relevant to compensation of the NEOs, evaluates the NEOs' performance, and sets their compensation. In determining compensation policies and procedures, the Compensation, Nominating, and Corporate Governance Committee considers the results of stockholder advisory votes on executive compensation and how the votes have affected executive compensation decisions and policies.

        The Compensation, Nominating, and Corporate Governance Committee or Board of Directors usually sets annual salaries during the month of December of the fiscal year that ends the following June 30th and usually approves the payment of annual bonuses and the award of long-term incentives during the month of June of the fiscal year that concludes at the end of that month.

Chief Executive Officer Involvement in Compensation Decisions

        The Chief Executive Officer makes recommendations to the Compensation, Nominating, and Corporate Governance Committee concerning the employment packages of all subordinate officers. Neither the Chief Executive Officer nor any other Company officer or employee attends periodic executive sessions of the Compensation, Nominating, and Corporate Governance Committee.

How compensation or amounts realizable from prior compensation are considered?

        The amount of past compensation generally does not affect current year considerations because bonuses and long-term incentives are awarded for each individual fiscal year's job performance. As part of its ongoing review process, the Compensation, Nominating, and Corporate Governance Committee regularly evaluates our compensation programs to ensure they meet changing business needs and support alignment with stockholders' interests.

Tax Considerations

        Our compensation plans are designed generally to ensure full tax deductibility of compensation paid under the plans.

        This includes compliance with Section 162(m) of the Internal Revenue Code, which limits our tax deduction for an executive's compensation to $1 million, unless certain conditions are met. For the fiscal year ended June 30, 2016, the full amount of all compensation provided to all executives was tax deductible to the Company.

Timing, Award Date, and Exercise Price for Stock Option Awards

        Our policy is to award stock options upon hiring of the employee and on a case-by-case basis throughout the year. Stock option exercise prices are the closing price on the date of grant. We also have made certain awards based on the completion of performance criteria.

Analysis of Variations in Individual NEOs Compensation

        Each NEO's compensation is detailed in the Summary Compensation Table below and discussed further in the accompanying narrative thereto. For those NEOs who have employment agreements, each such agreement is described under the caption "Narrative Disclosure to Summary Compensation Table."

2016 Compensation Decisions for Our Named Executive Officers

        Described below are the details of the processes and procedures for the consideration and determination of executive compensation for fiscal year 2016.

Summary Compensation Table

        The following table shows the salaries, bonuses, incentive awards, retirement benefits and other compensation relating to fiscal years ended June 30, 2016 and June 30, 2015 for our PEO and our two most highly compensated executive officers, other than our PEO, pursuant to paragraph (m)(2)(iii) of Item 402 of SEC Regulation S-K. Columns for which there was no compensation have been omitted.

SUMMARY COMPENSATION TABLE—2016

Name & Principal Position	Year	Salary ($)	Bonus ($)	Stock Grants ($)	Option Awards(1) ($)	All Other Compensation(2) ($)	Total ($)
Raymond C, Leonard,	2016	400,000	50,000	42,000	—	—	492,000
President and CEO	2015	400,000	200,000	—	36,818	—	636,818
David W. Wesson,	2016	268,250	—	—	5,836	—	274,086
Former V.P., Principal Financial and Accounting Officer(3)	2015	255,750	127,875	—	23,540	—	407,165
Paolo G. Amoruso,	2016	288,000	—	—	6,260	—	294,260
Former Vice President of Legal Affairs and Secretary(4)	2015	274,250	137,125	—	25,244	60,000	496,619

(1)
These amounts reflect the aggregate grant date fair value, computed in accordance with FASB ASC Topic 718, for options awarded in the last two fiscal years ended June 30, 2016 and 2015. For a description of the assumptions used for purposes of determining award date fair value, see Note 8 to the financial statements for the fiscal year ended June 30, 2016 included in this prospectus. Regardless of the value on the grant date, the actual value that may be recognized by the executives will depend on the market value of the Company's common stock on a date in the future when a stock option is recognized.

(2)
The amount reflects a $60,000 bonus pursuant to a retention bonus agreement that Mr. Amoruso signed on June 30, 2014 with the Company. Mr. Amoruso received half of the retention bonus on June 30, 2014, and the second half in January 2015.1

(3)
The amounts noted above for Mr. Wesson reflect the compensation for his service as our Vice President, Chief Financial Officer and our Principal Financial and Accounting Officer for fiscal years ended June 30, 2016 and June 30, 2015. Mr. Wesson continued to provide services to the Company as an independent consultant pursuant to a Consulting Agreement entered into on June 30, 2016 2016 having resigned his employment positions in advance of the expiration of his Employment Agreement. Mr. Wesson entered into a separate engagement agreement with the Company for services as requested from time to time. (See "Certain Relationships and Related Party Transactions").

(4)
The amounts noted above for Mr. Amoruso reflect the compensation for his service as our Vice President of Commercial and Legal Affairs and Corporate Secretary for the fiscal years ended June 30, 2016 and June 30, 2015. Mr. Amoruso continued to provide services to the Company as an independent consultant through September 30, 2016 pursuant to a consulting agreement entered into on June 30, 2016 having resigned his employment positions in advance of the expiration of his Employment Agreement. The Company engaged Mr. Amoruso through his law firm, Paolo G Amoruso PLLC, beginning on October 1, 2016 to provide services as requested by the Company from time to time. (See "Certain Relationships and Related Party Transactions").

Narrative Disclosure to Summary Compensation Table

Raymond C. Leonard, President and Chief Executive Officer

        We entered into a three-year employment agreement with Raymond C. Leonard, our current Chief Executive Officer, President and Director effective as of July 22, 2009, as amended, effective December 11, 2009. On September 10, 2012, effective as of July 23, 2012, we entered into an amended and restated employment agreement with Mr. Leonard. The agreement, as amended and restated, has a one-year term that is automatically extended for successive one-year periods following the end of the initial one-year term, unless otherwise terminated by delivery of written notice by either party prior to May 31 of each period. The agreement provides that Mr. Leonard will serve as our President and Chief Executive Officer. Mr. Leonard's current base salary is $400,000, which is subject to annual adjustments, at the discretion of the Board of Directors, but in no event shall the Company pay Mr. Leonard a base salary less than that set forth above, or any increased base salary later in effect, without the consent of Mr. Leonard.

        In June 2015, the Board of Directors approved the annual base salary for Mr. Leonard for fiscal year 2016 (to be effective July 1, 2015) of $400,000, which represents no increase in Mr. Leonard's salary in 2015.

        Additionally, pursuant to his employment agreement, Mr. Leonard is eligible to receive incentive compensation, as may be adopted and approved by the Compensation, Nominating, and Corporate Governance Committee from time to time and is entitled to participate in any incentive compensation plan ("ICP") applicable to Mr. Leonard's position, as may be adopted by us from time to time and in accordance with the terms of such plan(s). Mr. Leonard's cash bonus award opportunity is 100% of his base salary with a minimum of 50% and a maximum of 200% and shall be subject to such other terms, conditions and restrictions as may be established by the Board of Directors or the Compensation, Nominating, and Corporate Governance Committee.

        Mr. Leonard is also entitled to receive stock options in an amount equal to 50% of the number of dollars of the cash award, as adjusted for the July 1, 2013 reverse stock split.

        Annually, Mr. Leonard develops a proposed set of current year performance metrics that are subject to review and approval by the Board of Directors and/or the Compensation, Nominating, and Corporate Governance Committee and the achievement of which are evaluated by the Committee in making annual cash bonus payments and long-term incentive awards. Since the inception of Mr. Leonard's employment, the metrics for his bonus award have been based on annual objectives related to advancing our exploration activities, achieving funding from equity capital raises, participation in the Concession, and/or stock price appreciation. The Compensation, Nominating, and

Corporate Governance Committee approved that the bonus would be determined by allocating 50% of the amount to the stock price, 25% to securing funding and addressing our "going concern" status, and 25% to operations, with each component to be reviewed by the Committee.

        In June 2016, in order to minimize cash consumption payments, the Board of Directors offered all employees an election to receive their bonuses through an increased stock component and a lower cash component. As part of the annual review of Mr. Leonard's performance during the 2016 fiscal year, on June 30, 2016, Mr. Leonard elected to receive and we issued him 100,000 shares of our common stock and $50,000 in lieu of paying Mr. Leonard his incentive bonus amount of $200,000 and 50,000 associated stock option grants.

        Finally, Mr. Leonard will receive certain standard benefits, including reimbursement in accordance with our standard policies and procedures of business and business-related business expenses and dues and fees to industry and professional organizations, four weeks of paid vacation each calendar year, and participation by Mr. Leonard and his spouse and dependents in all benefits, plans and programs available to our executive employees.

David W. Wesson, Former V.P., Principal Financial and Accounting Officer

        On October 7, 2015, we entered into an employment agreement with Mr. Wesson, effective October 1, 2015. The employment agreement provided for a base salary of $261,500, which increased to $275,000 on January 1, 2016.

        In setting fiscal year 2016 annual salary for Mr. Wesson in June 2015, the Compensation, Nominating, and Corporate Governance Committee and Board of Directors reviewed and evaluated his individual performance, experience level and level of responsibility, among other factors. Based on the recommendation of Mr. Leonard, the Board of Directors decided to increase the salary for Mr. Wesson, reflected in the Summary Compensation Table above.

        Mr. Wesson also participated in the Company's ICP, and had an annual cash target award (the "ICP Bonus Award") opportunity under the ICP of 75% of his base salary with a minimum of 50% and a 100% maximum. The performance metrics for the ICP Bonus Award for the Mr. Wesson mirrored the metrics of our Chief Executive Officer as approved by our Compensation, Nominating, and Corporate Governance Committee in May 2015. In addition to the ICP Bonus Award, Mr. Wesson received an annual award of options to purchase shares of our common stock under our equity incentive plan then in effect in an amount equal to 25% of the number of dollars of the cash award.

        Upon termination of the initial term of the employment agreement, on June 30, 2016, we entered into a consulting agreement with Mr. Wesson pursuant to the terms of which he will provide services to the Company as an independent consultant (See "Certain Relationships and Related Party Transactions").

Paolo G. Amoruso, Former Vice President of Legal Affairs and Secretary

        On October 7, 2015, we entered into an employment agreement with Mr. Amoruso, effective October 1, 2015. The employment agreement provided for a base salary for fiscal year 2016 of $281,000, which increased to $295,000 on January 1, 2016.

        In setting the fiscal year 2016 annual salary for Mr. Amoruso in June 2015, the Compensation, Nominating, and Corporate Governance Committee and Board of Directors reviewed and evaluated his individual performance, experience level and level of responsibility, among other factors. Based on the recommendation of Mr. Leonard, the Board of Directors decided to increase the salary for Mr. Amoruso, reflected in the Summary Compensation Table above.

        Mr. Amoruso also participated in the Company's ICP, and had an annual cash target award (the "ICP Bonus Award") opportunity under the ICP of 75% of his base salary with a minimum of 50%

and a 100% maximum. The performance metrics for the ICP Bonus Award for Mr. Amoruso mirrored the metrics of our Chief Executive Officer as approved by our Compensation, Nominating, and Corporate Governance Committee in May 2015. In addition to the ICP Bonus Award, Mr. Amoruso received an annual award of options to purchase shares of our common stock under our equity incentive plan then in effect in an amount equal to 25% of the number of dollars of the cash award.

        Upon termination of the initial term of the employment agreement, on June 30, 2016, we entered into a consulting agreement with Mr. Amoruso pursuant to the terms of which he will provide services to the Company as an independent consultant (See "Certain Relationships and Related Party Transactions").

Potential Payments upon Termination or Change-In-Control

        The Employment Agreement with Mr. Leonard may be earlier terminated by us in the event of his death or inability to perform, or for cause, including material breach of his duties involving fraud. Mr. Leonard may terminate the Employment Agreement for good reason, including a material reduction in his reporting responsibilities or a change of more than 75 miles in the location of his principal place of employment. Either we or Mr. Leonard may terminate the employment agreement without cause or without good reason.

        If we terminate Mr. Leonard without cause, or if Mr. Leonard terminates for good reason, or upon expiration of the employment term due to our notice to terminate, then Mr. Leonard will be entitled to receive one year's base salary, his bonus award at the target level for the performance period in effect on the employment termination date, and full vesting of all stock option and restricted stock awards held by him with a twelve month period to exercise (or the expiration of the award term, if that occurs sooner).

Retirement Plans, Perquisites and Other Personal Benefits

        During the fiscal year ended June 30, 2016, no executive officer received any perquisites.

Plan-Based Awards

        The following table lists awards of plan-based stock options for the 2016 fiscal year for our PEO and our two most highly compensated executive officers other than our principal executive officer.

AWARDS OF PLAN-BASED STOCK OPTIONS IN FISCAL YEAR—2016

Name	Action Date	Award Date	Threshold ($)	Target ($)	Maximum ($)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Share)	Award Date Fair Value of Stock &Options ($)
Raymond C. Leonard(1)	—	—	—	—	—	—	—	—
David W. Wesson	6/30/2016	6/30/2016	—	—	—	34,375	0.42	5,836
Paolo G. Amoruso	6/30/2016	6/30/2016	—	—	—	36,875	0.42	6,260

(1)
Mr. Leonard elected to receive 100,000 shares of Hyperdynamics common stock and $50,000 in cash in lieu of his Employment Contract incentive bonus amount of $200,000 in cash and 50,000 incentive stock options.

Equity Awards

        The following table lists all equity awards outstanding on the last day of the fiscal year ended June 30, 2016 to each of the executives named in the Summary Compensation Table. All option awards are fully vested.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

Name	No. of Securities Underlying Unexercised Options Exercisable (#)	No. of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($/Share)	Option Expiration Date
Raymond C. Leonard	45,375	—	6.72	6/29/2017
Raymond C. Leonard	18,750	—	3.60	6/25/2018
Raymond C. Leonard	50,000	—	3.25	6/30/2019
Raymond C. Leonard	54,522	—	0.90	6/30/2020
David W. Wesson	625	—	20.16	1/30/2017
David W. Wesson	6,875	—	6.72	6/29/2017
David W. Wesson	34,375	—	0.42	6/30/2017
David W. Wesson	9,563	—	3.60	6/30/2017
David W. Wesson	1,500	—	4.91	6/30/2017
David W. Wesson	28,750	—	3.25	6/30/2017
David W. Wesson	11,250	—	10.32	6/30/2017
David W. Wesson	34,860	—	0.90	6/30/2017
David W. Wesson	1,250	—	24.64	6/30/2017
David W. Wesson	5,625	—	34.40	6/30/2017
Paolo G. Amoruso	1,250	—	33.52	9/20/2016
Paolo G. Amoruso	625	—	20.16	1/30/2017
Paolo G. Amoruso	11,385	—	6.72	6/29/2017
Paolo G. Amoruso	1,875	—	6.56	6/30/2017
Paolo G. Amoruso	11,377	—	3.60	6/30/2017
Paolo G. Amoruso	32,344	—	3.25	6/30/2017
Paolo G. Amoruso	11,250	—	8.80	6/30/2017
Paolo G. Amoruso	37,382	—	0.90	6/30/2017
Paolo G. Amoruso	1,250	—	24.64	6/30/2017
Paolo G. Amoruso	6,875	—	34.40	6/30/2017
Paolo G. Amoruso	36,875	—	0.42	6/30/2017

Director Compensation for Fiscal Year Ended June 30, 2016

        The following table sets forth compensation amounts for our Independent Directors for the fiscal year ended June 30, 2016.

 DIRECTOR COMPENSATION

Name	Fees Earned or Paid in Cash ($)	Stock Grants ($)	Option Awards ($)	All Other Compensation ($)	Total ($)
Raymond C. Leonard(1)	—	—	—	—	—
William O. Strange(2)	70,000	—	5,024	—	75,024
Herman Cohen(3)	15,000	—	—	—	15,000
Patricia N. Moller(2)(4)	33,231	—	19,548	—	52,779
Fred S. Zeidman(2)	69,000	—	5,024	—	74,024
Ian Norbury(2)	74,000	—	5,024	—	79,024
Gary D. Elliston(2)(4)	33,769	—	19,548	—	53,317

(1)
We do not provide additional compensation to employees who also serve as directors for their service on the Board of Directors. All compensation paid to Mr. Leonard is reflected above separately in the Summary Compensation Table.

(2)
During the fiscal year ended June 30, 2016, each Director Norbury, Strange, Zeidman, Moller and Elliston received five-year options to purchase 15,000 shares, with 50% vesting on December 30, 2016 and 50% vesting on June 30, 2017. Mr. Cohen retired from his position as a member of the Board of Directors on November 20, 2015.

(3)
Mr. Cohen retired from his position as a member of the Board of Directors on November 20, 2015.

(4)
On November 20, 2015, Ms. Moller and Mr. Elliston were elected to the Board of Directors. On November 27, 2015, Ms. Moller and Mr. Elliston each received an award of 15,000 options to purchase shares of the Company's common stock pursuant to the Company's 2010 Equity Incentive Plan. The stock options have a term of five years from the date of award and vest 50% on May 27, 2016 and 50% on November 27, 2016.

Director Compensation Arrangements

        On April 30, 2015, we realigned the committees of the Board of Directors, merging the Compensation Committee with the Nominating and Corporate Governance Committee, and eliminating the Technical Committee. Additionally, we restructured compensation to directors for service on the Board of Directors and on each of the committees, with the changes to compensation taking effect for service during the fourth fiscal quarter of fiscal year ended June 30, 2015. The current compensation program for our Independent Directors consists of the following:

  •
  Cash compensation consisting of quarterly payments, as applicable, of: (i) $11,000 for services as a director, (ii) $5,000 for service as the Chairman of the Board or Chair of the Audit Committee, (iii) $2,500 for service as a member of the Audit Committee or Chair of the Government Relations Committee, (iv) $1,500 for service as a member of the Compensation, Nominating, and Corporate Governance Committee or Government Relations Committee, and (v) $3,000 for service as the Chair of the Compensation, Nominating, and Corporate Governance Committee.

  •
  An annual award, pursuant to our 2010 Equity Incentive Plan, of options to purchase shares of our common stock. The options are to be awarded on or about July 1st of each year, have an exercise price equal to the then current closing price of our common stock, vest 50% six months from the award date and vest the remaining 50% on the first anniversary of the award date. The options have a five-year term.

Director Stock Option Awards

        The Board of Directors awarded stock options to our directors on June 30, 2016 as reflected in the table below. The awards were made pursuant to our 2010 Equity Incentive Plan. The options have an exercise price of $0.42 per share, which was the closing price of our common stock on June 30, 2016, have a term for five years from the date of award, and vest 50% on December 30, 2016 and 50% on June 30, 2017. The following table sets forth the number of shares of our common stock underlying the options awarded to each of our Independent Directors during the fiscal year 2016:

Name of Director	Shares of Common Stock Underlying Options Awarded for Fiscal Year Ended June 30, 2016
Patricia N. Moller	30,000
Ian Norbury	15,000
William O. Strange	15,000
Fred S. Zeidman	15,000
Gary D. Elliston	30,000

        Additionally, on November 20, 2015, Ms. Moller and Mr. Elliston were elected to the Board of Directors. On November 27, 2015, Ms. Moller and Mr. Elliston each received an award of 15,000 options to purchase shares of Company common stock pursuant to the Company's 2010 Equity Incentive Plan. The stock options have a term of five years from the date of award and vest 50% on May 27, 2016 and 50% on November 27, 2016. The options have an exercise price of $1.18 per share.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth certain information as of April 28, 2017 (the "Determination Date") with respect to the beneficial ownership of shares of common stock by (1) each person known to us that owns beneficially more than 5% of the outstanding shares of common stock, (2) each of our directors, (3) each of our executive officers, and (4) all of our executive officers and directors as a group. As of the Determination Date, we had 21,871,658 shares of common stock outstanding. Beneficial ownership is determined in accordance with Rule 13d-3 under the Exchange Act. In computing the number of shares beneficially owned by a person or group and the percentage ownership of that person or group, shares of our common stock subject to options currently exercisable or exercisable within 60 days after the Determination Date are deemed outstanding, but are not deemed outstanding for purposes of computing the percentage ownership of any other person. The address of each director and officer named in the below table is c/o Hyperdynamics Corporation, 12012 Wickchester Lane, Suite 475 Houston, TX 77079.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
Common stock	BlackRock, Inc.(1)	1,844,576	(1)	8.4%
	Directors and Executive Officers:
Common stock	Raymond C. Leonard	439,897	(2)	2.0
Common stock	Ian Norbury	90,500	(3)	*
Common stock	Patricia N. Moller	15,000	(4)	*
Common stock	William O. Strange	97,875	(5)	*
Common stock	Fred S. Zeidman	95,875	(6)	*
Common stock	Gary D. Elliston	370,875	(7)	1.7
Common stock	Sergey Alekseev	50,000	(8)
	Directors and Executive Officers as a group (7 persons)	1,160,022		5.2

*
Less than 1%

(1)
This amount is based on ownership reported by BlackRock, Inc., as of December 31, 2016, in a Schedule 13G filed with the SEC. The address of BlackRock, Inc. is 55 East 52nd Street, New York, NY 10055.

(2)
This amount includes: 280,100 shares of common stock, options to purchase 148,647 shares of common stock and a warrant to purchase 11,150 shares of common stock. This amount does not include: 50 shares of Series A Preferred Stock owned by Mr. Leonard (and the shares of common stock into which they are convertible), because the Series A Preferred Stock is not a voting security and is not currently convertible or convertible on a determinable date within 60 days; nor up to 77 shares of Series A Preferred Stock (and the shares of common stock into which they are convertible) and a warrant to purchase up to 17,171 shares of common stock that Mr. Leonard may acquire pursuant to the Subscriber Option, because the Subscriber Option is not currently exercisable or exercisable on a determinable date within 60 days.

(3)
This amount includes: 3,000 shares of common stock and options to purchase 87,500 shares of common stock.

(4)
This amount includes: no shares of common stock and options to purchase 15,000 shares of common stock.

(5)
This amount includes: 4,125 shares of common stock and options to purchase 93,750 shares of common stock.

(6)
This amount includes: 1,375 shares of common stock and options to purchase 94,500 shares of common stock.

(7)
This amount includes: 355,875 shares of common stock (all pledged as security) and options to purchase 15,000 shares of common stock.

(8)
This amount consists of options to purchase 50,000 shares of common stock.

 CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Conflicts of Interest

        We have a conflict of interest policy governing transactions involving related parties. In accordance with the policy, transactions involving related parties must be pre-approved by the Audit Committee, which is comprised of Independent Directors.

Related Persons Transactions

        Paolo G. Amoruso and David W. Wesson continued, after year end, to provide services to the Company as independent consultants pursuant to Consulting Agreements entered into on June 30, 2016, extending through September 30, 2016. Under the Consulting Agreements, Mr. Amoruso received a consulting fee of $30,000 per month and Mr. Wesson received a consulting fee of $25,000 per month. After September 30, 2016, Mr. Wesson continued to provide services as a contractor, respectively, to the Company on an hourly basis pursuant to engagement agreements depending on the needs of the Company. Mr. Amoruso, through his law firm, Paolo G Amoruso PLLC, entered into an engagement agreement with the Company on October 1, 2016 to provide outside counsel services depending on the needs of the Company.

        On June 30, 2016, the Company also entered into Transition Agreements with Messrs. Amoruso and Wesson. Mr. Amoruso and Mr. Wesson agreed in the Transition Agreements that they are not entitled to any payments under their former employment agreements.

        Pursuant to his Transition Agreement, Mr. Amoruso received payments of $150,000 on July 15, 2016, $50,000 on August 15, 2016, and $300,000 on September 15, 2016; provided, if the Company and Mr. Amoruso entered into a new employment agreement as Vice President, General Counsel and Corporate Secretary prior to September 15, 2016, Mr. Amoruso would not be entitled to the September 15, 2016 payment of $300,000. Mr. Amoruso and the Company did not enter into a new employment agreement. In addition, Mr. Amoruso received an award of non-qualified stock options to acquire 36,875 shares of the Company's common stock with an exercise price equal to the closing price on June 30, 2016.

        Pursuant to his Transition Agreement, Mr. Wesson received payments of $150,000 on July 15, 2016, August 15, 2016, and September 15, 2016. In addition, Mr. Wesson received an award of non-qualified stock options to acquire 34,375 shares of the Company's common stock with an exercise price equal to the closing price on June 30, 2016.

PLAN OF DISTRIBUTION

        The selling stockholders and their pledgees, donees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of our common stock covered by this prospectus on any stock exchange, market or trading facility on which the shares are traded or in private transactions. If the shares of common stock are sold through underwriters, the selling stockholders will be responsible for underwriting discounts or commissions or agent's commissions. These sales may be at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale or at negotiated prices. We will not receive any of the proceeds from the sale of common stock offered by the selling stockholders. The selling stockholders may use any one or more of the following methods when selling shares:

  •
  any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

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  ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

  •
  block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

  •
  purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

  •
  through brokers, dealers or underwriters that may act solely as agents;

  •
  transactions other than on these exchanges or systems or in the over-the-counter market;

  •
  through the writing or settlement of options or other hedging transactions entered into after the effective date of the registration statement of which this prospectus is a part, , whether such options are listed on an options exchange or otherwise;

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  an exchange distribution in accordance with the rules of the applicable exchange;

  •
  privately negotiated transactions;

  •
  short sales;

  •
  broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

  •
  a combination of any such methods of sale; and

  •
  any other method permitted pursuant to applicable law.

        The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus. Rule 144 under the Securities Act, generally permits the resale, subject to various terms and conditions, of restricted securities after they have been held for six months.

        The selling stockholders may also engage in short sales against the box, puts and calls and other transactions in our securities or derivatives of our securities and may sell or deliver shares in connection with these trades, unless otherwise prohibited by applicable law or agreement.

        Broker-dealers engaged by the selling stockholders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved. Any profits on the resale of shares of common stock by a broker-dealer acting as principal might be deemed to be underwriting discounts or commissions under the Securities Act. Discounts, concessions, commissions and similar selling expenses, if any, attributable to the sale of shares will be borne by a selling stockholder. The selling stockholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares if liabilities are imposed on that person under the Securities Act.

        In connection with the sale of the shares of our common stock or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the shares of common stock in the course of hedging in positions they assume. The selling stockholders may also sell shares of common stock short and deliver shares of common stock covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The selling stockholders may also loan or pledge shares of common stock to broker-dealers that in turn may sell such shares.

        The selling stockholders may from time to time pledge or grant a security interest in some or all of the shares of our common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of our common stock from time to time under this prospectus after we have filed an amendment to this prospectus under

Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

        The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus and may sell the shares of common stock from time to time under this prospectus after we have filed an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgees, transferees or other successors in interest as selling stockholders under this prospectus. The selling stockholders also may transfer and donate the shares of common stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

        The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions paid, or any discounts or concessions allowed to, such broker-dealers or agents and any profit realized on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the shares of common stock is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of shares of common stock being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling stockholders and any discounts, commissions or concessions allowed or re-allowed or paid to broker-dealers. Under the securities laws of some states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of common stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

        Each selling stockholder that is an affiliate of a broker-dealer has informed us that it purchased the shares of common stock covered by this prospectus in the ordinary course of business and, at the time of the purchase of such shares, had no agreements, plans or understandings, directly or indirectly, with any person to distribute such shares.

        There can be no assurance that any selling stockholder will sell any or all of the shares of our common stock covered by this prospectus. Each of the selling stockholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents.

        We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

        We are required to pay all fees and expenses incident to the registration of the shares of common stock. Except as provided for indemnification of the selling stockholders, we are not obligated to pay any of the expenses of any attorney or other advisor engaged by a selling stockholder.

        We have agreed with the selling stockholders use our commercially reasonable efforts to keep the registration statement of which this prospectus constitutes a part effective until the earliest of (a) the date that is two years from the date it is declared effective by the SEC, (b) the date on which all the securities registered hereunder have been transferred other than to certain permitted assignees, and (c) the date as of which all of the selling stockholders may sell all of the securities registered hereunder without restriction pursuant to Rule 144 (including, without limitation, volume restrictions) and without the need for current public information required by Rule 144(c)(1) or Rule 144(i)(2), if applicable.

        To our knowledge, there are currently no plans, arrangements or understandings between the selling stockholders and any underwriter, broker-dealer or agent regarding the sale of the shares covered by this prospectus by such selling stockholders. Upon being notified in writing by a selling stockholder that any material arrangement has been entered into with an underwriter, broker-dealer or agent for the sale of common stock through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, we will file a supplement to this prospectus or a post-effective amendment to the registration statement of which it is a part, if required, pursuant to Rule 424(b) under the Securities Act, disclosing (i) the name of each such selling stockholder and of the participating broker-dealer(s), (ii) the number of shares involved, (iii) the price at which such shares of common stock were sold, (iv) the commissions paid or discounts or concessions allowed to such underwriter, broker-dealer or agent, where applicable, (v) that such underwriter, broker-dealer or agent did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and (vi) other facts material to the transaction. In addition, upon being notified in writing by a selling stockholder that a donee or pledgee intends to sell more than 500 shares of common stock, we will file a supplement to this prospectus or a post-effective amendment to the registration statement if then required in accordance with applicable securities law.

        The anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of our common stock and activities of the selling stockholders, which may limit the timing of purchases and sales of any of the shares of common stock by the selling stockholders and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the shares of common stock to engage in passive market-making activities with respect to the shares of common stock. Passive market making involves transactions in which a market maker acts as both our underwriter and as a purchaser of our common stock in the secondary market. All of the foregoing may affect the marketability of the shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of common stock.

        Once sold under the registration statement of which this prospectus forms a part, the shares of common stock will be freely tradable in the hands of persons other than our affiliates.

        Our common stock is currently quoted on OTC Markets and trades below $5.00 per share; therefore, our common stock is considered a "penny stock" and subject to SEC rules and regulations which impose limitations upon the manner in which such shares may be publicly traded. These regulations require the delivery, prior to any transaction involving a penny stock, of a disclosure schedule explaining the penny stock market and the associated risks. Under these regulations, certain brokers who recommend such securities to persons other than established customers or certain accredited investors must make a special written suitability determination regarding such a purchaser and receive such purchaser's written agreement to a transaction prior to sale. These regulations have the effect of limiting the trading activity of the common stock and reducing the liquidity of an investment in the common stock.

DESCRIPTION OF SECURITIES

        We have authorized capital stock consisting of 87,000,000 shares of common stock and 20,000,000 shares of preferred stock. As of the date of this prospectus, we had 21,871,658 shares of common stock issued and outstanding, and 1,951 shares of Series A Preferred Stock issued and outstanding.

Common Stock

        Subject to preferences that may be applicable to any then outstanding preferred stock, the holders of outstanding shares of common stock are entitled to receive dividends out of assets or funds legally available for the payment of dividends of such times and in such amounts as the Board of Directors from time to time may determine. We do not have any plans to pay dividends to our stockholders. See

"Market for Common Equity and Related Stockholder Matters—Dividends" for more information. Holders of common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders. There is no cumulative voting of the election of directors then standing for election. The common stock is not entitled to pre-emptive rights and is not subject to conversion or redemption. Upon liquidation, dissolution or winding up of our company, the assets legally available for distribution to stockholders are distributable ratably among the holders of the common stock after payment of liquidation preferences, if any, on any outstanding payment of other claims of creditors. Each outstanding share of common stock is duly and validly issued, fully paid and non-assessable.

Preferred Stock

        Shares of preferred stock may be issued from time to time in one or more series, each of which will have such distinctive designation or title as shall be determined by our Board of Directors prior to the issuance of any shares thereof. Preferred stock will have such voting powers, full or limited, or no voting powers, and such preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof, as shall be stated in such resolution or resolutions providing for the issue of such class or series of preferred stock as may be adopted from time to time by the Board of Directors prior to the issuance of any shares thereof. The number of authorized shares of preferred stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all the then outstanding shares of our capital stock entitled to vote generally in the election of the directors, voting together as a single class, without a separate vote of the holders of the preferred stock, or any series thereof, unless a vote of any such holders is required pursuant to any preferred stock designation.

        While we do not currently have any plans for the issuance of additional preferred stock, the issuance of such preferred stock could adversely affect the rights of the holders of common stock and, therefore, reduce the value of the common stock. It is not possible to state the actual effect of the issuance of any shares of preferred stock on the rights of holders of the common stock until the Board of Directors determines the specific rights of the holders of the preferred stock; however, these effects may include:

  •
  Restricting dividends on the common stock;

  •
  Diluting the voting power of the common stock;

  •
  Impairing the liquidation rights of the common stock; or

  •
  Delaying or preventing a change in control of the Company without further action by the stockholders.

Series A Preferred Stock

        Between March 17 and April 26, 2107, we issued and sold 1,951 shares of the Series A Preferred Stock.

        The Certificate of Designation for the Series A Preferred Stock provides that:

  •
  Each holder of Series A Preferred Stock is entitled to receive dividends payable on the Stated Value of such Series A Preferred Stock at the rate of 1% per annum, which shall be cumulative and be due and payable in common stock on the applicable conversion date or in cash in the case of a redemption of the Series A Preferred Stock by the Company.

  •
  Shares of Series A Preferred Stock are redeemable, in whole or in part, at the option of the Company, in cash, at a price per share equal to 115% of the Stated Value plus 115% of accrued but unpaid dividends.

  •
  In the event of any liquidation, dissolution or winding up of the Company, holders of Series A Preferred Stock will be entitled to receive, out of assets available therefor, an amount equal to 115% of the Stated Value of their shares plus 115% of any accrued but unpaid dividends.

  •
  The Series A Preferred Stock is convertible at the option of the holder, in whole or in part, into shares of common stock at any time after the earlier of (i) the date the Registration Statement is declared effective by the SEC or (ii) September 17, 2017. If no conversion has taken place by December 17, 2017, the Series A Preferred Stock, plus any accrued but unpaid dividends, will automatically convert into shares of common stock. The conversion price per share of common stock in either event is the lesser of (i) $2.75 per share (subject to adjustment in certain circumstances), or (ii) 80% of the lowest closing price during 21 consecutive trading days ending on the trading day immediately prior to the conversion date, subject to a floor of $0.25 per share (which floor is subject to "full ratchet" adjustment in certain circumstances if we issue common stock (or common stock equivalents) in the aggregate amount of not less than $1,000,000 at a price below $0.25 per share of common stock, and to proportionate adjustment in certain other circumstances).

  •
  Except in certain limited circumstances affecting the rights of the holders of Series A Preferred Stock or as required by law, holders of the Series A Preferred Stock will not have voting rights.

  •
  Until September 17, 2017, the Company will not authorize or create any class of stock ranking as to dividends, redemption or distribution of assets upon a liquidation senior to the Series A Preferred Stock, without the consent of holders of no less than 66 2/3% of the then-outstanding shares of Series A Preferred Stock.

        Other than in connection with shares of preferred stock (as explained above), which, other than the Series A Preferred Stock, is not currently designated nor contemplated by us, and as described below under "Anti-Takeover Effects of Provisions of our Certificate of Incorporation, our Bylaws and Delaware State Law" we do not believe that any provision of our charter or bylaws would delay, defer or prevent a change in control of the Company.

Warrants

        See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Series A Preferred Stock Offering" for a description of the Investor Warrants and the Placement Agent Warrants issued in the Series A Offering.

        As of the date of this prospectus, no other warrants to purchase shares of our stock are outstanding.

Options

        As of the date of this prospectus, we have outstanding options to purchase up to 784,710 shares of common stock, with a weighted-average exercise price of $4.05 , exercisable until various dates though December 2021 . See "Market for Common Equity and Related Stockholder Matters—Securities Authorized for Issuance under Equity Compensation Plans" for additional information. These options do not include Subscriber Option related to the Series A Offering. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Series A Preferred Stock Offering" above for additional information.

Other Convertible Securities

        We have outstanding no other securities convertible into or exercisable or exchangeable for share of our equity securities.

Registration Rights

        In connection with the Series A Offering, we entered into a Registration Rights Agreement (the "Registration Rights Agreement") with each of the subscribers for the Series A Preferred Stock and the holders of the Placement Agent Warrants, which requires the Company to file a Registration Statement with the SEC by May 1, 2017, registering for resale (i) all shares of common stock issued or issuable upon conversion of the Series A Preferred Stock (including any shares of Series A Preferred Stock issued pursuant to the Subscriber Option described under "Management's Discussion and Analysis of Financial Condition and Results of Operations—Series A Preferred Stock Offering" above), and (ii) all shares of common stock issued or issuable upon exercise of the Investor Warrants (including any Investor Warrants issued pursuant to the Subscriber Option described above) and the Placement Agent Warrants (including any that may be issued upon exercise of the Subscriber Option), and to use its commercially reasonable efforts to cause the Registration Statement to be declared effective no later than July 29, 2017. The registration statement of which this prospectus is a part was filed by us in compliance with the agreement.

        With respect to (i) above, we have made a good faith estimate of 20,750,629 as the number of shares that may be issuable upon conversion of the 1,951 outstanding shares of Series A Preferred Stock as well as up to 3,000 shares of Series A Preferred Stock that may be issued pursuant to the Subscriber Option, up to 1,104,073 may be issuable upon exercise of outstanding common stock purchase warrants issued to purchasers of the Series A Convertible Preferred Stock as well as common stock purchase warrants that may be issued pursuant to the Subscriber Option, and up to 131,068 may be issuable upon exercise of outstanding common stock purchase warrants issued to or common stock purchase warrants that may be issued to the placement agent for the Series A Convertible Preferred Stock and its designees. (Such 20,750,629 shares represent the number of shares that would become issuable upon conversion of all of such shares of Series A Preferred Stock at a price of $0.25 per share, the current "floor" on the conversion price of the Series A Preferred Stock. (The $0.25 "floor" is also adjustable in the event of stock splits, stock dividends, or similar transactions, and any additional shares of common stock that may become issuable as a result of such an event are covered by this prospectus but not included in such good faith estimate.) See "—Preferred Stock—Series A Preferred Stock" above in this section.

        We also granted to the holders of the registrable shares certain "piggyback" registration rights until two years after the effectiveness of the Registration Statement.

        If the Registration Statement is not declared effective by the SEC within the specified deadline set forth above, or the Registration Statement ceases to be effective or otherwise cannot be used for a period specified in the Registration Rights Agreement, or trading of the common stock on the Company's principal market is suspended or halted for more than three consecutive trading days (each, a "Registration Event"), monetary penalties payable by the Company to the holders of registrable shares that are affected by such Registration Event will commence to accrue at a rate equal to 12% per annum of the purchase price paid for each Unit purchased, for the period that such Registration event continues, but not exceeding in the aggregate 5% of such purchase price.

        We have agreed to use our commercially reasonable efforts to keep the Registration Statement effective until the earliest of (a) the date that is two years from the date it is declared effective by the SEC, (b) the date on which all the securities registered hereunder have been transferred other than to certain permitted assignees, and (c) the date as of which all of the selling stockholders may sell all of the securities registered hereunder without restriction pursuant to Rule 144 (including, without limitation, volume restrictions) and without the need for current public information required by Rule 144(c)(1) or Rule 144(i)(2), if applicable.

Transfer Agent

        The transfer agent for our common stock is American Stock Transfer & Trust Company. The transfer agent's address is 6201 15th Avenue, Brooklyn, NY 11219, and its telephone number is +1-800-937-5449.

Anti-Takeover Effects of Provisions of our Certificate of Incorporation, our Bylaws and Delaware Law

        Some provisions of Delaware law, our certificate of incorporation and our bylaws contain provisions that could make the following transactions more difficult: acquisition of us by means of a tender offer; acquisition of us by means of a proxy contest or otherwise; or removal of our incumbent officers and directors. It is possible that these provisions could make it more difficult to accomplish or could deter transactions that stockholders may otherwise consider to be in their best interest or in our best interests, including transactions that might result in a premium over the market price for our shares.

        These provisions, summarized below, are expected to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our Board of Directors. We believe that the benefits of increased protection of our potential ability to negotiate with the proponent of a non-friendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging these proposals because negotiation of these proposals could result in an improvement of their terms.

Delaware Anti-Takeover Statute

        In general, Delaware corporations are subject to Section 203 of the DGCL, which prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years after the date that such stockholder became an interested stockholder, with the following exceptions:

  •
  before such date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested holder;

  •
  upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction began, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned (i) by persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer;

  •
  on or after such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of the stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder; or

  •
  the corporation does not have a class of voting stock that is: (i) listed on a national securities exchange; or (ii) held of record by more than 2,000 stockholders, unless any of the foregoing results from action taken, directly or indirectly, by an interested stockholder or from a transaction in which a person becomes an interested stockholder

        In general, Section 203 defines business combination to include the following:

  •
  any merger or consolidation involving the corporation and the interested stockholder;

  •
  any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

  •
  subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

  •
  any transaction involving the corporation that has the effect of increasing the proportionate share of the stock or any class or series of the corporation beneficially owned by the interested stockholder; or

  •
  the receipt by the interested stockholder of the benefit of any loss, advances, guarantees, pledges or other financial benefits by or through the corporation.

        Section 203 defines interested stockholder as an entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation or any entity or person affiliated with or controlling or controlled by such entity or person.

        While we are currently not subject to the restrictions contained in Section 203, we will become subject to these restrictions if our common stock is listed on a national securities exchange or we have more than 2,000 stockholders of record of our common stock.

Undesignated Preferred Stock

        The ability to authorize undesignated preferred stock makes it possible for our Board of Directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to acquire us. These and other provisions may have the effect of deterring hostile takeovers or delaying changes in control or management of the Company.

Special Stockholder Meetings

        Our bylaws provide that special meetings may be called by the Board of Directors or by any officer instructed by the directors to call the meeting. Special meetings of the stockholders may be called only by the Chairman of the Board, the Chief Executive Officer or by the Board of Directors pursuant to a resolution adopted by a majority of the total number of directors which the corporation would have if there were no vacancies and shall be called in accordance with the By-law's notice or waiver of notice provisions. Special meetings of the stockholders may also be called by the Secretary upon the written request in proper form of the holders of at least 30% of the outstanding shares of common stock entitled to vote at such meeting. Our bylaws prohibit the conduct of any business at a special meeting other than as specified in the notice for such meeting. These provisions may have the effect of deferring, delaying or discouraging hostile takeovers, or changes in control or management of our Company.

Requirements for Advance Notification of Stockholder Nominations and Proposals

        Our bylaws establish advance notice procedures with regard to stockholder proposals relating to the nomination of candidates for election as directors or new business to be brought before meetings of our stockholders, including that notice—which must include certain information specified in the bylaws—of such proposals be timely delivered (generally not less than 90 days nor more than 120 days prior to the first anniversary date of the annual meeting for the preceding year) in writing to our Secretary prior to the meeting at which the action is to be taken. Our bylaws also specify certain requirements regarding the form and content of a stockholder's notice.

No Cumulative Voting

        Under Delaware law, the right to vote cumulatively does not exist unless the certificate of incorporation specifically authorizes cumulative voting. Our certificate of incorporation does not authorize cumulative voting. Therefore, stockholders holding a majority in voting power of the shares of our stock entitled to vote generally in the election of directors are able to elect all our directors.

Election and Removal of Directors

        Our bylaws authorize only our Board of Directors to fill vacant directorships, including newly created seats. In addition, the number of directors constituting our Board of Directors is permitted to be set only by a resolution adopted by our Board of Directors. These provisions would prevent a stockholder from increasing the size of our board of directors and then gaining control of our board of directors by filling the resulting vacancies with its own nominees. This makes it more difficult to change the composition of our Board of Directors but promotes continuity of management.

        The foregoing provisions of the DGCL, our certificate of incorporation and our bylaws may have the effect of discouraging others from attempting hostile takeovers and, as a consequence, they may also inhibit temporary fluctuations in the market price of our Common Stock that often result from actual or rumored hostile takeover attempts. These provisions may also have the effect of preventing changes in our management. It is possible that these provisions could make it more difficult to accomplish transactions that stockholders may otherwise deem to be in their best interests.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS

        None

DISCLOSURE OF COMMISSION POSITION ON

INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

        Under the DGCL and our certificate of incorporation, our directors and officers are not individually liable to us or our stockholders for any damages as a result of any act or failure to act in their capacity as an officer or director unless it is proven that:

  •
  His or her act or failure to act constituted a breach of his or her fiduciary duty as a director or officer; and

  •
  His or her breach of these duties involved intentional misconduct, fraud or a knowing violation of law.

        Delaware law allows corporations to provide broad indemnification to its officers and directors. At the present time, our bylaws also provide for broad indemnification of our current and former directors, trustees, officers, employees and other agents.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons, we have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

LEGAL MATTERS

        The validity of the common stock offered hereby will be passed upon for us by CKR Law LLP, 1330 Avenue of the Americas, 14th Floor, New York, NY 10019 ("CKR"). CKR is counsel to us and receives legal fees in accordance with an executed retainer agreement.

 EXPERTS

        Our consolidated financial statements as of June 30, 2016 and 2015, and for the fiscal years then ended, included in this prospectus and registration statement, have been audited by Hein & Associates LLP, independent registered public accounting firm, as set forth in their report thereon (which contains an explanatory paragraph relating to substantial doubt about our ability to continue as a going concern, as described in Note 1 to the audited consolidated financial statements for the fiscal year ended June 30, 2016) appearing elsewhere herein, and are included in reliance on such report given upon such firm's authority as an expert in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

        We file annual reports, quarterly reports, current reports and other information with the SEC. You may read or obtain a copy of these reports at the SEC's public reference room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may obtain information on the operation of the public reference room and their copy charges by calling the SEC at 1-800-SEC-0330. The SEC maintains a website that contains registration statements, reports, proxy information statements and other information regarding registrants that file electronically with the SEC. The address of the website is http://www.sec.gov.

        We have filed with the SEC a Registration Statement on Form S-1 under the Securities Act to register the shares offered by this prospectus. The term "registration statement" means the original registration statement and any and all amendments thereto, including the schedules and exhibits to the original registration statement or any amendment. This prospectus is part of that registration statement. This prospectus does not contain all of the information set forth in the registration statement or the exhibits to the registration statement. For further information with respect to us and the shares we are offering pursuant to this prospectus, you should refer to the registration statement and its exhibits. Statements contained in this prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete, and you should refer to the copy of that contract or other documents filed as an exhibit to the registration statement. You may read or obtain a copy of the registration statement at the SEC's public reference facilities and Internet site referred to above.

 HYPERDYNAMICS CORPORATION
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

 REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of
Hyperdynamics Corporation
Houston, Texas

        We have audited the accompanying consolidated balance sheets of Hyperdynamics Corporation and subsidiaries (the "Company") as of June 30, 2016 and 2015, and the related consolidated statements of operations, shareholders' equity, and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the consolidated financial statements based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting as of June 30, 2016. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting as of June 30, 2016. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Hyperdynamics Corporation and subsidiaries as of June 30, 2016 and 2015, and the results of their consolidated operations and their consolidated cash flows for the years then ended, in conformity with U.S. generally accepted accounting principles.

        The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the absence of cash inflows raises substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also discussed in Note 1 to the consolidated financial statements. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Hein & Associates LLP

Houston, Texas
September 22, 2016

HYPERDYNAMICS CORPORATION

CONSOLIDATED BALANCE SHEETS

(In Thousands, Except Number of Shares and Per Share Amounts)

	June 30, 2016	June 30, 2015
ASSETS
Current assets:
Cash and cash equivalents	$10,327	$18,374
Prepaid expenses	1,294	1,170
Other current assets	6	81

Total current assets	11,627	19,625
Property and equipment, net of accumulated depreciation of $2,075 and $1,983	51	160
Unproved oil and gas properties excluded from amortization (Full-Cost method)	—	14,311

	51	14,471

Total assets	$11,678	$34,096

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities—Accounts payable and accrued expenses	$1,743	$1,668

Commitments and contingencies (Note 8)	—	—
Shareholders' equity:
Preferred stock, $0.001 par value; 20,000,000 authorized, 0 shares issued and outstanding	—	—
Common stock, $0.001 par value, 43,750,000 shares authorized; 21,046,591 shares issued and outstanding	169	169
Additional paid-in capital	317,757	317,404
Accumulated deficit	(307,991)	(285,145)

Total shareholders' equity	9,935	32,428

Total liabilities and shareholders' equity	$11,678	$34,096

The accompanying notes are an integral part of these consolidated financial statements.

HYPERDYNAMICS CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(In Thousands, Except Number of Shares and Per Share Amounts)

	Years Ended June 30,
	2016	2015
Costs and expenses:
Depreciation	$109	$237
General, administrative and other operating	8,406	13,157
Full impairment of unproved oil and gas properties	14,331	—

Loss from operations	(22,846)	(13,394)

Other income (expense):
Interest income	—	2

Total other income (expense)	—	2

Loss before income tax	(22,846)	(13,392)
Income tax	—	—

Net loss	$(22,846)	$(13,392)

Basic and diluted loss per common share	$(1.09)	$(0.64)

Weighted average shares outstanding—basic and diluted	21,046,591	21,046,591

The accompanying notes are an integral part of these consolidated financial statements.

HYPERDYNAMICS CORPORATION

CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

(In Thousands, Except Number of Shares)

	Common Stock
			Additional Paid- in Capital	Accumulated Deficit
	Shares	Amount			Total
Balance, July 1, 2014	21,046,591	$169	$316,760	$(271,753)	$45,176

Net loss	—	—	—	(13,392)	(13,392)
Amortization of fair value of stock options	—	—	644	—	644

Balance, June 30, 2015	21,046,591	$169	$317,404	$(285,145)	$32,428

Net loss	—	—	—	(22,846)	(22,846)
Amortization of fair value of stock options	—	—	353	—	353

Balance, June 30, 2016	21,046,591	$169	$317,757	$(307,991)	$9,935

The accompanying notes are an integral part of these consolidated financial statements.

HYPERDYNAMICS CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In Thousands)

	Years Ended June 30,
	2016	2015
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(22,846)	$(13,392)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	109	237
Full Impairment of unproved oil and gas properties	14,331	—
Stock based compensation	353	644
Changes in operating assets and liabilities:
Increase in Prepaid expenses	(124)	(338)
(Increase) decrease in Other current assets	75	(2)
Increase (decrease) in Accounts payable and accrued expenses	75	(3,982)

Net cash used in operating activities	(8,027)	(16,833)

CASH FLOWS FROM INVESTING ACTIVITIES:
Sale of property and equipment	—	1
Investment in oil and gas properties	(20)	(64)

Net cash used in investing activities	(20)	(63)

DECREASE IN CASH AND CASH EQUIVALENTS	(8,047)	(16,896)
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR	18,374	35,270

CASH AND CASH EQUIVALENTS AT END OF YEAR	$10,327	$18,374

SUPPLEMENTAL DISCLOSURES:
Interest paid in cash	$—	$—
Income taxes paid in cash	$—	$—
NON-CASH INVESTING AND FINANCING TRANSACTIONS:
Accounts payable for oil and gas property	$—	$(12)

The accompanying notes are an integral part of these consolidated financial statements.

HYPERDYNAMICS CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES

Nature of business

        Hyperdynamics Corporation ("Hyperdynamics," the "Company," "we," "us," and "our") is a Delaware corporation formed in March 1996. Hyperdynamics has two wholly-owned subsidiaries, SCS Corporation Ltd (SCS), a Cayman corporation, and HYD Resources Corporation (HYD), a Texas corporation. Through SCS and its wholly-owned subsidiary, SCS Guinea SARL (SCSG), which is a Guinea limited liability company formed under the laws of the Republic of Guinea ("Guinea") located in Conakry, Guinea, Hyperdynamics focuses on oil and gas exploration offshore the coast of West Africa. Our exploration efforts are pursuant to a Hydrocarbon Production Sharing Contract, as amended (the "PSC"). We refer to the rights granted under the PSC as the "Concession." We began operations in oil and gas exploration, seismic data acquisition, processing, and interpretation in late fiscal 2002.

        As used herein, references to "Hyperdynamics," "Company," "we," "us," and "our" refer to Hyperdynamics Corporation and our subsidiaries, including SCS Corporation Ltd ("SCS"). The rights in the Concession offshore Guinea are held by SCS.

Status of our Business

        We have no source of operating revenue and there is no assurance when we will, if ever. On June 30, 2016, we had $10.3 million in cash, and $1.7 million in liabilities, all of which are current liabilities. We plan to use our existing cash to fund our general corporate needs and our expenditures associated with the Concession.

        On December 31, 2012, we closed a sale to Tullow, a subsidiary of Tullow Oil plc, of a 40% gross interest in the Concession. Through June 30, 2016, we held a 37% participating interest, with Dana Petroleum, PLC ("Dana"), which is a subsidiary of the Korean National Oil Corporation, holding the remaining 23% interest in the Concession. We refer to Tullow, Dana and us in the Concession as the "Consortium".

        Pursuant to the Share Purchase Agreement ("Tullow SPA") between Tullow and us, Tullow agreed to pay our entire participating interest share of expenditures associated with joint operations in the Concession up to a gross expenditure cap of $100 million incurred during the carry period that began on September 21, 2013. Additionally, Tullow agreed to pay our participating interest share of future costs for the drilling of an appraisal of the initial exploration well, if drilled, up to a gross expenditure cap of $100 million.

        We signed a non-binding Memorandum of Understanding with the Government of Guinea on August 19, 2016 and a second amendment to the PSC ("2016 Amendment") on September 15, 2016. As more fully described below, the 2016 Amendment gave us a one year extension to the PSC to September 22, 2017 ("PSC Extension Period"). During the PSC Extension Period, we agreed to drill an exploration well to a minimum depth of two thousand five hundred (2,500) meters below the seabed for an estimated amount of forty six million US Dollars ($46,000,000 USD). The projected commencement date of drilling of the exploration well is April 2017 with a currently estimated time to completion of 42 days. Additional exploration wells may be drilled during the PSC Extension Period. If the well is not drilled within the PSC Extension Period, we will owe the Government of Guinea the difference between the actual expenditures related to the well and U.S. $46,000,000. Failure to comply

HYPERDYNAMICS CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

1. ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES (Continued)

with the drilling and other obligations of the PSC as amended subjects us to financial penalties and a risk of loss of the Concession.

        The continued delays have affected adversely the ability to explore the Concession and reduces the attractiveness of the Concession to prospective industry participants and financing sources. While we currently hold 100% of the Concession, it is unknown whether we will be able to raise the necessary funds to drill the exploratory well during the PSC Extension Period.

        As described in Note 8, SCS filed parallel actions on January 11, 2016, in the United States District Court for the Southern District of Texas and before the American Arbitration Association ("AAA") against Tullow and Dana. The legal actions sought (1) a determination that Tullow and Dana are in breach of their contractual obligations and (2) orders requiring Tullow and Dana to move forward with well drilling activities offshore Guinea. In addition, the arbitration action seeks the damages caused by the repeated delays in well drilling resulting from the activities of Tullow and Dana. On January 28, 2016, the action in the Federal District Court was voluntarily dismissed by us and refiled in District Court in Harris County, Texas (the "Texas District Court"). On February 8, 2016 Tullow and Dana removed the case to Federal District Court. On February 2, 2016, SCS filed an Application for Emergency Arbitrator and Interim Measures of Protection and requested the following relief: (a) expedite discovery prior to the constitution of the arbitral tribunal; (b) provide that the time period permitted by the parties' arbitration agreement for the selection of the arbitrators and the filing of any responsive pleadings or counterclaims be accelerated; (c) require Tullow, as the designated operator under the JOA, to maintain existing "well-planning activities"; (d) require Tullow to undertake and complete certain planning activities; and (e) require Tullow and Dana to join with SCS in completing the negotiation of an acceptable amendment to the PSC and to agree to a process that will result in the execution of the amendment. With the exception of limited relief regarding discovery and agreement by Tullow to maintain certain well plan readiness, the Emergency Arbitrator ruled on February 17, 2016 that SCS is not entitled to the emergency injunctive relief it requested. Further, the Emergency Arbitrator enjoined all parties to the dispute from pursuing parallel Federal District Court proceeding. The Federal District Court action was voluntarily stayed by us on February 12, 2016.

        Subsequently, on August 15, 2016, we entered into a Settlement and Release Agreement with Tullow and Dana ("Settlement and Release") with respect to our dispute in arbitration (American Arbitration Association, Case No: 01-16-0000-0679, styled SCS Corporation Ltd v. Tullow Guinea Ltd. and Dana Petroleum (E&P) Ltd.). Under the Settlement and Release, we released all claims against Tullow and Dana and Tullow and Dana (i) issued to the Government of Guinea a notice of withdrawal from the Concession and PSC effective immediately, (ii) transferred their interest in the long lead items previously purchased by the Consortium in preparation for the drilling of the Fatala well, and agreed to pay net cash of $686,570 to us. We also agreed to pay Dana a success fee based upon the certified reserves of the Fatala well if it results in a discovery. We will record the long lead items and a gain once they have been inspected and appropriately valued.

        The timing and amount of our cash outflows are dependent on a number of factors including: a negative outcome related to any of our legal proceedings, inability to resume petroleum operations or drilling delays, well costs exceeding our carry, or if we have unfavorable well results. As a result, absent cash inflows, there is substantial doubt as to whether we will have adequate capital resources to meet our current obligations as they become due and therefore be able to continue as a going concern. Our ability to meet our current obligations as they become due over the next twelve-months, and to be able

HYPERDYNAMICS CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

1. ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES (Continued)

to continue exploration, will depend on obtaining additional resources through sales of additional interests in the Concession, equity or debt financings, or through other means, although no assurance can be given that any of these actions can be completed.

Principles of Consolidation

        The accompanying consolidated financial statements include the accounts of Hyperdynamics and its direct and indirect wholly-owned subsidiaries. All intercompany accounts and transactions have been eliminated in consolidation. The financial statements have been prepared in accordance with accounting principles generally accepted in the United States and the rules of the Securities and Exchange Commission (SEC).

Use of Estimates

        The preparation of the consolidated financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities and expenses at the balance sheet date and for the period then ended. We believe our estimates and assumptions are reasonable; however, such estimates and assumptions are subject to a number of risks and uncertainties that may cause actual results to differ materially from such estimates. Significant estimates and assumptions underlying these financial statements include:

  •
  estimates in the calculation of share-based compensation expense,

  •
  estimates made in our income tax calculations,

  •
  estimates in the assessment of current litigation claims against the company, and

  •
  estimates and assumptions involved in our assessment of unproved oil and gas properties for impairment.

        We are subject to legal proceedings, claims, and liabilities that arise in the ordinary course of business. We accrue for losses when such losses are considered probable and the amounts can be reasonably estimated.

Cash and cash equivalents

        Cash equivalents are highly liquid investments with an original maturity of three months or less. For the years presented, we maintained all of our cash in bank deposit accounts which, at times, exceed the federally insured limits.

Oil and Gas Properties

Full-Cost Method

        We account for oil and natural gas producing activities using the full-cost method of accounting as prescribed by the SEC. Accordingly, all costs incurred in the acquisition, exploration, and development of oil and natural gas properties, including the costs of abandoned properties, dry holes, geophysical costs and annual lease rentals are capitalized. All selling, general and administrative corporate costs unrelated to drilling activities are expensed as incurred. Sales or other dispositions of oil and natural

HYPERDYNAMICS CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

1. ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES (Continued)

gas properties are accounted for as adjustments to capitalized costs, with no gain or loss recorded unless the ratio of capitalized costs to proved reserves would significantly change, or to the extent that the sale proceeds exceed our capitalized costs. Depletion of evaluated oil and natural gas properties would be computed on the units of production method based on proved reserves. The net capitalized costs of proved oil and natural gas properties are subject to quarterly impairment tests.

Costs Excluded from Amortization

        Costs associated with unproved properties are excluded from amortization until it is determined whether proved reserves can be assigned to the properties. We review our unproved properties at the end of each quarter to determine whether the costs incurred should be transferred to the amortization base.

        We assess unproved property on a quarterly basis for possible impairment or reduction in value. We assess properties on an individual basis or as a group if properties are individually insignificant. The assessment includes consideration of the following factors, among others: intent to drill; remaining lease term under our concession; geological and geophysical evaluations; drilling results and activity; the assignment of proved reserves; and the economic viability of development if proved reserves are assigned. We assess our unproved properties on a country-by-country basis. During any period in which these factors indicate an impairment, the adjustment is recorded through earnings of the period.

Full-Cost Ceiling Test

        At the end of each quarterly reporting period, the capitalized costs less accumulated amortization and deferred income taxes shall not exceed an amount equal to the sum of the following items: (i) the present value of estimated future net revenues of oil and gas properties (including future development and abandonment costs of wells to be drilled) using prices based on the preceding 12-months' average price based on closing prices on the first day of each month, or prices defined by existing contractual arrangements, discounted at 10%, (ii) the cost of properties not being amortized, and (iii) the lower of cost or estimated fair value of unproved properties included in the costs being amortized, less related income tax effects ("Full-Cost Ceiling Test").

        The calculation of the Full-Cost Ceiling Test is based on estimates of proved reserves. There are numerous uncertainties inherent in estimating quantities of proved reserves and in projecting the future rates of production, timing, and plan of development. The accuracy of any reserves estimate is a function of the quality of available data and of engineering and geological interpretation and judgment. Results of drilling, testing, and production subsequent to the date of the estimate may justify revision of such estimates. Accordingly, reserves estimates are often different from the quantities of oil and natural gas that are ultimately recovered. We have no proved reserves. We recognized a $14.3 million Full-Cost Ceiling test write-down in the year ended June 30, 2016. No Full-Cost Ceiling test write-down was recognized in the year ended June 30, 2015.

Property and Equipment, other than Oil and Gas

        Property and equipment are stated on the basis of historical cost less accumulated depreciation. Depreciation is provided using the straight-line method over the estimated useful lives of the assets, generally three to five years.

HYPERDYNAMICS CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

1. ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES (Continued)

Income Taxes

        We account for income taxes in accordance with FASB Accounting Standards Codification ("ASC") 740, "Income Taxes," which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the tax and financial reporting basis of assets and liabilities and for loss and credit carryforwards. Valuation allowances are provided when recovery of deferred tax assets is not considered likely.

        Tax benefits are recognized only for tax positions that are more likely than not to be sustained upon examination by tax authorities. The amount recognized is measured as the largest amount of benefit that is greater than 50 percent likely to be realized upon ultimate settlement. Unrecognized tax benefits are tax benefits claimed in our tax returns that do not meet these recognition and measurement standards. As of June 30, 2016 and 2015, the Company has unrecognized tax benefits totaling $5.5 million.

        Our policy is to recognize potential accrued interest and penalties related to unrecognized tax benefits within income tax expense. For the years ended June 30, 2016 and 2015, we did not recognize any interest or penalties in our consolidated statements of operations, nor did we have any interest or penalties accrued on our consolidated balance sheets at June 30, 2016 and 2015 relating to unrecognized benefits.

        The tax years 2011-2015 remain open to examination for federal income tax purposes and by the other major taxing jurisdictions to which we are subject.

Stock-Based Compensation

        ASC 718, "Compensation-Stock Compensation" requires recognition in the financial statements of the cost of employee services received in exchange for an award of equity instruments over the period the employee is required to perform the services in exchange for the award (presumptively the vesting period). We measure the cost of employee services received in exchange for an award based on the grant-date fair value of the award. We account for non-employee share-based awards based upon ASC 505-50, "Equity-Based Payments to Non-Employees."

Earnings Per Share

        Basic loss per common share has been computed by dividing net loss by the weighted average number of shares of common stock outstanding during each period. In a period of earnings, diluted earnings per common share are calculated by dividing net income available to common shareholders by weighted-average common shares outstanding during the period plus weighted-average dilutive potential common shares. Diluted earnings per share calculations assume, as of the beginning of the period, exercise of stock options and warrants using the treasury stock method.

        All potential dilutive securities, including potentially dilutive options, warrants and convertible securities, if any, were excluded from the computation of dilutive net loss per common share for the years ended June 30, 2016, and 2015, respectively, as their effects are antidilutive due to our net loss for those periods.

        Stock options to purchase approximately 1.0 million common shares at an average exercise price of $5.03 were outstanding at June 30, 2016. Using the treasury stock method, had we had net income,

HYPERDYNAMICS CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

1. ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES (Continued)

approximately 25 thousand common shares attributable to our outstanding stock options would have been included in the fully diluted earnings per share for the year ended June 30, 2016.

        Stock options to purchase approximately 1.2 million common shares at an average exercise price of $7.43 and warrants to purchase approximately 0.03 million shares of common stock at an average exercise price of $12.64 were outstanding at June 30, 2015. Using the treasury stock method, had we had net income, approximately four hundred common shares attributable to our outstanding stock options would have been included in the fully diluted earnings per share calculation for the year ended June 30, 2015. There would have been no dilution attributable to our outstanding warrants to purchase common shares. Had we had net income, approximately four thousand common shares attributable to restricted stock awards would have been included in the fully diluted earnings per share for the year ended June 30, 2015.

Contingencies

        We are subject to legal proceedings, claims and liabilities. We accrue for losses associated with legal claims when such losses are probable and can be reasonably estimated. These accruals are adjusted as additional information becomes available or circumstances change. Legal fees are charged to expense as they are incurred. See Note 8 for more information on legal proceedings.

Foreign currency gains and losses from current operations

        In accordance with ASC Topic 830, Foreign Currency Matters, the functional currency of our international subsidiaries is the U.S. Dollar. Gains and losses from foreign currency transactions arising from operating assets and liabilities are included in general, administrative and other operating expense, have not been significant. Net foreign currency transaction gains (losses) were ($3) thousand and ($0.1) million for the years ended June 30, 2016 and 2015, respectively.

Subsequent Events

        The Company evaluated all subsequent events from June 30, 2016 through the date of issuance of these financial statements.

2. PROPERTY AND EQUIPMENT

        A summary of property and equipment as of June 30, 2016 and 2015 is as follows:

		June 30,
(in thousands)	Useful Life	2016	2015
Computer equipment and software	3 years	$1,285	$1,302
Office equipment and furniture	5 years	307	307
Leasehold improvements	3 years	534	534

Total Cost		2,126	2,143
Less—Accumulated depreciation		(2,075)	(1,983)

		$51	$160

HYPERDYNAMICS CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2. PROPERTY AND EQUIPMENT (Continued)

        We review assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. As of June 30, 2016 and 2015, there were no impairments of property and equipment.

3. INVESTMENT IN OIL AND GAS PROPERTIES

        Investment in oil and gas properties consists entirely of our Guinea Concession in offshore West Africa. We owned a 77% participating interest in our Guinea Concession prior to the sale of a 40% gross interest to Tullow which closed on December 31, 2012. We now own a 37% interest in the Concession.

Guinea Concession

        We have been conducting exploration work related to the area off the coast of Guinea since 2002. On September 22, 2006 we entered into the PSC with Guinea. Under that agreement, we were granted certain exclusive contractual rights by Guinea to explore and exploit offshore oil and gas reserves, if any, off the coast of Guinea. We are conducting our current work in Guinea under the PSC, as amended on March 25, 2010 (the "PSC Amendment").

        The PSC Amendment clarified that we retained a Contract Area of approximately 25,000 square kilometers, which is approximately equivalent to 9,650 square miles or 30% of the original Contract Area under the PSC, following a December 31, 2009 relinquishment of approximately 70% of the original Contract Area. The PSC Amendment required that the Consortium relinquish an additional 25% of the retained Contract Area by September 30, 2013. The Contract Area is currently 18,750 square kilometers. Under the terms of the PSC Amendment, the first exploration period ended and the Consortium entered into the second exploration period on September 21, 2010. The second exploration period ran until September 2013, at which point it was renewed to September 2016 and may be extended for up to one (1) additional year to allow the completion of a well in process and for up to two (2) additional years to allow the completion of the appraisal of any discovery made.

        The PSC Amendment required the drilling of an exploration well, which had to be commenced by the year-end 2011, to a minimum depth of 2,500 meters below seabed. This requirement was satisfied with the drilling of the Sabu-1 well which was commenced during October of 2011 and reached the minimum depth of 2,500 meters below the seabed in February of 2012. The Consortium is required to drill an additional exploration well, which is to be commenced by the end of September 2016, to a minimum depth of 2,500 meters below seabed. The PSC Amendment requires the expenditure of $15 million on each of the exploration wells ($30 million in the aggregate). The Consortium was also required to acquire a minimum of 2,000 square kilometers of 3D seismic by September 2013 with a minimum expenditure of $12 million. This requirement was satisfied with the first 3D seismic survey acquired in 2010. Fulfillment of work obligations exempts us from expenditure obligations and exploration work in excess of minimum work obligations for each exploration period may be carried forward to the following exploration period. If the Consortium does not fulfil the work requirement under the PSC, it is required to pay to Guinea the difference between the amounts actually spent on work realized in fulfillment of the obligations of the work program and the amounts estimated for the total work program.

        Under the PSC Amendment, Guinea may participate in development of any discovery at a participating interest of up to 15% of costs being carried for its share. The cost of that carry is to be

HYPERDYNAMICS CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

3. INVESTMENT IN OIL AND GAS PROPERTIES (Continued)

recovered out of 62.5% of Guinea's share of cost and profit oil. The PSC Amendment clarified that only those eligible expenditures, which were made following the date the PSC was signed, on September 22, 2006, are eligible for cost recovery. We are required to establish an annual training budget of $200,000 for the benefit of Guinea's oil industry personnel, and we are also obligated to pay an annual surface tax of $2.00 per square kilometer on our retained Concession acreage. The PSC Amendment also provides that should the Guinea government note material differences between provisions of the PSC Amendment and international standards or the Petroleum Code, the parties will renegotiate the relevant articles.

        Under the PSC and PSC Amendment our Guinea Concession is subject to a 10% royalty interest to Guinea. Of the remaining 90% of the first production, we will receive 75% of the revenue for recovery of the cost of operations, and Guinea will receive 25%.

        After recovery cost of operations, revenue will be split as outlined in the table below:

Daily production (b/d)	Guinea Share	Contractor Share
From 0 to 2,000	25%	75%
From 2,001 to 5,000	30%	70%
From 5,001 to 100,000	41%	59%
Over 100,001	60%	40%

        The Guinea Government may elect to take a 15% working interest in any exploitation area.

        On May 20, 2010, we completed a 23% assignment to Dana following the receipt of the final approvals from the Government of Guinea, which were in the form of a Presidential Decree approving the PSC and a document, referred to as an Arrêté, from the Guinea Ministry of Mines and Geology. On December 27, 2012, we received an Arrêté which formally authorized our 40% assignment of a participating interest to Tullow.

Sale of Interest to Tullow

        On December 31, 2012, we closed a sale to Tullow of a 40% gross interest in the Concession. As consideration, we received $27 million from Tullow as reimbursement of our past costs in the Concession and, as additional consideration, Tullow agreed to: (i) pay our participating interest share of future costs associated with joint operations in the Concession, up to a gross expenditure cap of $100 million incurred during the carry period that began on September 21, 2013; and (ii) pay our participating interest share of costs associated with an appraisal well of the initial exploration well, if drilled, subject to a gross expenditure cap on the appraisal well of $100 million. Tullow will continue to pay our costs, subject to the gross expenditure cap of $100 million, until 90 days following the date on which the rig contracted to drill the exploration well moves off the well location. We are responsible for our share of any costs exceeding the gross expenditure cap of $100 million per well. The $27 million payment was received by us on December 31, 2012 and was recorded as a reduction in unproved oil and gas properties, net of transaction costs of approximately $3.3 million.

        In connection with the transaction, SCS, Tullow and Dana entered into a Joint Operating Agreement Novation and Amendment Agreement reflecting that as a result of the sale to Tullow, the interest of the parties in the Concession are SCS 37%, Dana 23%, and Tullow 40%, and that Tullow agreed to be bound by the PSC and the JOA previously entered into between SCS and Dana. Tullow

HYPERDYNAMICS CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

3. INVESTMENT IN OIL AND GAS PROPERTIES (Continued)

assumed all the respective liabilities and obligations of SCS in respect of the assigned 40% interest. SCS and Tullow executed a Deed of Assignment. The Assignment was approved by Guinea's Ministry of Mines and Geology by issuing an Arrêté on December 27, 2012 which formally authorized our assignment of a participating interest to Tullow. SCS, Dana and Tullow have elected Tullow as the Operator of the Concession beginning April 1, 2013.

Accounting for oil and gas property and equipment costs

        We follow the "Full-Cost" method of accounting for oil and natural gas property and equipment costs. Under this method, internal costs incurred that are directly identified with exploration, development, and acquisition activities undertaken by us for our own account, and which were not related to production, general corporate overhead, or similar activities, are capitalized. Capitalization of internal costs was discontinued April 1, 2013 when Tullow became the operator. Geological and geophysical costs incurred that are directly associated with specific unproved properties are capitalized in "Unproved properties excluded from amortization" and evaluated as part of the total capitalized costs associated with a prospect. The cost of unproved properties not being amortized is assessed to determine whether such properties have been impaired. In determining whether such costs should be impaired, we evaluate current drilling results and available geological and geophysical information. If petroleum operations are not commenced soon, our ability to obtain additional financing and our financial condition will be adversely affected, which will likely impact our ability to conduct exploration. No reserves have been attributed to the concession.

        We exclude capitalized costs of unproved oil and gas properties from amortization until evaluated. Geological and geophysical information pertaining to the Guinea concession was collected and evaluated and no reserves have been attributed to the Concession. In February 2012, we completed the drilling of the Sabu-1 well, which was determined to be non-commercial. As a result, we evaluated certain geological and geophysical related costs in unproved properties along with the drilling costs of the Sabu-1 well totaling $116.8 million and determined that these properties were subject to the Full-Cost Ceiling Test. As we have no proved reserves to include in the Full-Cost Ceiling Test, the entire $116.8 million resulted in a Full-Cost Ceiling Test write-down of our unproved oil and gas properties. As of March 31, 2016, based on our impairment assessment, we fully impaired the $14,331,000 of unproved oil and gas properties. This impairment assessment was based on the continued impasse by our members of the Consortium to resume petroleum operations and drill the next exploration obligation well, which needs to be commenced by the end of September 2016, and our inability to get interim injunctive relief from the American Arbitration Association requiring Tullow and Dana to join with SCS in the negotiation of an acceptable amendment to the PSC and to agree to a process that would result in the execution of the amendment which we hoped would have led to the resumption of petroleum operations. Thus, we believe all legal measures to require Tullow and Dana to drill the planned exploration well have been exhausted. Despite this impairment, we continued to pursue any avenues in order to begin drilling activities in our Concession.

HYPERDYNAMICS CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

3. INVESTMENT IN OIL AND GAS PROPERTIES (Continued)

        The following table provides detail of total capitalized costs for our Guinea Concession as of June 30, 2016 and 2015 (in thousands):

	June 30, 2016	June 30, 2015
Oil and Gas Properties:
Unproved oil and gas Properties	$—	$14,311
Other Equipment Costs	—	—

Unproved properties not subject to amortization	$—	$14,311

        During the year ended June 30, 2016, our oil and gas property balance increased by $20 thousand to $14,331,000 as a result of additional geological and geophysical costs incurred.

        Subsequently on August 19, 2016, we signed a non-binding Memorandum of Understanding with the Government of Guinea and executed a Second Amendment to the PSC ("2016 Amendment") on September 15, 2016. The 2016 Amendment, upon receipt of a Presidential Decree, will give us a one year extension to the second exploration period of the PSC to September 22, 2017 ("PSC Extension Period"). In addition to clarifying certain elements of the PSC, we agreed in the 2016 Amendment to drill one (1) exploratory well to a minimum depth of 2,500 meters below the seabed within the PSC Extension Period with a projected commencement date of April 2017 (the "Extension Well") with the option of drilling additional wells. If the Extension Well is not drilled within the PSC Extension Period, we will owe the Government of Guinea the difference between the actual expenditures in Guinea related to the well and $46,000,000. Fulfillment of the work obligations exempts us from the expenditure obligations during the PSC Extension Period.

        In turn, we will retain only an area equivalent to approximately 5,000 square kilometers in the Guinea offshore and will provide the Government of Guinea: (1) A parent company guarantee for the well obligation, (2) monthly progress reports and a reconciliation of budget to actual expenditures, (failure to provide the reports and assurances on a timely basis in a notice of termination with a 30 day period to cure), and (3) guarantees to Guinea that (a) no later than January 21, 2017 we will provide a mutually acceptable security for $5,000,000 on terms customary in international petroleum operations, provided that this security is to be released at the time the drilling rig for the Extension Well is on location offshore Guinea, and (b) no later than April 12, 2017, we will deliver a mutually acceptable security for the difference between $46,000,000 and the amount spent to date on the Extension Well. For the purposes of calculation for this clause, however, only costs spent for services and goods provided in Guinea shall be taken into account until the drilling rig to be used in the drilling of the Extension Well is located in the territorial waters of the Republic of Guinea. If we do not provide either security by the specified dates, the Government of Guinea may terminate the PSC immediately and without prior notice to remedy such deficiency.

        Additionally, we agreed to limit the cost recovery pool to date to our share of expenditures in the PSC since 2009 (estimated to be approximately $150,000,000) and move into the territory of Guinea the long lead items we received in the Settlement Agreement that are currently in Takoradi, Ghana for the drilling of the Extension Well by January 31, 2017. Finally, we agreed to allocate and administer a training budget during the PSC Extension Period for the benefit of the Guinea National Petroleum Office of $250,000 in addition to any unused portion of the training program under Article 10.3 of the PSC, estimated to be approximately $500,000.

HYPERDYNAMICS CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

3. INVESTMENT IN OIL AND GAS PROPERTIES (Continued)

        Failure to comply with the drilling and other obligations of the PSC as amended subjects us to financial penalties and a risk of loss of the Concession. The continued delays have affected adversely the ability to explore the Concession and reduces the attractiveness of the Concession to prospective industry participants and financing sources. While we currently hold 100% of the Concession, it is unknown whether we will be able to raise the necessary funds to drill the exploratory well during the PSC Extension Period.

4. ACCOUNTS PAYABLE AND ACCRUED EXPENSES

        Accounts payable and accrued expenses as of June 30, 2016 and 2015 include the following (in thousands):

	2016	2015
Accounts payable—trade	$1,361	$1,157
Accounts payable—legal costs	61	342
Accrued payroll	321	169

	$1,743	$1,668

        The single largest payable in the Accounts payable trade balances is for the yearly Director & Officer Insurance renewal and was $1.3 million and $1.1 million for 2016 and 2015, respectively.

5. INCOME TAXES

        Federal Income taxes are not currently due since Hyperdynamics has had losses since inception. Components of deferred tax assets as of June 30, 2016 and 2015 are as follows (in thousands):

	2016	2015
Current deferred tax assets:
Other current deferred tax assets	$—	$—

Total current temporary differences	—	—
Less: valuation allowance	—	—

Net current deferred tax assets	$—	$—

Non-current deferred tax assets
Stock compensation	$2,464	$2,389
Property and Equipment	69	164
Oil and gas properties	21,504	16,503
Capital loss	144	144

Total non-current deferred tax assets	$24,181	$19,200

Non-current deferred tax liabilities
Property and Equipment	—	—

Net operating losses	36,138	34,128

	60,319	53,328
Less: valuation allowance	(60,319)	(53,328)

Net non-current deferred tax assets (liabilities)	$—	$—

HYPERDYNAMICS CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

5. INCOME TAXES (Continued)

        Deferred tax assets have been fully reserved due to determination that it is more likely than not that the Company will not be able to realize the benefit from them. In accordance with generally accepted accounting principles, no deferred income tax asset has been recognized for the $118 million excess of the income tax basis in SCS, the Company's Cayman Island operating subsidiary, over the book basis of the subsidiary. This potential tax benefit will only be fully realized if the subsidiary or the Concession is sold at a taxable gain, subject to potential tax limitations.

        Hyperdynamics has U.S. net operating loss carryforwards of approximately $115.8 million at June 30, 2016. The U.S. net operating losses contain excess tax benefits related to stock compensation in the amount of $2.2 million which have not been included in the financial statements.

        Internal Revenue Code Section 382 restricts the ability to use these carryforwards whenever an ownership change, as defined, occurs. Hyperdynamics incurred such an ownership change on January 14, 1998 and again on June 30, 2001. As a result of the first ownership change, Hyperdynamics' use of net operating losses as of January 14, 1998, of $949,000, is restricted to $151,000 per year. The availability of losses from that date through June 30, 2001 of $3,313,000 is restricted to $784,000 per year.

        The Company underwent a restructuring during fiscal 2012 that removed approximately $13.2 million of net operating losses from the U.S. consolidated tax return. It is unlikely that the entity where these net operating losses reside will ever generate U.S. taxable income sufficient to utilize any of these losses. Due to the existence of the valuation allowance, it is not expected that any possible limitation will have an impact on the results of operations or financial position of the Company. The U.S. net operating loss carryforwards expire from 2020 to 2035.

        The difference between the statutory tax rates and our effective tax rate is primarily due to the valuation allowance applied against our deferred tax assets generated by net operating losses. A reconciliation of the actual taxes to the U.S. statutory tax rate for the years ended June 30, 2016 and 2015 is as follows (in thousands):

	2016	2015
Income tax (benefit) at the statutory federal rate (35%)	$(7,996)	$(4,687)
Increase (decrease) resulting from nondeductible stock compensation	56	172
Foreign Rate Differential	914	1,885
Other, net	35	21
Change in valuation allowance	6,991	2,609

Net income tax expense	$—	$—

HYPERDYNAMICS CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

5. INCOME TAXES (Continued)

        The following table summarizes the activity related to our gross unrecognized tax benefits from July 1, 2014 to June 30, 2016 (in thousands):

Federal, State and Foreign Tax
(In thousands)
Balance at July 1, 2014	$5,485

Additions to tax positions related to the current year	—
Additions to tax positions related to prior years	—
Statute expirations	—

Balance at June 30, 2015	$5,485

Additions to tax positions related to the current year	—
Additions to tax positions related to prior years	—
Statute expirations	—

Balance at June 30, 2016	$5,485

        The total unrecognized tax benefits that, if recognized, would affect our effective tax rate was $5,485,000 for the years ended June 30, 2016 and June 30, 2015.

        We file income tax returns, including tax returns for our subsidiaries, with federal, state, local, and foreign jurisdictions. Our tax returns are subject to routine compliance review by the taxing authorities in the jurisdictions in which we file tax returns in the ordinary course of business. We consider the United States to be our most significant tax jurisdiction; however, the taxing authorities in Guinea may audit various tax returns. We currently have no ongoing federal or state audits. The normal statute of limitations for tax returns being available for IRS audit is three years from the filing date of the return. However, net operating losses are subject to adjustment upon utilization of the loss to offset taxable income regardless of when the net operating loss was generated. Therefore, all of our historic losses are subject to adjustment until they are utilized or expire. We do not believe there will be any decreases to our unrecognized tax benefits within the next twelve months.

6. SHAREHOLDERS' EQUITY

Common Stock issuances

        There were no stock options or warrants exercised during the years ended June 30, 2016 or 2015.

7. SHARE-BASED COMPENSATION

        On February 18, 2010, at our annual meeting of stockholders, the board of directors and stockholders approved the 2010 Equity Incentive Plan (the "2010 Plan"). Prior to the 2010 stockholder meeting, we had two stock award plans: the Stock and Stock Option Plan, which was adopted in 1997 ("1997 Plan") and the 2008 Restricted Stock Award Plan ("2008 Plan"). In conjunction with the approval of the 2010 Plan at the annual meeting, the 1997 Plan and 2008 Plan were terminated as of February 18, 2010. Subsequently, on February 17, 2012, the 2010 Plan was amended to increase the maximum shares issuable under the 2010 Plan and again on January 27, 2016, at our annual meeting of

HYPERDYNAMICS CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

7. SHARE-BASED COMPENSATION (Continued)

stockholders, the stockholders approved amending the 2010 Plan to increase the number of shares available for issuance by 750,000 shares.

        The 2010 Plan provides for the grants of shares of common stock, restricted stock or incentive stock options and/or nonqualified stock options to purchase our common stock to selected employees, directors, officers, agents, consultants, attorneys, vendors and advisors of ours' or of any parent or subsidiary thereof. Shares of common stock, options, or restricted stock can only be granted under this plan within 10 years from the effective date of February 18, 2010. A maximum of 2,000,000 shares are issuable under the 2010 Plan and at June 30, 2016, 945,710 shares remained available for issuance.

        The 2010 Plan provides a means to attract and retain the services of participants and also to provide added incentive to such persons by encouraging stock ownership in the Company. Plan grants are administered by the Compensation, Nominating, and Corporate Governance Committee, who has substantial discretion to determine which persons, amounts, time, price, exercise terms, and restrictions, if any.

        Additionally, from time to time, we issue non-compensatory warrants, such as warrants issued to investors.

Stock Options

        The fair value of stock option awards is estimated using the Black-Scholes valuation model. For market based stock option awards, those options where vesting terms are dependent on achieving a specified stock price, the fair value was estimated using a Black-Scholes option pricing model with inputs adjusted for the probability of the vesting criteria being met and the median expected term for each grant as determined by utilizing a Monte Carlo simulation. Expected volatility is based solely on historical volatility of our common stock over the period commensurate with the expected term of the stock options. We rely solely on historical volatility as we do not have traded options. The expected term calculation for stock options is based on the simplified method as described in the Securities and Exchange Commission Staff Accounting Bulletin number 107. We use this method because we do not have sufficient historical information on exercise patterns to develop a model for expected term. The risk-free interest rate is based on the U. S. Treasury yield in effect at the time of grant for an instrument with a maturity that is commensurate with the expected term of the stock options. The dividend yield rate of zero is based on the fact that we have never paid cash dividends on our common stock and we do not expect to pay cash dividends on our common stock during the expected term of the options.

        The following table provides information about options during the years ended June 30:

	2016	2015
Number of options granted	183,860	476,106
Compensation expense recognized	$352,653	$643,980
Compensation cost capitalized	—	—
Weighted average grant-date fair value of options outstanding	$5.03	$5.13

HYPERDYNAMICS CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

7. SHARE-BASED COMPENSATION (Continued)

        The following table details the significant assumptions used to compute the fair market values of employee and director stock options granted during the years ended June 30:

	2016	2015
Risk-free interest rate	0.36 - 1.01%	0.07 - 0.93%
Dividend yield	0%	0%
Volatility factor	109 - 148%	65 - 216%
Expected life (years)	0.5 - 2.875	0.5 - 2.875

        Summary information regarding employee stock options issued and outstanding under all plans as of June 30, 2016 is as follows:

	Options	Weighted Average Share Price	Aggregate intrinsic value	Weighted average remaining contractual life (years)
Options outstanding at July 1, 2014	1,441,727	$8.76	$8,327	3.14
Granted	476,106	1.40
Exercised	—	—
Forfeited	(517,853)	4.21
Expired	(218,026)	10.71

Options outstanding at June 30, 2015	1,181,954	$7.43	$—	3.39

Granted	183,860	0.54
Exercised	—	—
Forfeited	(39,175)	1.39
Expired	(309,642)	12.01

Options outstanding at June 30, 2016	1,016,997	$5.03	$—	3.19

Options exercisable at June 30, 2016	919,396	$5.50	$—	3.00

HYPERDYNAMICS CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

7. SHARE-BASED COMPENSATION (Continued)

Options outstanding and exercisable as of June 30, 2016

Exercise Price	Outstanding Number of Shares	Remaining Life	Exercisable Number of Shares
$0.42 - 4.00	71,250	1 year	71,250
$0.42 - 4.00	78,855	2 years	78,855
$0.42 - 4.00	197,390	3 years	197,390
$0.42 - 4.00	348,954	4 years	333,963
$0.42 - 4.00	82,610	5 years	—
$4.01 - 10.00	97,938	1 year	97,938
$4.01 - 10.00	9,000	2 years	9,000
$4.01 - 10.00	4,062	3 years	4,062
$4.01 - 10.00	18,250	4 years	18,250
$10.01 - 20.00	1,875	1 year	1,875
$10.01 - 20.00	28,750	4 years	28,750
$20.01 - 30.00	1,250	1 year	1,250
$20.01 - 30.00	31,000	4 years	31,000
$30.01 - 40.00	16,250	1 year	16,250
$30.01 - 40.00	25,813	5 years	25,813
$40.01 - 50.00	3,750	5 years	3,750

	1,016,997		919,396

HYPERDYNAMICS CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

7. SHARE-BASED COMPENSATION (Continued)

Options outstanding and exercisable as of June 30, 2015

Exercise Price	Outstanding Number of Shares	Remaining Life	Exercisable Number of Shares
$0.90 - 4.00	121,067	1 year	121,067
$0.90 - 4.00	88,264	3 years	68,842
$0.90 - 4.00	217,707	4 years	187,716
$0.90 - 4.00	375,000	5 years	—
$4.01 - 10.00	43,498	1 year	43,498
$4.01 - 10.00	107,126	2 years	106,502
$4.01 - 10.00	13,062	3 years	10,281
$4.01 - 10.00	22,000	5 years	22,000
$10.01 - 20.00	1,250	1 year	1,250
$10.01 - 20.00	1,875	2 years	1,875
$10.01 - 20.00	28,750	5 years	28,750
$20.01 - 30.00	16,667	1 year	16,667
$20.01 - 30.00	1,250	2 years	1,250
$20.01 - 30.00	31,625	5 years	31,625
$30.01 - 40.00	74,000	1 year	74,000
$30.01 - 40.00	27,563	6 years	27,563
$40.01 - 50.00	6,250	1 year	6,250
$40.01 - 50.00	5,000	6 years	5,000

	1,181,954		754,136

        At June 30, 2016, there was $31 thousand of unrecognized compensation costs related to non-vested share based compensation arrangements granted to employees under the plans. During 2016, a total of 449,904 options, with a weighted average grant date fair value of $1.10 per share, vested in accordance with the underlying agreements. Unvested options at June 30, 2016 totaled 97,601 with a weighted average grant date fair value of $5.50, an amortization period of one to two years and a weighted average remaining life of 4.91 years. At June 30, 2015, there was $0.4 million of unrecognized compensation costs related to non-vested share based compensation arrangements granted to employees under the plans. During 2015, a total of 377,274 options, with a weighted average grant date fair value of $3.76 per share, vested in accordance with the underlying agreements. Unvested options at June 30, 2015 totaled 427,826 with a weighted average grant date fair value of $10.95, an amortization period of one to two years and a weighted average remaining life of 4.83 years.

Restricted Stock

        The fair value of restricted stock awards classified as equity awards is based on the Company's stock price as of the date of grant. Such awards do not grant any rights as a shareholder of the company until a certificate for the vested shares of common stock has been issued. During the year ended June 30, 2015, all such awards were forfeited with compensation expense forfeiture credits of approximately $46 thousand recorded. No new grants have been issued, and none are outstanding at June 30, 2016.

HYPERDYNAMICS CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

7. SHARE-BASED COMPENSATION (Continued)

Warrants

        The exercise price of the warrants may be adjusted in the case of stock splits, stock dividends or combinations of shares, or in the event the Company issues rights, options or warrants to all holders of the Company's common stock with an exercise or purchase price less than the volume weighted average price of the Company's shares on the record date. The warrants are considered indexed to our common stock and therefore are not considered a derivative. The fair value of the warrants was determined using the Black-Scholes option pricing model. The last of the previously granted outstanding warrants expired in October 2015, and there were no warrants granted or exercised in the years ended June 30, 2016 and 2015. Accordingly, there were no warrants outstanding at the year ended June 30, 2016

        Summary information regarding common stock warrants issued and outstanding as of June 30, 2015 is as follows:

	Warrants	Weighted Average Share Price	Aggregate intrinsic value	Weighted average remaining contractual life(years)
Outstanding at year ended June 30, 2014	32,358	$11.69	$—	1.12
Granted	—	—
Exercised	—	—
Expired	(6,375)	7.84

Outstanding at year ended June 30, 2015	25,983	$12.64	$—	0.30

Warrants outstanding and exercisable as of June 30, 2015

Exercise Price	Outstanding Number of Shares	Remaining Life	Exercisable Number of Shares
$12.64	25,983	0.30 year	25,983

	25,983		25,983

8. COMMITMENTS AND CONTINGENCIES

LITIGATION AND OTHER LEGAL MATTERS

        From time to time, we and our subsidiaries are involved in disputes. We are unable to predict the outcome of such matters when they arise. We review the status of on-going proceedings and other contingent matters with legal counsel. Liabilities for such items are recorded if and when it is probable that a liability has been incurred and when the amount of the liability can be reasonably estimated. If we are able to reasonably estimate a range of possible losses, an estimated range of possible loss is disclosed for such matters in excess of the accrued liability, if any. Liabilities are periodically reviewed for adjustments based on additional information.

HYPERDYNAMICS CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

8. COMMITMENTS AND CONTINGENCIES (Continued)

Tullow and Dana Legal Actions

        On January 11, 2016, we filed legal actions against members of the Consortium under the Joint Operating Agreement governing the oil and gas exploration rights offshore Guinea ("JOA") in the United States District Court for the Southern District of Texas and before the AAA against Tullow for their failure to meet their obligations under the JOAC. On January 28, 2016, the action in the Federal District Court was voluntarily dismissed by us and refiled in District Court in Harris County, Texas. On February 8, 2016 Tullow and Dana removed the case to Federal District Court.

        On February 2, 2016, SCS filed an Application for Emergency Arbitrator and Interim Measures of Protection and requested the following relief: (a) expedite discovery prior to the constitution of the arbitral tribunal; (b) provide that the time period permitted by the parties' arbitration agreement for the selection of the arbitrators and the filing of any responsive pleadings or counterclaims be accelerated; (c) require Tullow, as the designated operator under the JOA, to maintain existing "well-planning activities"; (d) require Tullow to undertake and complete certain planning activities; and (e) require Tullow and Dana to join with SCS in completing the negotiation of an acceptable amendment to the PSC and to agree to a process that will result in the execution of the amendment. With the exception of limited relief regarding discovery and agreement by Tullow to maintain certain well plan readiness, the Emergency Arbitrator ruled on February 17, 2016, that SCS is not entitled to the emergency injunctive relief it requested. Further, the Emergency Arbitrator enjoined all parties to the dispute from pursuing parallel District Court proceedings. On February 12, 2016, the case was voluntarily stayed by us.

        The AAA action sought (1) a determination that Tullow and Dana are in breach of their contractual obligations and (2) the damages caused by the repeated delays in well drilling caused by the activities of Tullow and Dana. We determined to bring the legal actions only after it became apparent that Tullow and Dana would not move forward, despite many opportunities to do so, with petroleum operations.

        Subsequently, on August 15, 2016, we entered into a Settlement and Release Agreement with Tullow and Dana ("Settlement and Release") with respect to our dispute in arbitration (American Arbitration Association, Case No: 01-16-0000-0679, styled SCS Corporation Ltd v. Tullow Guinea Ltd. and Dana Petroleum (E&P) Ltd.). Under the Settlement and Release, we released all claims against Tullow and Dana and Tullow and Dana (i) issued to the Government of Guinea a notice of withdrawal from the Concession and PSC effective immediately, (ii) transferred their interest in the long lead items previously purchased by the Consortium in preparation for the drilling of the Fatala well, and agreed to pay net cash of $686,570 to us. We also agreed to pay Dana a success fee based upon the certified reserves of the Fatala well if it results in a discovery. We will record the long lead items and a gain once they have been inspected and appropriately valued.

Shareholder Lawsuits

        Beginning on March 13, 2014, two lawsuits styled as class actions were filed in the U.S. District Court for the Southern District of Texas against us and several then-current officers of the Company alleging that we made false and misleading statements that artificially inflated our stock prices. The lawsuits allege, among other things, that we misrepresented our compliance with the Foreign Corrupt Practices Act and anti-money laundering statutes and that we lacked adequate internal controls. The lawsuits seek damages based on Sections 10(b) and 20 of the Securities Exchange Act of 1934, although

HYPERDYNAMICS CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

8. COMMITMENTS AND CONTINGENCIES (Continued)

the specific amount of damages is not specified. On May 12, 2014, a shareholder filed a motion for appointment as lead plaintiff, which remains pending. One of the March 2014 lawsuits has now been dismissed voluntarily, and the parties to the remaining suit await the issuance of a scheduling order in that matter. We have assessed the status of the remaining March 2014 lawsuit and have concluded that an adverse judgment remains reasonably possible, but not probable. As a result, no provision has been made in the consolidated financial statements. We are unable to estimate a range of possible loss; however, in our opinion, the outcome of this dispute will not have a material effect on our financial condition and results of operations.

        In addition, we have received demands from shareholders to inspect our books and records.

Iroquois Lawsuit

        On May 9, 2012, a lawsuit was filed in the Supreme Court of the State of New York against us and all of our directors. The plaintiffs, five hedge funds that invested in us in early 2012, allege that we breached an agreement with the plaintiffs, and that we and the directors made certain negligent misrepresentations relating to our drilling operations. Among other claims, the plaintiffs allege that we misrepresented the status of our drilling operations and the speed with which the drilling would be completed. The plaintiffs advance claims for breach of contract and negligent misrepresentation and seek damages in the amount of $18.5 million plus pre-judgment interest. On July 12, 2012, we and the directors moved to dismiss the suit for failure to state a claim as to all defendants and for lack of personal jurisdiction over the director defendants. On June 19, 2013, the court dismissed the negligent misrepresentation claim but declined to dismiss the breach of contract claim. The negligent misrepresentation claim was dismissed without prejudice, meaning plaintiffs could attempt to refile it. On August 12, 2013, the plaintiffs filed an amended complaint. That complaint names only us and seeks recovery for alleged breaches of contract. We filed an answer to the plaintiffs' amended complaint on September 9, 2013, and the court has entered a scheduling order governing pre-trial proceedings in the matter. The maximum possible loss is the full amount of $18.5 million plus interest accrued thereon until judgment. We, however, have assessed the status of this matter and have concluded that although an adverse judgment is reasonably possible, it is not probable. As a result, no provision has been made in the consolidated financial statements. In our opinion, the outcome of this dispute will not have a material effect on our financial condition and results of operations.

COMMITMENTS AND CONTINGENCIES

Operating Leases

        We lease office space under long-term operating leases with varying terms. Most of the operating leases contain renewal and purchase options. We expect that in the normal course of business, the majority of operating leases will be renewed or replaced by other leases.

HYPERDYNAMICS CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

8. COMMITMENTS AND CONTINGENCIES (Continued)

        The following is a schedule by years of minimum future rental payments required under operating leases that have initial or remaining non-cancellable lease terms in excess of one year as of June 30, 2016 (in thousands):

Years ending June 30:
2017	$392
2018	399
2019	406
2020	309

Total minimum payments required	$1,506

        Rent expense included in loss from operations for the years ended June 30, 2016 and 2015 was $0.4 million and $0.3 million, respectively in each year.

9. SUBSEQUENT EVENTS

        On August 15, 2016, we entered into a Settlement and Release Agreement with Tullow and Dana ("Settlement Agreement") that gave us 100% of the interest under the PSC, property useful in the drilling of an exploratory well, and cash, in return for a mutual release of all claims. We will record the property received and a gain once they have been inspected and appropriately valued.

        On August 19, 2016, we signed a non-binding Memorandum of Understanding with the Government of Guinea and executed a Second Amendment to the PSC ("2016 Amendment") on September 15, 2016. As more fully described below, upon receipt of a Presidential Decree, the 2016 Amendment will give us a one year extension to the second exploration period of the PSC to September 22, 2017 ("PSC Extension Period"). In addition to clarifying certain elements of the PSC, we agreed in the 2016 Amendment to drill one (1) exploratory well to a minimum depth of 2,500 meters below the seabed within the PSC Extension Period with a projected commencement date of April 2017 (the "Extension Well") with the option of drilling additional wells. If the Extension Well is not drilled within the PSC Extension Period, we will owe the Government of Guinea the difference between the actual expenditures in Guinea related to the well and $46,000,000. Fulfillment of the work obligations exempts us from the expenditure obligations during the PSC Extension Period.

        In turn, we will retain only an area equivalent to approximately 5,000 square kilometers in the Guinea offshore and will provide the Government of Guinea: (1) A parent company guarantee for the well obligation, (2) monthly progress reports and a reconciliation of budget to actual expenditures, (failure to provide the reports and assurances on a timely basis in a notice of termination with a 30 day period to cure), and (3) guarantees to Guinea that (a) no later than January 21, 2017 we will provide a mutually acceptable security for $5,000,000 on terms customary in international petroleum operations, provided that this security is to be released at the time the drilling rig for the Extension Well is on location offshore Guinea, and (b) no later than April 12, 2017, we will deliver a mutually acceptable security for the difference between $46,000,000 and the amount spent to date on the Extension Well. For the purposes of calculation for this clause, however, only costs spent for services and goods provided in Guinea shall be taken into account until the drilling rig to be used in the drilling of the Extension Well is located in the territorial waters of the Republic of Guinea. If we do not provide

HYPERDYNAMICS CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

9. SUBSEQUENT EVENTS (Continued)

either security by the specified dates, the Government of Guinea may terminate the PSC immediately and without prior notice to remedy such deficiency.

        Additionally, we agreed to limit the cost recovery pool to date to our share of expenditures in the PSC since 2009 (estimated to be approximately $150,000,000) and move into the territory of Guinea the long lead items we received in the Settlement Agreement that are currently in Takoradi, Ghana for the drilling of the Extension Well by January 31, 2017. Finally, we agreed to allocate and administer a training budget during the PSC Extension Period for the benefit of the Guinea National Petroleum Office of $250,000 in addition to any unused portion of the training program under Article 10.3 of the PSC, estimated to be approximately $500,000.

        Failure to comply with the drilling and other obligations of the PSC as amended subjects us to financial penalties and a risk of loss of the Concession. The continued delays have affected adversely the ability to explore the Concession and reduces the attractiveness of the Concession to prospective industry participants and financing sources. While we currently hold 100% of the Concession, it is unknown whether we will be able to raise the necessary funds to drill the exploratory well during the PSC Extension Period.

10. QUARTERLY RESULTS (UNAUDITED)

        Shown below are selected unaudited quarterly data for the years ended June 30, 2016 and 2015 (in thousands, except per share data):

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
2016:
Depreciation	$28	$28	$27	$26
General, administrative and other operating	1,877	1,829	3,266	1,434
Full impairment of unproved oil and gas properties	—	—	14,331	—
Loss from operations	(1,905)	(1,857)	(17,624)	(1,460)
Net loss	(1,905)	(1,857)	(17,624)	(1,460)
Basic and diluted loss per common share:	$(0.09)	$(0.09)	$(0.84)	$(0.07)

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
2015:
Depreciation	$86	$69	$49	$33
General, administrative and other operating	3,962	3,633	2,721	2,841
Loss from operations	(4,048)	(3,702)	(2,770)	(2,874)
Net loss	(4,047)	(3,701)	(2,770)	(2,874)
Basic and diluted loss per common share:	$(0.19)	$(0.18)	$(0.13)	$(0.14)

        The sum of the individual quarterly net loss per share amounts may not agree with year-to-date net loss per share as each quarterly computation is based on the weighted average number of common shares outstanding during that period. In addition, certain potentially dilutive securities were not included in any of the quarterly computations of diluted net loss per share because to do so would have been antidilutive.

HYPERDYNAMICS CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

11. SUPPLEMENTAL OIL AND GAS INFORMATION (UNAUDITED)

        Estimates of reserve quantities and related standardized measure of discounted net cash flows are estimates only, and are not intended to reflect realizable values or fair market values of reserves. Reserve estimates are inherently imprecise and estimates of new discoveries are more imprecise than producing oil and gas properties. Additionally, the price of oil has been very volatile and downward changes in prices can significantly affect quantities that are economically recoverable. Accordingly, estimates are expected to change as future information becomes available and these changes may be significant.

        Proved reserves are estimated reserves of crude oil and natural gas that geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions. Proved developed reserves are those expected to be recovered through existing wells, equipment and operating methods.

        The standardized measure of discounted future net cash flows are computed by applying average price for the year (with consideration of price changes only to the extent provided by contractual arrangements) to the estimated future production of proved oil and gas reserves, less estimated future expenditures (based on year-end costs) to be incurred in developing and producing the proved reserves, less estimated future income tax expenses. The estimated future net cash flows are then discounted using a rate of 10% per year to reflect the estimated timing of the future cash flows.

Capitalized Costs Related to Oil and Gas Activities

        Aggregate capitalized costs relating to our crude oil and natural gas producing activities, including asset retirement costs and related accumulated depreciation, depletion & amortization are shown below (in thousands):

	United States	Republic of Guinea	Total
June 30, 2016
Unproved properties	$—	$—	$—
Proved properties	—	—	—

	—	—	—
Less accumulated DD&A	—	—	—

Net capitalized costs	$—	$—	$—

June 30, 2015
Unproved properties	$—	$14,311	$14,311
Proved properties	—	—	—

	—	14,311	14,311
Less accumulated DD&A	—	—	—

Net capitalized costs	$—	$14,311	$14,311

        As of March 31, 2016, based on our impairment assessment, we fully impaired the $14,331,000 of unproved oil and gas properties. This impairment assessment was based on the continued impasse by our members of the Consortium to resume petroleum operations and drill the next exploration obligation well, which needs to be commenced by the end of September 2016, and our inability to get

HYPERDYNAMICS CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

11. SUPPLEMENTAL OIL AND GAS INFORMATION (UNAUDITED) (Continued)

interim injunctive relief from the American Arbitration Association requiring Tullow and Dana to join with SCS in the negotiation of an acceptable amendment to the PSC and to agree to a process that would result in the execution of the amendment which we hoped would have led to the resumption of petroleum operations. Despite this impairment, we continued to pursue any avenues in order to begin drilling activities in our Concession.

Costs Incurred in Oil and Gas Activities

        Costs incurred in connection with our crude oil and natural gas acquisition, exploration and development activities are shown below (in thousands):

	United States	Republic of Guinea	Total
June 30, 2016
Property acquisition:
Unproved	$—	$—	$—
Exploration	—	20	20
Development	—	—	—

Total costs incurred	$—	$20	$20

June 30, 2015
Property acquisition:
Unproved	$—	$—	$—
Exploration	—	52	52
Development	—	—	—

Total costs incurred	$—	$52	$52

Proved Reserves

        We do not hold any proved reserves as of June 30, 2016 and 2015.

HYPERDYNAMICS CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(In Thousands, Except Number of Shares)

(Unaudited)

	December 31, 2016	June 30, 2016
ASSETS
Current assets:
Cash and cash equivalents	$2,239	$10,327
Prepaid expenses	645	1,294
Deposits and other current assets	235	6

Total current assets	3,119	11,627
Property and equipment, net of accumulated depreciation of $2,097 and $2,075	59	51
Unproved oil and gas properties excluded from amortization (Full-Cost Method)	4,142	—

	4,201	51

Total assets	$7,320	$11,678

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
Accounts payable and accrued expenses	$1,475	$1,743
Liability for legal settlement (Note 6)	1,308	—

Total current liabilities	2,783	1,743
Commitments and contingencies (Note 6)	—	—
Shareholders' equity:
Preferred stock, $0.001 par value; 20,000,000 authorized, 0 shares issued and outstanding	—	—
Common stock, $0.001 par value, 87,000,000 shares authorized; 21,201,536 and 21,046,591 shares issued and outstanding	169	169
Additional paid-in capital	317,938	317,757
Accumulated deficit	(313,570)	(307,991)

Total shareholders' equity	4,537	9,935

Total liabilities and shareholders' equity	$7,320	$11,678

The accompanying notes are an integral part of these condensed consolidated financial statements.

HYPERDYNAMICS CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In Thousands, Except Number of Shares and Per Share Amounts)

(Unaudited)

	Three Months Ended December 31,		Six Months Ended December 31,
	2016	2015	2016	2015
Costs and expenses:
Depreciation	$10	$28	$35	$56
General, administrative and other operating	4,281	1,829	8,247	3,706
Full-cost ceiling test write-down	753	—	753	—

Loss from operations	(5,044)	(1,857)	(9,035)	(3,762)
Gain (loss) on settlement agreement	(371)	—	4,764	—
Cost of legal settlement	(1,308)	—	(1,308)	—

Loss before income tax	(6,723)	(1,857)	(5,579)	(3,762)
Income tax	—	—	—	—

Net loss	$(6,723)	$(1,857)	$(5,579)	$(3,762)

Basic and diluted loss per share	$(0.31)	$(0.09)	$(0.26)	$(0.18)

Weighted average shares outstanding—basic and diluted	21,201,536	21,046,591	21,127,758	21,046,591

The accompanying notes are an integral part of these condensed consolidated financial statements.

HYPERDYNAMICS CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

(In Thousands, Except Number of Shares)

(Unaudited)

	Common Stock
			Additional Paid-in Capital	Accumulated Deficit
	Shares	Amount			Total
Balance, July 1, 2015	21,046,591	$169	$317,404	$(285,145)	$32,428

Net loss	—	—	—	(22,846)	(22,846)
Amortization of fair value of stock options	—	—	353	—	353

Balance, June 30, 2016	21,046,591	$169	$317,757	$(307,991)	$9,935

Net loss	—	—	—	(5,579)	(5,579)
Exercise of stock options	20,000	—	18	—	18
Awards in lieu of cash bonus	134,945	—	57	—	57
Amortization of fair value of stock options	—	—	106	—	106

Balance, December 31, 2016	21,201,536	$169	$317,938	$(313,570)	$4,537

The accompanying notes are an integral part of these condensed consolidated financial statements.

HYPERDYNAMICS CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In Thousands)

(Unaudited)

	Six Months Ended December 31,
	2016	2015
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(5,579)	$(3,762)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	35	56
Full-cost ceiling test write-down	753	—
Stock based compensation	106	189
Stock issued in lieu of cash bonuses	57	—
Gain on legal settlement	(4,078)	—
Cost of legal settlement	1,308	—
Changes in operating assets and liabilities:
Increase in Accounts receivable — joint interest	—	(52)
Decrease in Prepaid expenses	649	582
Increase in Deposits and other current assets	(229)	(8)
Decrease in Accounts payable and accrued expenses	(268)	(992)

Net cash used in operating activities	(7,246)	(3,987)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(42)	—
Investment in unproved oil and gas properties	(818)	(20)

Net cash used in investing activities	(860)	(20)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from exercise of stock options	18	—

Net cash provided by financing activities	18	—

DECREASE IN CASH AND CASH EQUIVALENTS	(8,088)	(4,007)
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	10,327	18,374

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$2,239	$14,367

The accompanying notes are an integral part of these condensed consolidated financial statements.

HYPERDYNAMICS CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

1. ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES

General Overview

        Hyperdynamics Corporation ("Hyperdynamics," the "Company," "we," "us," and "our") is a Delaware corporation formed in March 1996. Hyperdynamics has two wholly-owned subsidiaries, SCS Corporation Ltd ("SCS"), a Cayman corporation, and HYD Resources Corporation ("HYD"), a Texas corporation. Through SCS, Hyperdynamics focuses on oil and gas exploration offshore the coast of West Africa. Our exploration efforts are pursuant to a Hydrocarbon Production Sharing Contract, as amended (the "PSC"). We refer to the rights granted under the PSC as the "Concession." We began operations in oil and gas exploration, seismic data acquisition, processing, and interpretation in late fiscal 2002.

        As used herein, references to "Hyperdynamics," "Company," "we," "us," and "our" refer to Hyperdynamics Corporation and our subsidiaries, including SCS. The rights in the Concession offshore Guinea are held by SCS.

Status of our Business, Liquidity and Going Concern

        We have no source of operating revenue and there is no assurance when we will, if ever. On December 31, 2016, we had $2.2 million in cash, and $1.5 million in accounts payable and accrued expense liabilities, all of which are current liabilities. We are currently pursuing several avenues to raise funds. We have no other material commitments other than ordinary operating costs and commitments relating to the PSC.

        As of April 27, 2017 the Company's trade accounts payable and accrued expenses exceeded its cash balances.

        In 2010 we sold a 23% gross interest in the Concession to Dana Petroleum, PLC ("Dana"), a subsidiary of the Korean National Oil Corporation. Later, at the end of 2012, we sold a 40% gross interest to Tullow Guinea Ltd. ("Tullow"). The Share Purchase Agreement ("Tullow SPA") was dated December 31, 2012. A few months later Tullow became the Operator of the Concession on April 1, 2013. We refer to Tullow, Dana and us in the Concession as the "Consortium".

        Pursuant to the Tullow SPA between Tullow and us, Tullow paid us $26.0 million in cash and Tullow agreed to pay our entire participating interest share of expenditures associated with joint operations in the Concession up to a gross expenditure cap of $100.0 million incurred during the period of our carried interest while drilling the initial exploratory well that began on September 21, 2013. Tullow also agreed to pay our participating interest share of future costs for the drilling of an appraisal well following the initial exploration well, if drilled, up to an additional gross expenditure cap of $100.0 million.

        The Consortium planned to drill the exploration well in the ultra-deepwater area (water depths of over 2,000 meters) of the Concession during the first half of calendar 2014, but Tullow declared Force Majeure in March of 2014 based on the mere existence of the Department of Justice ("DOJ") and Securities and Exchange Commission ("SEC") investigations pursuant to the Foreign Corrupt Practices Act of the United States ("FCPA Investigations"). Tullow withdrew its Force Majeure declaration in May of 2014, but did not resume petroleum operations citing the existence of the FCPA investigations and the Ebola outbreak in Guinea as the reason.

HYPERDYNAMICS CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

1. ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES (Continued)

        The DOJ investigation ended last May 2015, the SEC investigation ended last September 2015, and the World Health Organization declared Guinea Ebola free on December 29, 2015. Notwithstanding the resolution of the FCPA investigations, Dana insisted on further specific title assurances from the Government of Guinea and at a Petroleum Operations Management Committee meeting with the Government of Guinea in Conakry on December 16 and 17, 2015, Tullow and SCS obtained a PSC Amendment that we believed provided such further assurances. Instead of signing the PSC Amendment both Tullow and Dana refused to execute the agreement. Unable to see a path forward, we filed legal actions against Tullow and Dana under our Joint Operating Agreement.

        On August 15, 2016, we entered into a Settlement and Release Agreement with Tullow and Dana ("Settlement Agreement") that returned to Hyperdynamics 100% of the interest under the PSC, long-lead item property useful in the drilling of an exploratory well, and $0.7 million in cash, in return for a mutual release of all claims. We also agreed to pay Dana a success fee based upon the certified reserves of the Fatala well if it results in a discovery.

        On August 19, 2016, we signed a non-binding Memorandum of Understanding with the Government of Guinea and executed a Second Amendment to the PSC ("2016 Amendment") on September 15, 2016. We also received a Presidential Decree that gave Hyperdynamics a one year extension to the second exploration period of the PSC to September 22, 2017 ("PSC Extension Period") and we also became the designated Operator with the receipt of the Presidential Decree.

        In addition to clarifying certain elements of the initial PSC, we agreed in the 2016 Amendment to drill one exploratory well to a minimum depth of 2,500 meters below the seabed within the PSC Extension Period with a projected commencement date of April 2017 (the "Extension Well") with the option of drilling additional wells.

        If the Extension Well is not drilled within the PSC Extension Period, we will owe the Government of Guinea, under Article 4.2 of the PSC, the difference between the actual expenditures in Guinea that are related to the well and $46.0 million. Fulfillment of the work obligations exempts us from the expenditure obligations during the PSC Extension Period. Failure to comply with the drilling and other obligations of the PSC as amended subjects us to financial penalties and a risk of loss of the Concession.

        In mid-January 2017 the Company requested and received a notification letter dated January 24, 2017 from the General Director of the National Petroleum Office of the Republic of Guinea, informing the Company that the Republic of Guinea granted a postponement of the Company's obligation to provide a mutually acceptable security of $5.0 million to February 20, 2017 (originally required by no later than January 21, 2017) as well as a clarification regarding the timing of the security under Article 4.2 of the 2016 PSC Amendment until the work on the Fatala-1 well is completed.

        On March 1, 2017, the Republic of Guinea has issued a reservation of rights letter asserting the Company has not satisfied its obligation to deposit mutually acceptable security of $5.0 million. See Note 7, "Subsequent Events" below.

        Absent cash inflows we will not have adequate capital resources to meet our current obligations as they become due and therefore there is substantial doubt about our ability to continue as a going concern. Our ability to meet our current obligations as they become due over the next twelve-months,

HYPERDYNAMICS CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

1. ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES (Continued)

and to be able to continue exploration, will depend on obtaining additional resources through sales of additional interests in the Concession, equity or debt financial offerings, or through other means.

        No assurance can be given that any of these actions can be completed.

Principles of consolidation

        The accompanying unaudited condensed consolidated financial statements include the accounts of Hyperdynamics and its direct and indirect wholly-owned subsidiaries. All intercompany accounts and transactions have been eliminated in consolidation. The financial statements have been prepared in accordance with accounting principles generally accepted in the United States and the rules of the Securities and Exchange Commission, and should be read in conjunction with the audited financial statements and notes thereto for the fiscal year ended June 30, 2016 presented above.

        In the opinion of management, all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of financial position and the results of operations for the interim periods presented have been reflected herein. The results of operations for interim periods are not necessarily indicative of the results to be expected for the full year. Notes to the financial statements which would substantially duplicate the disclosures contained in the audited financial statements for the most recent fiscal year ended June 30, 2016, have been omitted.

Use of estimates

        The preparation of the consolidated financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities and expenses at the balance sheet date and for the period then ended. We believe our estimates and assumptions are reasonable; however, such estimates and assumptions are subject to a number of risks and uncertainties that may cause actual results to differ materially from such estimates. Significant estimates and assumptions underlying these financial statements include:

  •
  estimates in the calculation of share-based compensation expense,

  •
  estimates made in our income tax calculations,

  •
  estimates in the assessment of current litigation claims against the Company,

  •
  estimates and assumptions involved in our assessment of unproved oil and gas properties for impairment, and

  •
  estimates and assumptions involved in our fair market value assessment of the well construction equipment received in the August 15, 2016 Settlement Agreement with Tullow and Dana.

        We are subject, from time to time, to legal proceedings, claims, and liabilities that arise in the ordinary course of business. We accrue for losses when such losses are considered probable and the amounts can be reasonably estimated.

HYPERDYNAMICS CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

1. ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES (Continued)

Cash and cash equivalents

        Cash equivalents are highly liquid investments with an original maturity of three months or less. For the periods presented, we maintained all of our cash in bank deposit accounts which, at times, exceed the federally insured limits.

Earnings per share

        Basic loss per common share has been computed by dividing net loss by the weighted average number of shares of common stock outstanding during each period. In period of earnings, diluted earnings per common share are calculated by dividing net income available to common shareholders by weighted-average common shares outstanding during the period plus weighted-average dilutive potential common shares. Diluted earnings per share calculations assume, as of the beginning of the period, exercise of stock options and warrants using the treasury stock method.

        All potential dilutive securities, including potentially dilutive options, warrants and convertible securities, if any, were excluded from the computation of dilutive net loss per common share for the three and six month periods ended December 31, 2016 and 2015, respectively, because their effects in the computation are antidilutive due to our net loss for those periods.

        Stock options to purchase approximately 1.2 million common shares at an average exercise price of $4.08 were outstanding at December 31, 2016. Using the treasury stock method, had we had net income, approximately 298,700 common shares attributable to our outstanding stock options would have been included in the fully diluted earnings per share for the three month period ended December 31, 2016 while approximately 182,200 common shares attributable to our outstanding stock options would have been included in the fully diluted earnings per share for the six month period ended December 31, 2016.

        Stock options to purchase approximately 1.0 million common shares at an average exercise price of $5.67 were outstanding at December 31, 2015. Using the treasury stock method, had we had net income, approximately 101,600 common shares attributable to our outstanding stock options would have been included in the fully diluted earnings per share for the three month period ended December 31, 2015 while approximately 50,800 common shares attributable to our outstanding stock options would have been included in the fully diluted earnings per share for the six month period ended December 31, 2015.

Contingencies

        We are subject to legal proceedings, claims and liabilities. We accrue for losses associated with legal claims when such losses are probable and can be reasonably estimated. These accruals are adjusted as additional information becomes available or circumstances change. Legal fees are charged to expense as they are incurred. See Note 6 for more information on legal proceedings and settlements.

Fair Value Measurements

        The accounting standards define fair value, establish a three-level valuation hierarchy for disclosures of fair value measurements and enhance disclosure requirements for fair value measures. As

HYPERDYNAMICS CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

1. ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES (Continued)

discussed in Note 2, we determined a fair value of the well construction equipment material (Level 3 fair value measurement) that we received at the time of our legal settlement with Tullow and Dana. The fair value estimate was based on the combination of cost and market approaches taking into consideration a number of factors, which included but were not limited to the original cost and the condition of the material and demand for steel and tubulars at the time of measurement.

2. INVESTMENT IN OIL AND GAS PROPERTIES

        Investment in oil and gas properties consists entirely of our Concession in offshore Guinea, West Africa. We previously owned a 37% participating interest in our Guinea Concession on June 30, 2016. On August 19, 2016, we signed a non-binding Memorandum of Understanding with the Government of Guinea and executed a Second Amendment to the PSC ("2016 Amendment") on September 15, 2016 and received a Presidential Decree on September 21, 2016 giving us a one year extension to the second exploration period of the PSC to September 22, 2017 ("PSC Extension Period") and reaffirming that we now own 100% of the Concession.

        One part of our settlement with Tullow and Dana included the relinquishments of their respective 40% and 23% participating interests in the Concession. Hyperdynamics now owns 100% of the participating interests in the Concession.

        In addition to clarifying certain elements of the PSC, we agreed in the 2016 Amendment to drill one (1) exploratory well to a minimum depth of 2,500 meters below the seabed within the PSC Extension Period with a projected commencement date of April 2017 (the "Extension Well") with the option of drilling additional wells. If the Extension Well is not drilled within the PSC Extension Period, we will owe the Government of Guinea the difference between the actual expenditures in Guinea related to the well and $46.0 million. Fulfillment of the work obligations exempts us from the expenditure obligations during the PSC Extension Period. In the event a discovery is made, the terms of the PSC make us eligible for a two-year appraisal period during which we are obliged either to declare that the reserves are commerciality viable or that we decide that the PSC shall terminate.

        In turn, we will retain only an area equivalent to approximately 5,000 square kilometers in the Guinea offshore and will provide the Government of Guinea: (1) A parent company guarantee for the well obligation, (2) monthly progress reports and a reconciliation of budget to actual expenditures, (failure to provide the reports and assurances on a timely basis could result in a notice of termination with a 30 day period to cure), and (3) guarantees to the Guinea Government that (a) no later than January 21, 2017 we will provide a mutually acceptable security for $5.0 million on terms customary in international petroleum operations, provided that this security is to be released at the time the drilling rig for the Extension Well is on location offshore Guinea, and (b) no later than April 12, 2017, we will deliver a mutually acceptable security for the difference between $46.0 million and the amount spent to date on the Extension Well.

        For the purposes of calculation for this clause, however, only costs spent for services and goods provided in Guinea shall be taken into account until the drilling rig to be used in the drilling of the Extension Well is located in the territorial waters of the Republic of Guinea.

        On January 24, 2017 the Company requested and received a notification letter from the General Director of the National Petroleum Office of the Republic of Guinea, informing the Company that the

HYPERDYNAMICS CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

2. INVESTMENT IN OIL AND GAS PROPERTIES (Continued)

Republic of Guinea granted a postponement to provide a mutually acceptable security of $5.0 million to February 20, 2017 as well as a clarification regarding the timing of the $46.0 million security payment under Article 4.2 of the 2016 PSC Amendment until the work on the Fatala well is completed.

        On March 1, 2017, the Republic of Guinea has issued a reservation of rights letter asserting the Company has not satisfied its obligation to deposit mutually acceptable security of $5.0 million.

        Additionally, we agreed to limit the cost recovery pool to date to our share of expenditures in the PSC since 2009 (estimated to be approximately $150,000,000) and move into the territory of Guinea the long lead items we received in the Settlement Agreement that are currently in Takoradi, Ghana for the drilling of the Extension Well by January 31, 2017. The movement of approximately $1.6 million of the $4.1 million of equipment was started on January 29, 2017 and was completed on February 5, 2017. The balance of the material still in Ghana will be moved at a later date. Finally, we agreed to allocate and administer a training budget during the PSC Extension Period for the benefit of the Guinea National Petroleum Office of $250,000 in addition to any unused portion of the training program under Article 10.3 of the PSC, estimated to be approximately $500,000.

        Failure to comply with the drilling and other obligations of the PSC as amended subjects us to financial penalties and a risk of loss of the Concession. The continued delays have affected adversely the ability to explore the Concession and reduce the attractiveness of the Concession to prospective industry participants and financing sources. While we currently hold 100% of the Concession, it is unknown whether we will be able to raise the necessary funds to drill the exploratory well during the PSC Extension Period.

        We follow the "Full-Cost" method of accounting for oil and natural gas property and equipment costs. Under this method, internal costs incurred that were directly identified with exploration, development, and acquisition activities undertaken by us for our own account, and which were not related to production, general corporate overhead, or similar activities, are capitalized. Capitalization of internal costs was discontinued April 1, 2013 when Tullow became the operator. Hyperdynamics became the operator after the signing of the Second Amendment of the PSC on September 15, 2016 and thus capitalization of certain internal, project related costs had resumed. For the three and six month periods ended December 31, 2016, we capitalized $1.3 million and $1.5 million of such costs, respectively.

        Capitalized internal costs of $ 0.2 million from the previous quarter were written off and recorded as Full-cost ceiling test write-down expenses, and capitalized internal costs of $ 1.3 million in the current quarter were written off and recorded as General, administrative and other operating costs.

        Geological and geophysical costs incurred that are directly associated with specific unproved properties are capitalized in "Unproved properties excluded from amortization" and evaluated as part of the total capitalized costs associated with a prospect. The cost of unproved properties not being amortized is assessed to determine whether such properties have been impaired. In determining whether such costs should be impaired, we evaluate current drilling plans and drilling results and available geological and geophysical information. No reserves have been attributed to the Concession.

HYPERDYNAMICS CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

2. INVESTMENT IN OIL AND GAS PROPERTIES (Continued)

        The following table provides detail of total capitalized costs for the Concession which remain unproved and unevaluated and are excluded from amortization as of December 31, 2016 and June 30, 2016 (in thousands):

	December 31, 2016	June 30, 2016
Oil and Gas Properties:
Unproved properties not subject to amortization	$4,142	$—

        During the six month period ended December 31, 2016, our oil and gas property balance increased by $4.1 million as a result of the fair value of the material received in our settlement with Tullow and Dana. The fair value of the material, for the most part well construction material, at the time of the settlement was approximately $4.4 million, of which we reduced by approximately $0.4 million during the second quarter of fiscal year 2017 based on additional information that we determined reduced the original fair market value. We engaged an independent outside party with expertise in valuing oil and gas equipment to conduct an appraisal and provide a fair valuation determination for our initial recording and reporting purposes.

        During the quarter ended December 31, 2016 we impaired $0.8 million of unproved oil and gas property costs capitalized during the current quarter ($0.5 million) and previous quarter ($0.3 million) and the internal costs described above. That impairment assessment was based on our liquidity position, and the possibility that we may not reach an agreement with the Government of Guinea regarding the requirement under the PSC to provide a mutually acceptable security of $5.0 million, and the possibility that the Government of Guinea may at any time and without prior notice terminate our Concession.

        As of June 30, 2016 at the close of our last fiscal year we fully impaired the $14.3 million of previously capitalized unproved oil and gas property costs. That impairment assessment was based on the continued impasse at the time by our members of the Consortium to resume petroleum operations and drill the next exploration obligation well, which needed to be commenced at that time by the end of September 2016, and our inability at the time to get interim injunctive relief from the American Arbitration Association requiring Tullow and Dana to join with SCS in the negotiation of an acceptable amendment to the PSC and to agree to a process that would result in the execution of the amendment which we hoped would have led to the resumption of petroleum operations by the Consortium. Thus, we believed all legal measures to require Tullow and Dana to drill the planned exploration well had been exhausted.

HYPERDYNAMICS CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

3. ACCOUNTS PAYABLE AND ACCRUED EXPENSES

        Accounts payable and accrued expenses as of December 31, 2016 and June 30, 2016 include the following (in thousands):

	December 31, 2016	June 30, 2016
Accounts payable—trade and oil and gas exploration activities	$601	$1,361
Accounts payable—legal costs	171	61
Accrued payroll	703	321

	1,475	1,743
Liability for legal settlement (Note 6)	1,308	—

	$2,783	$1,743

4. SHARE-BASED COMPENSATION

        On February 18, 2010, at our annual meeting of stockholders, the board of directors and stockholders approved the 2010 Equity Incentive Plan (the "2010 Plan"). Prior to the 2010 stockholder meeting, we had two stock award plans: the Stock and Stock Option Plan, which was adopted in 1997 ("1997 Plan") and the 2008 Restricted Stock Award Plan ("2008 Plan"). In conjunction with the approval of the 2010 Plan at the annual meeting, the 1997 Plan and the 2008 Plan were terminated as of February 18, 2010. Subsequently, on February 17, 2012, the 2010 Plan was amended to increase the maximum shares issuable under the 2010 Plan and again on January 27, 2016, at our annual meeting of stockholders, the stockholders approved amending the 2010 Plan to increase the number of shares available for issuance by 750,000 shares.

        The 2010 Plan provides for the awards of shares of common stock, restricted stock units or incentive stock options or nonqualified stock options to purchase our common stock to selected employees, directors, officers, agents, consultants, attorneys, vendors and advisors of ours' or of any parent or subsidiary thereof. Shares of common stock, options, or restricted stock can only be awarded under the 2010 Plan within 10 years from the effective date of February 18, 2010. A maximum of 2,000,000 shares are issuable under the 2010 Plan and at December 31, 2016, 783,460 shares remained available for issuance.

        The 2010 Plan provides a means to attract and retain the services of participants and also to provide added incentive to such persons by encouraging stock ownership in the Company. Plan awards are administered by the Compensation, Nominating, and Corporate Governance Committee, who has substantial discretion to determine which persons, amounts, time, price, exercise terms, and restrictions, if any.

        From time to time we issue non-compensatory warrants, such as warrants issued to investors.

HYPERDYNAMICS CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

4. SHARE-BASED COMPENSATION (Continued)

Stock Options

        The fair value of stock option awards is estimated using the Black-Scholes valuation model. For market-based pricing of stock option awards, those options where vesting terms are dependent on achieving a specified stock price, the fair value was estimated using a Black-Scholes option pricing model with inputs adjusted for the probability of the vesting criteria being met and the median expected term for each award as determined by utilizing a Monte Carlo simulation. Expected volatility is based solely on historical volatility of our common stock over the period commensurate with the expected term of the stock options. We rely solely on historical volatility because we do not have options that are traded. The expected term calculation for stock options is based on the simplified method as described in the Securities and Exchange Commission Staff Accounting Bulletin No. 107.

        We use this method because we do not have sufficient historical information on exercise patterns to develop a model for expected term. The risk-free interest rate is based on the U. S. Treasury yield in effect at the time of award for an instrument with a maturity that is commensurate with the expected term of the stock options. The dividend yield rate of 0% is based on the fact that we have never paid cash dividends on our common stock and we do not expect to pay cash dividends on our common stock during the expected term of the options.

        The following table provides information about options during the six months ended December 31, 2016 and 2015:

	2016	2015
Number of options awarded	178,500	30,000
Compensation expense recognized	$106,000	$189,000
Weighted average award-date fair value of options outstanding	$4.08	$5.67

        The following table details the significant assumptions used to compute the fair values of employee and director stock options awarded during the six month periods ended December 31, 2016 and 2015:

	2016	2015
Risk-free interest rate	0.47 - 1.86%	1.74%
Dividend yield	0%	0%
Volatility factor	109 - 157%	109%
Expected life (years)	1.0 - 4.73	2.88

HYPERDYNAMICS CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

4. SHARE-BASED COMPENSATION (Continued)

        Summary information regarding employee and director stock options issued and outstanding under all plans as of December 31, 2016 is as follows:

	Options	Weighted Average Exercise Price	Aggregate intrinsic value	Weighted average remaining contractual term (years)
Options outstanding at July 1, 2016	1,016,997	$5.03	$—	3.19
Awarded	178,500	1.06
Exercised	(20,000)	0.90
Forfeited	—	—
Expired	(16,250)	34.43

Options outstanding at December 31, 2016	1,159,247	$4.08	$883,620	2.54

Options exercisable at December 31, 2016	959,550	$4.72	$646,342	2.09

Options outstanding and exercisable as of December 31, 2016
Exercise Price	Outstanding Number of Shares	Remaining Life	Exercisable Number of Shares
$0.41 - 4.00	245,525	Less than1 year	245,525
$0.41 - 4.00	57,916	1 year	57,916
$0.41 - 4.00	136,296	2 years	136,296
$0.41 - 4.00	226,720	3 years	226,720
$0.41 - 4.00	112,610	4 years	71,405
$0.41 - 4.00	158,492	5 years	—
$4.01 - 10.00	79,563	Less than 1 year	79,563
$4.01 - 10.00	38,625	1 year	38,625
$4.01 - 10.00	4,062	2 years	4,062
$4.01 - 10.00	7,000	3 years	7,000
$10.01 - 20.00	13,125	Less than 1 year	13,125
$10.01 - 20.00	17,500	4 years	17,500
$20.01 - 30.00	3,750	Less than 1 year	3,750
$20.01 - 30.00	28,500	4 years	28,500
$30.01 - 40.00	12,500	Less than 1 year	12,500
$30.01 - 40.00	13,313	5 years	13,313
$40.01 - 48.72	3,750	4 years	3,750

	1,159,247		959,550

        At December 31, 2016, there were $177 thousand of unrecognized compensation costs related to non-vested share based compensation arrangements awarded to employees and directors under the plans. During the six months ended December 31, 2016, a total of 76,404 options, with a weighted average award date fair value of $0.57 per share, vested in accordance with the underlying agreements. Unvested options at December 31, 2016 totaled 199,697 with a weighted average award date fair value of $4.72, an amortization period of one year and a weighted average remaining life of 0.93 years.

HYPERDYNAMICS CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

4. SHARE-BASED COMPENSATION (Continued)

Restricted Stock

        The fair value of restricted stock awards classified as equity awards is based on the Company's stock price as of the date of grant. During the year ended June 30, 2015, all such awards were forfeited. No new grants have been issued, and none are outstanding at December 31, 2016.

5. INCOME TAXES

        Federal income taxes are not due as we have had losses since inception. Our effective tax rate for the six month periods ended December 31, 2016 and 2015 is 0%. This rate is lower than the U.S. statutory rate of 35% primarily due to the valuation allowance applied against our net deferred tax assets.

6. COMMITMENTS AND CONTINGENCIES

LITIGATION AND OTHER LEGAL MATTERS

        From time to time, we and our subsidiaries are involved in disputes. We review the status of on-going proceedings and other contingent matters with legal counsel. Liabilities for such items are recorded if and when it is probable that a liability has been incurred and when the amount of the liability can be reasonably estimated. If we are able to reasonably estimate a range of possible losses, an estimated range of possible loss is disclosed for such matters in excess of the accrued liability, if any. Liabilities are periodically reviewed for adjustments based on additional information.

Iroquois Lawsuit

        On May 9, 2012, a lawsuit was filed in the Supreme Court of the State of New York against us and all of our directors. The plaintiffs, five hedge funds that invested in us in early 2012, alleged that we breached an agreement with the plaintiffs, and that we and the directors made certain negligent misrepresentations relating to our drilling operations. Among other claims, the plaintiffs alleged that we misrepresented the status of our drilling operations and the speed with which the drilling would be completed. The plaintiffs' advanced claims for breach of contract and negligent misrepresentation and sought damages in the amount of $18.5 million plus pre-judgment interest.

        On July 12, 2012, we and the directors moved to dismiss the suit for failure to state a claim as to all defendants and for lack of personal jurisdiction over the director defendants. On June 19, 2013, the court dismissed the negligent misrepresentation claim but declined to dismiss the breach of contract claim. The negligent misrepresentation claim was dismissed without prejudice, meaning plaintiffs could attempt to refile it. On August 12, 2013, the plaintiffs filed an amended complaint. That complaint named only the Company and sought recovery for alleged breaches of contract. We filed an answer to the plaintiffs' amended complaint on September 9, 2013, and the court entered a scheduling order governing pre-trial proceedings in the matter.

        On December 31, 2016 we entered into a settlement agreement with the plaintiffs whereby Hyperdynamics will issue to the plaintiffs a total of 600,000 new shares of common stock, and it will cause a payment to be made of $1.35 million in cash that will be covered under its directors' and officers' insurance policy.The liability for the issuance of the shares was recorded to "liability for legal

HYPERDYNAMICS CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

6. COMMITMENTS AND CONTINGENCIES (Continued)

settlement" in the amount of $1.3 million based on the $2.18 December 30, 2016 closing price of our common stock. The plaintiffs are restricted from selling the shares before April 1, 2017 under the terms of the agreement. The shares of common stock were issued on February 2, 2017, whereby the issuance of those shares will be recorded to "Common Stock" and "Additional paid in capital" and the liability for legal settlement will be cleared.

Shareholder Lawsuits

        Beginning on March 13, 2014, two lawsuits styled as class actions were filed in the U.S. District Court for the Southern District of Texas against us and several then-current officers of the Company alleging that the Company made false and misleading statements that artificially inflated the Company's stock prices. The lawsuits alleged, among other things, that the Company misrepresented its compliance with the Foreign Corrupt Practices Act and anti-money laundering statutes and that it lacked adequate internal controls. The lawsuits sought damages based on Sections 10(b) and 20 of the Securities Exchange Act of 1934, although the specific amount of damages is not specified. On May 12, 2014, a shareholder filed a motion for appointment as lead plaintiff.

        Both of the March 2014 lawsuits were dismissed voluntarily. One was dismissed during the quarter ended September 30, 2016 and the second on October 6, 2016.

Tullow and Dana Legal Actions

        On January 11, 2016, we filed legal actions against members of the Consortium under the Joint Operating Agreement governing the oil and gas exploration rights offshore Guinea ("JOA") in the United States District Court for the Southern District of Texas and before the American Arbitration Association ("AAA") against Tullow for their failure to meet their obligations under the JOA. On January 28, 2016, the action in the Federal District Court was voluntarily dismissed by us and refiled in District Court in Harris County, Texas. On February 8, 2016 Tullow and Dana removed the case to Federal District Court.

        On February 2, 2016, SCS filed an Application for Emergency Arbitrator and Interim Measures of Protection and requested the following relief: (a) expedite discovery prior to the constitution of the arbitral tribunal; (b) provide that the time period permitted by the parties' arbitration agreement for the selection of the arbitrators and the filing of any responsive pleadings or counterclaims be accelerated; (c) require Tullow, as the designated operator under the JOA, to maintain existing "well-planning activities"; (d) require Tullow to undertake and complete certain planning activities; and (e) require Tullow and Dana to join with SCS in completing the negotiation of an acceptable amendment to the PSC and to agree to a process that will result in the execution of the amendment.

        With the exception of limited relief regarding discovery and agreement by Tullow to maintain certain well plan readiness, the Emergency Arbitrator ruled on February 17, 2016, that SCS was not entitled to the emergency injunctive relief it requested. Further, the Emergency Arbitrator enjoined all parties to the dispute from pursuing parallel District Court proceedings. On February 12, 2016, the case was voluntarily stayed by us.

        The AAA action sought (1) a determination that Tullow and Dana was in breach of their contractual obligations and (2) the damages caused by the repeated delays in well drilling caused by the

HYPERDYNAMICS CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

6. COMMITMENTS AND CONTINGENCIES (Continued)

activities of Tullow and Dana. We determined to bring the legal actions only after it became apparent that Tullow and Dana would not move forward, despite many opportunities to do so, with petroleum operations. SCS believed that it had exhausted all of its options for the pursuit of legal measures to require Tullow and Dana to drill the planned exploration well.

        On August 15, 2016, we subsequently entered into a Settlement and Release Agreement with Tullow and Dana ("Settlement and Release") with respect to our dispute in arbitration. Under the Settlement and Release, we released all claims against Tullow and Dana and Tullow and Dana (i) issued to the Government of Guinea a notice of withdrawal from the Concession and PSC effective immediately, (ii) transferred their interest in the long lead items of well construction material previously purchased by the Consortium in preparation for the initial drilling of the Fatala well, and agreed to pay net cash of $686,570 to us. The net cash received was recorded as a part of the gain on the legal settlement. We also agreed to pay Dana a success fee based upon the certified reserves of the Fatala well if it results in a discovery of commercially producible oil and gas reserves.

        The $4.8 million gain on legal settlement also includes the estimated fair value of $4.1 million for the well construction material we received from Tullow as a part of our Settlement and Release Agreement.

COMMITMENTS AND CONTINGENCIES

Operating Leases

        We lease office space under long-term operating leases with varying terms. Most of the operating leases contain renewal and purchase options. We expect that in the normal course of business, most of the operating leases will be renewed or replaced by other similar leases.

        During the three months period ended December 31, 2016 and as a part of our program to begin drilling operations in Guinea, we entered into a lease for in-country offices and nearby apartments. The leases are for six months with options to renew as necessary and collectively cost about $30 thousand per month.

        The following is a schedule by years of minimum future rental payments required under operating leases that have initial or remaining non-cancellable lease terms in excess of one year (in thousands):

Years ending June 30:
2017	$377
2018	399
2019	406
2020	309
2021 and thereafter	—

Total minimum payments required	$1,491

        Rent expense included in net loss from operations for the three month periods ended December 31, 2016 and 2015 was $0.1 million in each period. Rent expense included in net loss from

HYPERDYNAMICS CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

6. COMMITMENTS AND CONTINGENCIES (Continued)

operations for the six month periods ended December 31, 2016 and 2015 was $0.2 million and $0.3 million respectively, in each period.

7. SUBSEQUENT EVENTS

Issuance of Common Stock and Payment of Cash by Insurers: Settlement of Iroquois Lawsuit

        On January 11, 2017 a payment of $1.35 million was made by the insurance underwriters of the Company's directors' and officers' insurance policy to the hedge funds in the Iroquois lawsuit on behalf of the Company. On February 2, 2017 the Company issued 600,000 shares of its common stock to the hedge funds named in the settlement agreement.

        On December 31, 2016 we had entered into a settlement agreement with the five hedge funds in the Iroquois lawsuit. Under the terms of the settlement agreement, Hyperdynamics would issue to the plaintiffs a total of 600,000 shares of new common stock, and it would cause a payment to be made of $1.35 million in cash that would be covered under its directors' and officers' insurance policy. The plaintiffs are restricted from selling the shares of common stock before April 1, 2017 under the terms of the agreement.

Certain requirements under the PSC

        On January 24, 2017 the Company requested and received a notification letter from the General Director of the National Petroleum Office of the Republic of Guinea, informing the Company that the Republic of Guinea granted a postponement to provide a mutually acceptable security of $5.0 million to February 20, 2017 as well as a clarification regarding the timing of the $46.0 million security payment under Article 4.2 of the 2016 PSC Amendment until the work on the Fatala well is completed.

        On March 1, 2017, the Republic of Guinea has issued a reservation of rights letter asserting the Company has not satisfied its obligation to deposit mutually acceptable security of $5.0 million.

        On March 30, 2017, SCS entered into a Farmout Agreement (the "Farmout Agreement") with SAPETRO, pursuant to the terms of which, and subject to certain conditions therein, SCS will assign and transfer to SAPETRO 50% of its 100% gross participating interest in the PSC and the Joint Operating Agreement (as defined below). Pursuant to the terms of the Farmout Agreement, upon closing, SAPETRO will (i) reimburse SCS its proportional share of past costs associated with the preparations for the drilling of the Fatala-1 well, and (ii) pay its participating interest's share of future costs in the Concession. Currently the total amount of costs spent by SCS after the date of the Second PSC Amendment in relation to the preparation of drilling of the Fatala-1 well is estimated at approximately $8-10 million depending on the timing of the completion of the Farmout Agreement and upon approval of the Guinea government.

        The parties have agreed to close on or before May 31, 2017, unless the Farmout Agreement is previously terminated due to parties' failure to satisfy the closing conditions, by mutual agreement of the parties.

        On April 12, 2017 SCS, SAPETRO and Guinea executed a Third Amendment to the PSC (the "Third PSC Amendment") that was subject to the receipt of a Presidential Decree and the closing of the Farmout Agreement. We received a Presidential Decree on April 21, 2017 approving the

HYPERDYNAMICS CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

7. SUBSEQUENT EVENTS (Continued)

assignment of 50% of SCS' participating interest in the Guinea concession to SAPETRO, and it confirms the two companies' rights to explore for oil and gas on our 5,000-square-kilometer Concession offshore the Republic of Guinea. The contract requires that drilling operations in relation to the obligation well Fatala-1 (the "Extension Well") shall begin no later than May 30, 2017 and provides that additional exploration wells may be drilled within the exploration period at the companies' option.

        The Third PSC Amendment further reaffirms clear title of SAPETRO and SCS to the Concession as well as amends the security instrument requirements under the PSC. SCS and SAPETRO agreed to a US $5 million security instrument to be put in place within 30 days from the date of the Presidential Decree. The security instrument will be released at such time that the drilling rig to be used in the drilling of the extension well is located in the shelf waters of the Republic of Guinea, including its territorial waters. Pursuant to the terms of the Protocol, SAPETRO will provide the $5 million security instrument upon Government of Guinea approval to enter the Concession and completion of the Farmout Agreement. SCS and SAPETRO agreed to joint and several liability to the Government of Guinea in respect to the PSC.

        In addition SCS and SAPETRO separately agreed that SCS's "sufficient financing for the Obligation Well Costs" as defined in the Farmout Agreement will be $15 million in "cash and committed financing to the satisfaction of SAPETRO acting reasonably" in addition to costs already incurred. SAPETRO and SCS further agreed that SAPETRO may elect to pay for a portion of SCS's Fatala-1 well costs so long as SCS is not in default of either the PSC or the Farmout Agreement and requires credit support. In case SAPETRO makes such payments for a share of SCS's costs of, SCS shall assign to SAPETRO 2% of its participating interest in the Concession for each $ 1 million of SCS's costs paid by SAPETRO.

OTC Markets Group Listing Requirements and Delinquency Notice

        On February 27, 2017 the OTC Markets Group determined that the Company was delinquent in filing its SEC Form 10-Q for the Quarter ended December 31, 2016. The Company was advised that it had until March 29, 2017, a thirty day period, to correct the deficiency. If the Company is unable to correct the deficiency or provide an acceptable plan to comply with the requirement to timely file its ongoing disclosure obligations, the OTC Markets Group will remove the Company from OTCQX U.S. to OTC Pink on March 30, 2017.

        The filing of Form 10-Q on March 3, 2017 cured this delinquency.

Series A Preferred Stock Offering

        Between March 17 and April 26, 2017, the Company held four closings of a private placement offering (the "Series A Offering") of an aggregate of 1,951 Units of its securities, at a purchase price of $1,000 per Unit. Each "Unit" consisted of (i) one share of the Company's Series A Preferred Stock, with a Stated Value of $1,040 per share, and (ii) a warrant (the "Investor Warrant") to purchase 223 shares of the Company's common stock, exercisable from issuance until March 17, 2019, at an exercise price of $3.50 per share (subject to adjustment in certain circumstances). At the closings, the Company issued to the subscribers an aggregate of: (i) 1,951 shares of Series A Preferred Stock and (ii) Investor Warrants to purchase an aggregate of 435,073 shares of common stock.

HYPERDYNAMICS CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

7. SUBSEQUENT EVENTS (Continued)

        The Company received an aggregate of $1,951,000 in gross cash proceeds, before deducting placement agent fees and expenses, and legal, accounting and other fees and expenses, in connection with the sale of the Units.

        Subscribers in the Series A Offering have an option (the "Subscriber Option") to purchase, at the same purchase price of $1,000 per Unit, their pro rata share of up to an aggregate of $3,000,000 in additional Units following the effective date of the registration statement registering for resale the shares of common stock issuable upon conversion of the Series A Preferred Stock and exercise of the Investor Warrants and Placement Agent Warrants (as defined below), which the Company have agreed to file as described below (the "Registration Statement").

        The Company also agreed in the Subscription Agreements that until March 17, 2018, the Company will not create or allow to be created any security interest, lien, charge or other encumbrance on any of its or its subsidiaries' rights under or interests in the PSC that secures the repayment of indebtedness of the Company or any of its subsidiaries for money borrowed.

        The Certificate of Designation for the Series A Preferred Stock provides that:

  •
  Each holder of Series A Preferred Stock is entitled to receive dividends payable on the Stated Value of such Series A Preferred Stock at the rate of 1% per annum, which shall be cumulative and be due and payable in common stock on the applicable conversion date or in cash in the case of a redemption of the Series A Preferred Stock by the Company.

  •
  Shares of Series A Preferred Stock are redeemable, in whole or in part, at the option of the Company, in cash, at a price per share equal to 115% of the Stated Value plus 115% of accrued but unpaid dividends.

  •
  In the event of any liquidation, dissolution or winding up of the Company, holders of Series A Preferred Stock will be entitled to receive, out of assets available therefor, an amount equal to 115% of the Stated Value of their shares plus 115% of any accrued but unpaid dividends.

  •
  The Series A Preferred Stock is convertible at the option of the holder, in whole or in part, into shares of common stock at any time after the earlier of (i) the date the Registration Statement is declared effective by the SEC or (ii) September 17, 2017. If no conversion has taken place by December 17, 2017, the Series A Preferred Stock, plus any accrued but unpaid dividends, will automatically convert into shares of common stock. The conversion price per share of common stock in either event is the lesser of (i) $2.75 per share (subject to adjustment in certain circumstances), or (ii) 80% of the lowest closing price during 21 consecutive trading days ending on the trading day immediately prior to the conversion date, subject to a floor of $0.25 per share (which floor is subject to "full ratchet" adjustment in certain circumstances if the Company issues common stock (or common stock equivalents) in the aggregate amount of not less than $1,000,000 at a price below $0.25 per share of common stock, and to proportionate adjustment in certain other circumstances).

  •
  Except in certain limited circumstances affecting the rights of the holders of Series A Preferred Stock or as required by law, holders of the Series A Preferred Stock will not have voting rights.

HYPERDYNAMICS CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

7. SUBSEQUENT EVENTS (Continued)

  •
  Until September 17, 2017, the Company will not authorize or create any class of stock ranking as to dividends, redemption or distribution of assets upon a liquidation senior to the Series A Preferred Stock, without the consent of holders of no less than 66 2/3% of the then-outstanding shares of Series A Preferred Stock.

        A U.S. registered broker-dealer (the "Placement Agent") was engaged by the Company as placement agent for the Series A Offering, on a reasonable best effort basis. The Company agreed to pay to the Placement Agent (and any sub agent) a cash commission of 9% of the gross purchase price paid by the Subscribers for the Units (including for Units that may be issued upon exercise of the Subscriber Option), and to issue to the Placement Agent (and any sub agent) warrants to purchase a number of shares of common stock equal to 7% of the number of shares of common stock initially issuable upon conversion of the shares of Series A Preferred Stock contained in the Units sold in Series A Offering (including Units that may be issued upon exercise of the Subscriber Option), at the exercise price of $3.00 per share (the "Placement Agent Warrants"). The Company also agreed to reimburse the Placement Agent for certain expenses related to the Series A Offering. The Company paid the Placement Agent a total of $175,590 of cash fees and issued to the Placement Agent or its designees Placement Agent Warrants to purchase an aggregate of 51,650 shares of common stock.

        The Investor Warrants and the Placement Agent Warrants have provisions for the "weighted average" adjustment of their exercise price in the event that the Company issue shares of common stock (or common stock equivalents) for a consideration per share less than the exercise price then in effect, subject to certain exceptions.

        In connection with the Series A Offering, the Company entered into a Registration Rights Agreement with each of the subscribers for the Series A Preferred Stock and the holders of the Placement Agent Warrants, which requires the Company to file a Registration Statement with the SEC by May 1, 2017, registering for resale (i) all shares of common stock issued or issuable upon conversion of the Series A Preferred Stock (including any shares of Series A Preferred Stock issued pursuant to the Subscriber Option described under "Management's Discussion and Analysis of Financial Condition and Results of Operations—Series A Preferred Stock Offering" above), and (ii) all shares of common stock issued or issuable upon exercise of the Investor Warrants (including any Investor Warrants issued pursuant to the Subscriber Option described above) and the Placement Agent Warrants (including any that may be issued upon exercise of the Subscriber Option), and to use its commercially reasonable efforts to cause the Registration Statement to be declared effective no later than July 29, 2017.

        If the Registration Statement is not declared effective by, the SEC within the specified deadline set forth above, or the Registration Statement ceases to be effective or otherwise cannot be used for a period specified in the Registration Rights Agreement, or trading of the common stock on the Company's principal market is suspended or halted for more than three consecutive trading days (each, a "Registration Event"), monetary penalties payable by the Company to the holders of registrable shares that are affected by such Registration Event will commence to accrue at a rate equal to 12% per annum of the purchase price paid for each Unit purchased, for the period that such Registration event continues, but not exceeding in the aggregate 5% of such purchase price.

        The Company has agreed to use its commercially reasonable efforts to keep the Registration Statement effective until the earliest of (a) the date that is two years from the date it is declared

HYPERDYNAMICS CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(Unaudited)

7. SUBSEQUENT EVENTS (Continued)

effective by the SEC, (b) the date on which all the securities registered hereunder have been transferred other than to certain permitted assignees, and (c) the date as of which all of the selling stockholders may sell all of the securities registered hereunder without restriction pursuant to SEC Rule 144 (including, without limitation, volume restrictions) and without the need for current public information required by Rule 144(c)(1) or Rule 144(i)(2), if applicable.

        The Company also granted to the holders of the registrable shares certain "piggyback" registration rights until two years after the effectiveness of the Registration Statement.

HYPERDYNAMICS CORPORATION

21,985,772 Shares of Common Stock

PROSPECTUS

                , 2017

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.    Other Expenses of Issuance and Distribution.

        Set forth below is an estimate (except for registration fees, which are actual) of the approximate amount of the fees and expenses payable by us in connection with the issuance and distribution of the shares of our common stock. The selling stockholders will not be responsible for any of the expenses of this offering.

EXPENSE	AMOUNT
SEC registration fee	$4,090
Accounting fees and expenses	$15,000
Legal fees and expenses	$40,000
Miscellaneous	$10,000

Total	$69,090

Item 14.    Indemnification of Directors and Officers.

        The DGCL, our certificate of incorporation and our bylaws allow us to indemnify our officers and directors from certain liabilities, and our certificate of incorporation states that every director, to the fullest extent permitted by the DGCL, will not be held personally liable for a breach of fiduciary duty as a director, except to the extent such exemption from liability is not permitted under the DGCL, such as personal liability (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, or (iii) for any transaction from which the director derived any improper personal benefit. If the DGCL is amended to authorize further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL as so amended.

        Our bylaws state that we shall indemnify every (i) present or former director or officer of us, (ii) any person who while serving in any of the capacities referred to in clause (i) served at our request as a director, officer, partner, venturer, proprietor, trustee, employee, agent or similar functionary of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, and (iii) any person nominated or designated by (or pursuant to authority granted by) the Board of Directors or any committee thereof to serve in any of the capacities referred to in clauses (i) or (ii) (each an "Indemnitee").

        Our bylaws provide that we shall indemnify an Indemnitee against all judgments, penalties (including excise and similar taxes), fines, amounts paid in settlement and reasonable expenses actually incurred by the Indemnitee in connection with any proceeding in which he was, is or is threatened to be named as defendant or respondent, or in which he was or is a witness without being named a defendant or respondent, by reason, in whole or in part, of his serving or having served, or having been nominated or designated to serve, if it is determined that the Indemnitee (a) conducted himself in good faith, (b) reasonably believed, in the case of conduct in his official capacity, that his conduct was in our best interests and, in all other cases, that his conduct was at least not opposed to our best interests, and (c) in the case of any criminal proceeding, had no reasonable cause to believe that his conduct was unlawful; provided, however, that in the event that an Indemnitee is found liable to us or is found liable on the basis that personal benefit was improperly received by the Indemnitee, the indemnification (i) is limited to reasonable expenses actually incurred by the Indemnitee in connection with the proceeding and (ii) shall not be made in respect of any proceeding in which the Indemnitee shall have been found liable for willful or intentional misconduct in the performance of his duty to us.

        Other than discussed above, there are no provisions in our bylaws, our certificate of incorporation that include any specific indemnification provisions for our officers or directors against liability under the Securities Act. Additionally, insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 15.    Recent Sales of Unregistered Securities.

The Series A Offering

        The information regarding the Series A Offering set forth in "Management's Discussion and Analysis of Financial Condition and Results of Operations—Series A Preferred Stock Offering" above is incorporated herein by reference.

        On December 31, 2016, the "Company entered into a Settlement Agreement with Iroquois Master Fund Ltd., Hudson Bay Master Fund Ltd., Kingsbrook Opportunities Master Fund LP, and Parkfield Funding, LLC (collectively, the "Investors") in connection with an action filed by the Investors, Cranshire Capital Master Fund, Ltd. and Freestone Advantage Partners II, LP (collectively, the "Plaintiffs") against the Company in the Supreme Court of the State of New York, County of New York (the "Court") on May 9, 2012. Pursuant to the Settlement Agreement, the Company (among other things) issued a total of 600,000 shares of common stock to the Investors. The issuance of these shares was exempt from registration pursuant to Section 3(a)(10) of the Securities Act.

Item 16.    Exhibits and Financial Statement Schedules.

        The following exhibits are filed as part of this registration statement.

        The agreements included (or incorporated by reference) as exhibits to this registration statement, may contain representations and warranties by each of the parties to the applicable agreement. These representations and warranties have been made solely for the benefit of the parties to the applicable agreement and:

  •
  should not in all instances be treated as categorical statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate;

  •
  have been qualified by disclosures that were made to the other party in connection with the negotiation of the applicable agreement, which disclosures are not necessarily reflected in the agreement;

  •
  may apply standards of materiality in a way that is different from what may be viewed as material to you or other investors; and

  •
  were made only as of the date of the applicable agreement or such other date or dates as may be specified in the agreement and are subject to more recent developments.

        Accordingly, these representations and warranties may not describe the actual state of affairs as of the date they were made or at any other time.

Exhibit Number	Description
3.1	Certificate of Incorporation, as amended through November 29, 2016(1)

3.2	Certificate of Designations, Preferences and Rights of Series A Convertible Preferred Stock(2)

3.3	Amended and Restated Bylaws(3)

4.1	Form of Common Stock Certificate(4)

Exhibit Number		Description
4.2		Form of Common Stock Purchase Warrant issued to investors on February 1, 2012(5)

4.4		Form of Common Stock Purchase Warrant issued to investors in the March-April, 2017, Private Placement Offering of Series A Convertible Preferred Stock(2)

4.5		Form of Common Stock Purchase Warrant issued to placement agent and its designees in the March-April, 2017, Private Placement Offering of Series A Convertible Preferred Stock(2)

5.1	*	Legal opinion of CKR Law LLP

10.1		Hydrocarbon Production Sharing Contract (PSA) between SCS Corporation and the Republic of Guinea, dated September 22, 2006(6)

10.2		Amendment No. 1 to the Hydrocarbons Production Sharing Contract between SCS Corporation and the Republic of Guinea, dated March 25, 2010(7)

10.3		Amendment No. 2 to the Hydrocarbon Production Sharing Contract (Original French version), dated September 21, 2016(8)

10.4		Amendment No. 2 to the Hydrocarbon Production Sharing Contract (English translation), dated September 21, 2016(8)

10.5	†	Amended and Restated Employment Agreement between Hyperdynamics and Ray Leonard, effective as of July 23, 2012(5)

10.6		Sale and Purchase Agreement between Hyperdynamics Corporation and Dana Petroleum (E&P) Limited, effective as of December 4, 2009(9)

10.7		Operating Agreement between SCS Corporation and Dana Petroleum (E&P) Limited, dated January 28, 2010(10)

10.8	†	2010 Equity Incentive Plan as amended(11)

10.9	†	Form of Incentive Stock Option Agreement(12)

10.10	†	Form of Non-Qualified Stock Option Agreement(12)

10.11	†	Form of Restricted Stock Agreement(12)

10.12		Contract Number: AGR/C105/10 between SCS Corporation and AGR Peak Well Management Limited for Provision of Well Construction Management Services, including LOGIC General Conditions as Appendix I(13)

10.13		Agreement for the Supply of Marine Seismic Data Application and Processing Services, dated September 20, 2011 between SCS Corporation and CGG Veritas Services SA(14)

10.14		Form of Securities Purchase Agreement, dated January 30, 2012, between Hyperdynamics Corporation and investors in the offering(5)

10.15		Placement Agency Agreement, dated January 30, 2012, by and between Hyperdynamics Corporation and Rodman & Renshaw, LLC(5)

10.16		Purchase and Sale Agreement between SCS Corporation Ltd. and Tullow Guinea Ltd., dated November 20, 2012(15)

10.17		Joint Operating Agreement Novation and Amendment Agreement relating to the Operating Agreement for the Hydrocarbon Production Sharing Contract, offshore Guinea, between SCS Corporation Ltd., Dana Petroleum E&P Limited, and Tullow Guinea Ltd. dated December 31, 2012(16)

Exhibit Number		Description
10.18		Parent Company Guarantee between Tullow Oil plc and SCS Corporation Ltd., dated December 31, 2012(16)

10.19		Settlement Deed between Hyperdynamics Corporation, SCS Corporation Ltd., AGR Well Management Ltd, and Jasper Drilling Private Ltd dated May 16, 2014(17)

10.20	†	Employment Agreement, Effective October 1, 2015, between Hyperdynamics Corporation and Paolo Amoruso(18)

10.21	†	Employment Agreement, Effective October 1, 2015, between Hyperdynamics Corporation and David Wesson(18)

10.22		Transition and Consulting Agreement, effective as of June 30, 2016, between Hyperdynamics Corporation and Paolo Amoruso(19)

10.23		Transition and Consulting Agreement, effective as of June 30, 2016, between Hyperdynamics Corporation and David Wesson(19)

10.24		Settlement and Release Agreement, dated as of August 15, 2016, by and among SCS Corporation Ltd., Tullow Guinea Ltd. and Dana Petroleum (E&P) Limited(19)

10.25		Presidential Decree of the Republic of Guinea, dated as of September 21, 2016 (Original French version)(8)

10.26		Presidential Decree of the Republic of Guinea, dated as of September 21, 2016 (English Translation)(8)

10.27		Drilling Services Contract, dated as of November 28, 2016, by and between Pacific Drilling Operations Limited, a wholly owned subsidiary of Pacific Drilling S.A., and SCS Corporation Ltd.(20)

10.28		Letter of Award, signed as of December 28, 2016, by and between Schlumberger Oilfield Eastern Limited and SCS Corporation Ltd.(20)

10.29		Master Service Agreement, signed as of December 28, 2016, by and between Schlumberger Oilfield Eastern Limited and SCS Corporation Ltd.(20)

10.30		Settlement Agreement, dated as of December 31, 2016, by and among Hyperdynamics Corporation and Iroquois Master Fund Ltd., et al.(20)

10.31		Notification Letter, dated as of January 24, 2017, from Mr. Diakaria Koulibaly, General Director of the National Petroleum Office of the Republic of Guinea, to SCS Corporation Ltd. (Original French language)(20)

10.32		Notification Letter, dated as of January 24, 2017, from Mr. Diakaria Koulibaly, General Director of the National Petroleum Office of the Republic of Guinea, to SCS Corporation Ltd. (English language translation)(20)

10.33		Tri Party Protocol between SCS Corporation Ltd, SAPETRO and the Government of Guinea dated March 10, 2017. (English)(21)

10.34		Tri Party Protocol between SCS Corporation Ltd, SAPETRO and the Government of Guinea dated March 10, 2017. (French)(21)

10.35		Farmout Agreement, dated March 30, 2017, by and between SCS Corporation Ltd. and South Atlantic Petroleum Ltd. (including form of Joint Operating Agreement)(22)

10.36		Amendment No. 3 to the Hydrocarbon Production Sharing Contract (English translation)(23)

Exhibit Number		Description
10.37		Amendment No. 3 to the Hydrocarbon Production Sharing Contract (Original French version)(23)

10.38		Presidential Decree (English Translation)(23)

10.39		Presidential Decree (Original French version)(23)

10.40		Form of Subscription Agreement for the March-April, 2017, Private Placement Offering of Series A Convertible Preferred Stock(2)

10.41		Form of Amendment No. 1 to Subscription Agreement for the March-April, 2017, Private Placement Offering of Series A Convertible Preferred Stock(24)

10.42		Form of Registration Rights Agreement for the March-April, 2017, Private Placement Offering of Series A Convertible Preferred Stock(2)

21.1	*	Subsidiaries of the Registrant

23.1	*	Consent of Independent Registered Accounting Firm

23.2	*	Consent of CKR Law LLP (included in Exhibit 5.1)

101		Interactive Data Files of Financial Statements and Notes.

101.ins		Instant Document

101.sch		XBRL Taxonomy Schema Document

101.cal		XBRL Taxonomy Calculation Linkbase Document

101.def		XBRL Taxonomy Definition Linkbase Document

101.lab		XBRL Taxonomy Label Linkbase Document

101.pre		XBRL Taxonomy Presentation Linkbase Document

*
Filed herewith

†
Management contract or compensatory plan or arrangement

(1)
Incorporated by reference to corresponding Exhibit to Form 10-Q filed on March 3, 2017

(2)
Incorporated by reference to corresponding Exhibit to Form 8-K filed on March 23, 2017

(3)
Incorporated by reference to corresponding Exhibit to Form 8-K filed December 28, 2011

(4)
Incorporated by reference to corresponding Exhibit to Form S-1 filed January 12, 2006, as amended

(5)
Incorporated by reference to corresponding Exhibit to Form 8-K filed on February 1, 2012

(6)
Incorporated by reference to corresponding Exhibit to Form 8-K filed September 28, 2006

(7)
Incorporated by reference to corresponding Exhibit to Form 8-K filed March 31, 2010

(8)
Incorporated by reference to corresponding Exhibit to Form 8-K filed September 22, 2016

(9)
Incorporated by reference to corresponding Exhibit to Form 8-K filed December 7, 2009

(10)
Incorporated by reference to corresponding Exhibit to Form 8-K dated January 29, 2010

(11)
Incorporated by reference to corresponding Exhibit to Form 10-Q filed on February 11, 2016

(12)
Incorporated by reference to corresponding Exhibit to Form S-8 filed June 14, 2010

(13)
Incorporated by reference to corresponding Exhibit to Form 8-K filed December 6, 2010

(14)
Incorporated by reference to corresponding Exhibit to Form 8-K filed on September 23, 2011

(15)
Incorporated by reference to corresponding Exhibit to Form 8-K filed November 21, 2012

(16)
Incorporated by reference to corresponding Exhibit to Form 8-K filed January 7, 2013

(17)
Incorporated by reference to corresponding Exhibit to Form 10-K filed September 12, 2014

(18)
Incorporated by reference to corresponding Exhibit to Form 8-K filed October 7, 2015

(19)
Incorporated by reference to corresponding Exhibit to Form 8-K filed July 6, 2016

(20)
Incorporated by reference to corresponding Exhibit to Form 10-Q filed March 3, 2017

(21)
Incorporated by reference to corresponding Exhibit to Form 8-K filed March 13, 2017

(22)
Incorporated by reference to corresponding Exhibit to Form 8-K filed April 6, 2017

(23)
Incorporated by reference to corresponding Exhibit to Form 8-K filed April 27, 2017

(24)
Incorporated by reference to corresponding Exhibit to Form 8-K filed April 3, 2017

Item 17.    Undertakings.

(a)
The undersigned registrant hereby undertakes:

1.
To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.
To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

ii.
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

iii.
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

2.
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.
To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities, other than the payment by the registrant of expenses incurred and paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding, is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(c)
For the purpose of determining liability of the registrant under the Securities Act of 1933, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the Houston, Texas, on May 1, 2017.

HYPERDYNAMICS CORPORATION
By:	/s/ RAYMOND C. LEONARD
	Name:	Raymond C. Leonard
	Title:	President and Chief Executive Officer (Principal Executive Officer)
By:	/s/ SERGEY ALEKSEEV
	Name:	Sergey Alekseev
	Title:	Chief Financial Officer, Senior Vice-President Business Development (Principal Financial and Accounting Officer)

        KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Raymond C. Leonard and Sergey Alekseev or either of them, his true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, for such person and in his or her name, place and stead, in any and all capacities, to sign any or all amendments or supplements (including post-effective amendments filed pursuant to Rule 462(b) of the Securities Act of 1933, as amended) to this registration statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the SEC, granting unto said attorneys-in-fact and agents or either one of them full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully as to all intents and purposes as she might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents, or any of them, or his substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on May 1, 2017.

/s/ RAYMOND C. LEONARD Raymond C. Leonard Director, President and Chief Executive Officer	/s/ PATRICIA N. MOLLER Patricia N. Moller Director
/s/ IAN NORBURY Ian Norbury Director and Non-Executive Chairman	/s/ WILLIAM O. STRANGE William O. Strange Director
/s/ GARY D. ELLISTON Gary D. Elliston Director	/s/ FRED S. ZEIDMAN Fred S. Zeidman Director